PROSPECTUS

Filed pursuant to Rule 424(b)(3)

Registration No. 333-160440

333-160440-01

19,406,277 iShares®

iShares® S&P GSCI™ Commodity-Indexed Trust

iShares® S&P GSCI™ Commodity-Indexed

Investing Pool LLC

The iShares® S&P GSCITM Commodity-Indexed Trust (the “Trust”), is a Delaware statutory trust that issues units of beneficial interest, (the “Shares”), representing fractional undivided beneficial interests in its net assets. Substantially all of the assets of the Trust consist of interests in the iShares® S&P GSCITM Commodity-Indexed Investing Pool LLC (the “Investing Pool”), which holds long positions in futures contracts (“CERFs”) on the S&P GSCITM Excess Return Index (“S&P GSCI-ER”). It is the objective of the Trust that the performance of the Shares will correspond generally to the performance of the S&P GSCITM Total Return Index (the “Index”), before payment of the Trust’s and the Investing Pool’s expenses and liabilities. The Index is intended to reflect the performance of a diversified group of commodities. The Trust was formerly known as the iShares® GSCI® Commodity-Indexed Trust and the Investing Pool was formerly known as the iShares® GSCI® Commodity-Indexed Investing Pool LLC.

The Shares are listed on NYSE Arca, Inc. (“NYSE Arca”) under the symbol “GSG”. BlackRock Asset Management International Inc. (“BAMII”) (BAMII was formerly known as Barclays Global Investors International, Inc.) is the Sponsor of the Trust, and BlackRock Institutional Trust Company, N.A. (“BTC”) (BTC was formerly known as Barclays Global Investors, N.A.) is the Trustee of the Trust. The Trust and the Investing Pool are commodity pools and are operated by BAMII, a commodity pool operator registered with the Commodity Futures Trading Commission (“CFTC”). Neither the Trust nor the Investing Pool is an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

Investing in the Shares involves significant risks. See “Risk Factors” starting on page 12.

•     The market price for the Shares could differ from the net asset value per Share (“NAV”).

•     Past performance of the Index is not necessarily indicative of its future results or the performance of the Shares. You could lose all or substantially all of your investment in the Shares.

•     The return on the Shares will not correlate precisely with the performance of the S&P GSCI-ER or the Index.

•     The Investing Pool and the Trust are subject to fees and expenses that are payable regardless of profitability.

•     There may be conflicts of interest between you on the one hand, and the Sponsor and its affiliates, the entity that acts as the Investing Pool’s clearing futures commission merchant and any entity that represents a substantial portion of the short-side market for CERFs, on the other hand.

•     There are income tax risks associated with the offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities offered in this prospectus, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

The Shares are neither interests in nor obligations of any of the Sponsor, the Trustee or the Delaware Trustee. The Shares are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The Trust intends to offer Shares on a continuous basis. The Trust issues and redeems Shares only in one or more blocks of 50,000 Shares called Baskets. Only institutions that become Authorized Participants may purchase or redeem Baskets. Shareholders who are not Authorized Participants have no right to redeem their Shares; they may redeem their Shares only through an Authorized Participant and only in Baskets.

Authorized Participants may offer to the public, from time to time, Shares from any Baskets they create. Shares offered to the public by Authorized Participants will be offered at a per-Share offering price that will vary depending on, among other factors, the trading price of the Shares on NYSE Arca, the NAV and the supply of and demand for the Shares at the time of the offer. Shares initially comprising the same Basket but offered by Authorized Participants to the public at different times may have different offering prices. Authorized Participants will not receive from the Trust, the Sponsor or any of their affiliates, any fee or other compensation in connection with their sale of Shares to the public. An Authorized Participant may receive commissions or fees from investors who purchase Shares through their commission- or fee-based brokerage accounts.

The date of this prospectus is April 24, 2012

RISK DISCLOSURE STATEMENT

YOU SHOULD CAREFULLY CONSIDER WHETHER YOUR FINANCIAL CONDITION PERMITS YOU TO PARTICIPATE IN A COMMODITY POOL. IN SO DOING, YOU SHOULD BE AWARE THAT COMMODITY INTEREST TRADING CAN QUICKLY LEAD TO LARGE LOSSES, AS WELL AS GAINS. SUCH TRADING LOSSES CAN SHARPLY REDUCE THE NET ASSET VALUE OF THE POOL AND CONSEQUENTLY THE VALUE OF YOUR INTEREST IN THE POOL. IN ADDITION, RESTRICTIONS ON REDEMPTIONS MAY AFFECT YOUR ABILITY TO WITHDRAW YOUR PARTICIPATION IN THE POOL.

FURTHER, COMMODITY POOLS MAY BE SUBJECT TO SUBSTANTIAL CHARGES FOR MANAGEMENT, AND ADVISORY AND BROKERAGE FEES. IT MAY BE NECESSARY FOR THOSE POOLS THAT ARE SUBJECT TO THESE CHARGES TO MAKE SUBSTANTIAL TRADING PROFITS TO AVOID DEPLETION OR EXHAUSTION OF THEIR ASSETS. THIS DISCLOSURE DOCUMENT CONTAINS A COMPLETE DESCRIPTION OF EACH EXPENSE TO BE CHARGED THIS POOL AT PAGE 11 AND PAGES 51 AND 52, AND A STATEMENT OF THE PERCENTAGE RETURN NECESSARY TO BREAK EVEN, THAT IS, TO RECOVER THE AMOUNT OF YOUR INITIAL INVESTMENT, AT PAGES 2 AND 11.

THIS BRIEF STATEMENT CANNOT DISCLOSE ALL THE RISKS AND OTHER FACTORS NECESSARY TO EVALUATE YOUR PARTICIPATION IN THIS COMMODITY POOL. THEREFORE, BEFORE YOU DECIDE TO PARTICIPATE IN THIS COMMODITY POOL, YOU SHOULD CAREFULLY STUDY THIS DISCLOSURE DOCUMENT, INCLUDING A DESCRIPTION OF THE PRINCIPAL RISK FACTORS OF THIS INVESTMENT, BEGINNING AT PAGE 12.

CERTAIN NOTICES

THIS PROSPECTUS DOES NOT INCLUDE ALL OF THE INFORMATION OR EXHIBITS IN THE REGISTRATION STATEMENT OF THE TRUST AND THE INVESTING POOL. YOU CAN READ AND COPY THE ENTIRE REGISTRATION STATEMENT AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SEC IN WASHINGTON, D.C.

AUTHORIZED PARTICIPANTS MAY BE REQUIRED TO DELIVER A PROSPECTUS WHEN SELLING TO THE PUBLIC SHARES PURCHASED FROM THE TRUST. SEE “PLAN OF DISTRIBUTION”.

THE TRUST AND THE INVESTING POOL WILL FILE QUARTERLY AND ANNUAL REPORTS WITH THE SEC. YOU CAN READ AND COPY THESE REPORTS AT THE SEC PUBLIC REFERENCE FACILITIES IN WASHINGTON, D.C. PLEASE CALL THE SEC AT 1-800-SEC-0330 FOR FURTHER INFORMATION.

THE FILINGS OF THE TRUST AND THE INVESTING POOL ARE POSTED AT THE SEC’S WEBSITE AT http://www.sec.gov.

FOR RESIDENTS OF THE UNITED KINGDOM:

THE TRUST MAY CONSTITUTE A COLLECTIVE INVESTMENT SCHEME AS DEFINED IN THE FINANCIAL SERVICES AND MARKETS ACT 2000 (THE “FSMA”). THE TRUST IS NOT AUTHORIZED OR OTHERWISE RECOGNIZED IN THE UNITED KINGDOM AND THEREFORE WOULD BE CHARACTERIZED AS AN UNREGULATED COLLECTIVE INVESTMENT SCHEME FOR THE PURPOSES OF THE FSMA. AS SUCH, THE ISSUE AND DISTRIBUTION OF THIS PROSPECTUS IN THE UNITED KINGDOM IS RESTRICTED BY LAW. IN ADDITION, THIS PROSPECTUS HAS NOT BEEN APPROVED BY A PERSON AUTHORIZED BY THE FINANCIAL SERVICES AUTHORITY IN THE UNITED KINGDOM (AN “AUTHORIZED PERSON”) FOR THE

PURPOSES OF SECTION 21(2)(B) OF THE FSMA. ACCORDINGLY, THIS PROSPECTUS CAN ONLY BE ISSUED OR DISTRIBUTED IN THE UNITED KINGDOM: (1) BY AN AUTHORIZED PERSON (I) TO PERSONS WHO ARE INVESTMENT PROFESSIONALS HAVING PROFESSIONAL EXPERIENCE IN PARTICIPATING IN UNREGULATED SCHEMES (ONLY AS DEFINED IN ARTICLE 14(5) OF THE FSMA (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (AS AMENDED) (THE “CIS ORDER”)) OR (II) TO PERSONS WHO ARE WITHIN ANY OF THE CATEGORIES OF PERSONS DESCRIBED IN ARTICLE 22 OF THE CIS ORDER; OR (2) IF SUCH PROMOTION IS NOT CARRIED OUT THROUGH AN AUTHORIZED PERSON, (I) TO PERSONS WHO ARE INVESTMENT PROFESSIONALS (AS DEFINED IN ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005, AS AMENDED (THE “FINANCIAL PROMOTION ORDER”), OR (II) TO PERSONS WHO ARE WITHIN ANY OF THE CATEGORIES OF PERSONS DESCRIBED IN ARTICLE 49(2)(A) TO (D) OF THE FINANCIAL PROMOTION ORDER; OR (3) TO PERSONS TO WHOM THIS PROSPECTUS MAY OTHERWISE LAWFULLY BE COMMUNICATED. ANY OTHER DISTRIBUTION OF THIS PROSPECTUS IN OR INTO THE UNITED KINGDOM IS UNAUTHORIZED. ANY PERSON ISSUING OR DISTRIBUTING THIS PROSPECTUS OR ANY PART OF IT MAY BE ACTING IN BREACH OF APPLICABLE LAW OR REGULATIONS AND ANY PERSONS RECEIVING THIS PROSPECTUS IN OR FROM THE UNITED KINGDOM IN CIRCUMSTANCES NOT FALLING WITHIN (1) OR (2) ABOVE MAY NOT RELY ON ITS CONTENTS. NO PART OF THIS PROSPECTUS SHOULD THEREFORE BE PUBLISHED, DISTRIBUTED OR OTHERWISE MADE AVAILABLE WITH UNRESTRICTED ACCESS IN ANY FORM IN THE UNITED KINGDOM.

FOR RESIDENTS OF GERMANY:

THE SHARES MAY BE ACQUIRED ONLY IN ACCORDANCE WITH THE GERMAN SECURITIES PROSPECTUS ACT (WERTPAPIERPROSPEKTGESETZ, THE “SECURITIES PROSPECTUS ACT”) AND THE GERMAN INVESTMENT ACT (INVESTMENTGESETZ, THE “INVESTMENT ACT”), AS THE CASE MAY BE, AND ARE NOT REGISTERED OR AUTHORIZED FOR DISTRIBUTION UNDER THE SECURITIES PROSPECTUS ACT OR THE INVESTMENT ACT. ACCORDINGLY, THE SHARES MAY NOT BE, AND ARE NOT BEING, OFFERED OR ADVERTISED PUBLICLY OR OFFERED SIMILARLY UNDER THE SECURITIES PROSPECTUS ACT OR THE INVESTMENT ACT. THEREFORE, THIS OFFER IS BEING MADE ONLY TO RECIPIENTS TO WHOM THIS PROSPECTUS IS PERSONALLY ADDRESSED AND DOES NOT CONSTITUTE AN OFFER OR ADVERTISEMENT TO THE PUBLIC. ALL PROSPECTIVE INVESTORS ARE URGED TO SEEK TAX ADVICE REGARDING THE TAX TREATMENT OF THE SHARES PURSUANT TO GERMAN LAW, INCLUDING THE GERMAN INVESTMENT TAX ACT (INVESTMENTSTEUERGESETZ), AND OTHER APPLICABLE LAW BY THEIR TAX ADVISOR.

Other Information

“iShares” is a registered trademark of BTC.

“GSCI” is a registered trademark and service mark of Standard & Poor’s Financial Services LLC (“S&P”).

“S&P GSCI” is a trademark of S&P.

You should rely only on the information contained in this prospectus. None of the Sponsor, the Trustee, the Delaware Trustee, the Trust or the Investing Pool has authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. None of the Sponsor, the Trustee, the Delaware Trustee, the Trust or the Investing Pool is making an offer to sell the Shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus.

Certain defined terms used in this prospectus are set forth in the “Glossary” in the Statement of Additional Information attached hereto.

PROSPECTUS SUMMARY

This summary highlights some of the information contained in this prospectus. This summary does not contain all of the information you should consider before investing in the Shares. You should carefully read this entire prospectus, including “Risk Factors” beginning on page 12, before making a decision to invest in the Shares. This prospectus is intended to be used beginning April 24, 2012.

Structure of the Trust and the Investing Pool

The Trust was formed as a Delaware statutory trust on July 7, 2006. The Trust intends to continuously offer Shares to the public but may suspend issuances of Shares at any time and has done so in the past due to restrictions on speculative position limits imposed by the Chicago Merchantile Exchange Inc. (“CME”). Each Share represents a unit of fractional undivided beneficial interest in the net assets of the Trust. Substantially all of the assets of the Trust consist of its holdings of the limited liability company interests in the Investing Pool (“Investing Pool Interests”), which are the only securities in which the Trust may invest. The term of the Trust is perpetual, unless it is earlier dissolved under the circumstances described under “Description of the Shares, the Trust Agreement and the Investing Pool Agreement—Amendment and Dissolution”. The principal offices of the Trust are located at 400 Howard Street, San Francisco, CA 94105, and the Trust’s telephone number is (415) 670-2000. The Trust was formerly known as iShares® GSCI® Commodity-Indexed Trust.

The Investing Pool was formed as a Delaware limited liability company on July 7, 2006. The Investing Pool will issue Investing Pool Interests only to the Trust and to BAMII, the Manager of the Investing Pool. The Manager will maintain a limited equity interest in the Investing Pool with the balance of the Investing Pool owned by the Trust. Neither the Trust nor the Manager may transfer Investing Pool Interests to any other person. The Investing Pool will invest in long positions in futures contracts on the CERFs, and post as margin cash or Short-Term Securities to collateralize its CERF positions. The term of the Investing Pool is perpetual, unless it is earlier terminated by judicial decree or the consent of its members. The principal offices of the Investing Pool are located at 400 Howard Street, San Francisco, CA 94105, and the Investing Pool’s telephone number is (415) 670-2000. The Investing Pool was formerly known as iShares® GSCI® Commodity-Indexed Investing Pool LLC.

Each of the Trust and the Investing Pool is a commodity pool as defined in the Commodity Exchange Act (“CEA”), and the regulations of the CFTC. Each entity is operated by BAMII, which is a commodity pool operator registered with the CFTC and is an indirect subsidiary of BlackRock, Inc. BlackRock Fund Advisors (the “Advisor” or “BFA”) (BFA was formerly known as Barclays Global Fund Advisors), which is an indirect subsidiary of BlackRock, Inc., serves as the commodity trading advisor of the Investing Pool and is registered with the CFTC. The Trust does not have a separate commodity trading advisor. Neither the Trust nor the Investing Pool is an investment company registered under the Investment Company Act and neither is required to register under the Investment Company Act.

The material terms of the agreements governing the Trust and the Investing Pool are discussed in greater detail under “Description of the Shares, the Trust Agreement and the Investing Pool Agreement”.

Creations and Redemptions

The Trust issues Shares only in one or more blocks of 50,000 Shares (“Baskets”), in exchange for CERFs and cash (or, in the discretion of the Sponsor, Short-Term Securities in lieu of cash) in the Basket Amount. The Trust redeems Shares only in Baskets in exchange for CERFs and cash (or, in the discretion of the Sponsor, Short-Term Securities in lieu of cash) in the Basket Amount. The Trust will not redeem individual Shares. The Trust will contribute to the Investing Pool all CERFs, cash and Short-Term Securities that it receives in exchange for issuing Baskets in return for an increase in its equity interest in the Investing Pool. The Trust will obtain all

CERFs, cash and Short-Term Securities that it uses to fulfill redemptions of Baskets through an in-kind redemption from the Investing Pool that will decrease the Trust’s equity interest in the Investing Pool.

The Trust may redeem its Investing Pool Interests in exchange for the amount of CERFs and cash (or, in the discretion of the Sponsor, Short-Term Securities in lieu of cash) having a current market value equal to the redemption value of the Investing Pool Interests being redeemed as of the close of trading on the redemption date.

Breakeven Point Per Unit of Initial Investment

The estimated amount of all fees and expenses which are anticipated to be incurred by a new investor during the first twelve months is 0.75% of the per Share price of $35.00 as of March 31, 2012 (or expressed as a dollar amount, $0.26 of the price of $35.00 per Share). Based on certain interest rate, expense and other assumptions, the estimated twelve-month breakeven point is 0.60% of the offering price of $35.00 per Share price as of March 31, 2012 (or expressed as a dollar amount, $0.21 of the price of $35.00 per Share). See “Breakeven Analysis” on page 11.

The Sponsor and the Manager

The Sponsor of the Trust is BAMII, a Delaware corporation and an indirect subsidiary of BlackRock, Inc. The Sponsor’s primary business function is to act as Sponsor and commodity pool operator of the Trust and Manager of the Investing Pool, as discussed below, and to act as sponsor for certain other investment vehicles. The Shares are not deposits or other obligations of BlackRock, Inc. or BTC or any of their subsidiaries or affiliates or any other bank, are not guaranteed by BlackRock, Inc. or BTC or any of their subsidiaries or affiliates or any other bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. An investment in the Shares is speculative and involves a high degree of risk.

BAMII also serves as the Manager of the Investing Pool, in which capacity it serves as commodity pool operator of the Investing Pool and is responsible for the administration of the Investing Pool. The Manager arranged for and paid the costs of organizing the Investing Pool. The Manager has delegated some of its responsibilities for administering the Investing Pool to the “Administrator”, which, in turn, has employed State Street Bank and Trust (the “Investing Pool Administrator”) to maintain various records on behalf of the Investing Pool and PricewaterhouseCoopers LLP (the “Tax Administrator”) to perform various tax services on behalf of the Investing Pool.

The Manager has agreed to pay the costs of employing the Administrator, the Investing Pool Administrator and the Tax Administrator and any other amounts that would otherwise be considered ordinary operating expenses of the Investing Pool, other than futures commission merchant commissions. In return for paying these expenses, BAMII, as the Manager, receives an allocation from the Investing Pool that accrues daily at an annualized rate equal to 0.75% of the net asset value of the Investing Pool and is payable by the Investing Pool monthly in arrears.

The Sponsor arranged for the creation of the Trust, the registration of the Shares for their public offering and the listing of the Shares on NYSE Arca. The Sponsor has agreed under the Trust Agreement to pay the following administrative, operational and marketing expenses: (1) the fees of the Trustee, Wilmington Trust Company, a Delaware banking corporation (the “Delaware Trustee”), State Street Bank and Trust (the “Trust Administrator”) and SEI Investments Distribution Co. (the “Processing Agent”), (2) NYSE Arca listing fees, (3) printing and mailing costs, (4) audit fees, (5) tax reporting costs, (6) license fees and (7) legal expenses up to $100,000 annually. The Sponsor will also pay the costs of the issuance and distribution of the Shares being offered under this prospectus, including applicable SEC registration fees.

The Sponsor will not exercise day-to-day oversight over the Trustee. The Sponsor may remove the Trustee and appoint a successor trustee if the Trustee ceases to meet various objective requirements or if, having received written notice of a material breach of its obligations under the Amended and Restated Trust Agreement dated September 12, 2007 (the “Trust Agreement”), the Trustee has not cured the breach within thirty days. The Sponsor also has the right to replace the Trustee during the ninety days following any merger, consolidation or conversion in which the Trustee is not the surviving entity or, in its discretion, at any time following the first anniversary of the creation of the Trust. The Sponsor is subject to a conflict of interest regarding its oversight of the Trustee, which is an affiliate of the Sponsor. Under the terms of the Trust Agreement, the Trustee may delegate all or a portion of its duties under the Trust Agreement to the Trust Administrator or any other agent of the Trustee.

The principal offices of the Sponsor and the Manager are located at 400 Howard Street, San Francisco, CA 94105, and their telephone number is (415) 670-2000.

The Trustee

The Trustee is BTC, a national banking association affiliated with the Sponsor. The Trustee is responsible for the day-to-day administration of the Trust. Day-to-day administration includes (1) processing orders for the creation and redemption of Baskets, (2) coordinating with the Sponsor and the Manager the receipt and delivery of consideration transferred to, or by, the Trust in connection with each issuance and redemption of Baskets, and (3) calculating the net asset value of the Trust on each Business Day. The Trustee has delegated processing creation and redemption orders of Baskets to the Processing Agent, certain administrative services to BlackRock Execution Services, a wholly owned subsidiary of the Trustee, and/or BlackRock Fund Distribution Company, an affiliate of the Trustee, and the remainder of the day-to-day responsibilities to the Trust Administrator. Neither the Processing Agent nor the Trust Administrator is affiliated with the Sponsor or the Trustee. The Trustee may terminate the Processing Agent and the Trust Administrator at any time or appoint a different agent to act on its behalf. For a more detailed description of the role and responsibilities of the Trustee and the Trust Administrator, see “Description of the Shares, the Trust Agreement and the Investing Pool Agreement” and “The Trustee.”

The Delaware Trustee

Wilmington Trust Company, a Delaware banking corporation, serves as the Delaware Trustee of the Trust. The Delaware Trustee will not be entitled to exercise any of the powers, or have any of the duties or responsibilities, of the Trustee. The Delaware Trustee is a trustee of the Trust for the sole and limited purpose of fulfilling the requirements of the Delaware Statutory Trust Act.

Investment Objective

The investment objective of the Trust is to seek investment results, through the Trust’s investment in the Investing Pool, that correspond generally, but are not necessarily identical, to the performance of the Index, referred to in this prospectus as the Index, before the payment of expenses and liabilities of the Trust and the Investing Pool. The Investing Pool holds long positions in CERFs, which are futures contracts listed on the CME, whose settlement at expiration is based on the value of the S&P GSCI-ER, at that time. The Investing Pool also earns interest on the assets used to collateralize its holdings of CERFs.

The S&P GSCI-ER is calculated based on the same commodities that are included in the S&P GSCI™ Commodity Index, (“S&P GSCI™ ”), which is a production-weighted index of the prices of a diversified group of futures contracts on physical commodities. The S&P GSCI™ is administered, calculated and published by the Index Sponsor, which is S&P, a division of The McGraw-Hill Companies, Inc. The S&P GSCI-ER reflects the return of an uncollateralized investment in the contracts comprising the S&P GSCI™, and in addition incorporates the economic effect of “rolling” the contracts included in the S&P GSCI™ as they near expiration.

“Rolling” a futures contract means closing out a position in an expiring futures contract and establishing an equivalent position in the contract on the same commodity with the next expiration date. The Index, in turn, reflects the return of the S&P GSCI-ER, together with the return on specified U.S. Treasury securities that are deemed to have been held to collateralize a hypothetical long position in the futures contracts comprising the S&P GSCI™. If the Index Sponsor ceases to maintain the Index, the Trust, through the Investing Pool, may seek investment results that correspond generally to the performance of a fully-collateralized investment in a successor, or, in the opinion of the Manager, reasonably similar, index to the Index.

The Index Sponsor acquired the S&P GSCI™, S&P GSCI-ER and the Index from Goldman, Sachs & Co., the prior Index Sponsor, effective May 2007.

The Trust, through the Investing Pool, will be a passive investor in CERFs and the cash or Short-Term Securities posted as margin to collateralize the Investing Pool’s CERF positions. At any time when CERFs of more than one expiration are listed on the CME, the Sponsor will determine, pursuant to the terms of the Investing Pool Agreement and in accordance with its current lot selection procedures, which CERFs of a given expiration will be transferred in connection with either the creation or redemption of Baskets. Neither the Trust nor the Investing Pool will engage in any activities designed to obtain a profit from, or to ameliorate losses caused by, changes in the value of the Investing Pool’s CERF positions or the Short-Term Securities posted as margin.

The Investing Pool, and some other types of market participants, will be required to deposit margin with a value equal to 100% of the value of each CERF position at the time it is established. Those market participants not subject to the 100% margin requirement are required to deposit margin generally with a value of 3% to 7% of the established position. Interest paid on the collateral deposited as margin, net of expenses, will be reinvested by the Investing Pool or, at the Sponsor’s discretion, distributed from time to time to Shareholders. The Investing Pool’s profit or loss on its CERF positions should correlate with increases and decreases in the value of the S&P GSCI-ER, although this correlation will not be exact. The interest on the collateral deposited by the Investing Pool as margin, together with the returns from the CERFs, is expected to result in a total return for the Investing Pool that corresponds generally, but is not identical, to the Index. Differences between the returns of the Investing Pool and the Index may be based on, among other factors, any differences between the return on the assets used by the Investing Pool to collateralize its CERF positions and the U.S. Treasury rate used to calculate the return component of the Index, timing differences, differences between the portion of the Investing Pool’s assets invested in CERFs and the portion of the return of the Index contributed by the S&P GSCI-ER, and the payment of expenses and liabilities by the Investing Pool. The Trust’s net asset value will reflect the performance of the Investing Pool, its sole investment.

The Advisor acts as the commodity trading advisor for the Investing Pool. The Advisor will invest all of the Investing Pool’s assets in long positions in CERFs and post margin in the form of cash or Short-Term Securities to collateralize the CERF positions. Any cash that the Investing Pool accepts as consideration from the Trust for Investing Pool Interests will be used to purchase additional CERFs, in an amount that the Advisor determines will enable the Investing Pool to achieve investment results that correspond with the Index, and to collateralize the CERFs. The Advisor will not engage in any activities designed to obtain a profit from, or to ameliorate losses caused by, changes in value of any of the commodities represented by the S&P GSCI™ or the positions or other assets held by the Investing Pool.

The Shares are intended to constitute a relatively cost-effective means of achieving investment exposure to the performance of the Index. Although the Shares are not the exact equivalent of an investment in the underlying futures contracts and Treasury securities represented by the Index, the Shares are intended to provide investors with an alternative method of participating in the commodities market. An investment in Shares is:

•	Listed. Although there can be no assurance that an actively traded market in the Shares will develop, the Shares are listed on NYSE Arca under the symbol “GSG.”

•

Relatively cost efficient. CERFs entail certain additional expenses as compared to other futures contracts for various reasons, including the requirement to post 100% margin and related arrangements. Nonetheless, because the expenses involved in the underlying investment in CERFs will be dispersed among all Shareholders, an investment in Shares may represent a cost-efficient alternative to investment positions in the physical commodities represented by the S&P GSCI™ for investors not otherwise in a position to participate directly in the market for physical commodities or futures on physical commodities. See “Business of the Trust and the Investing Pool—Investment Objective of the Trust and the Investing Pool.”

In addition, retail investors can gain exposure to the commodities underlying the S&P GSCI-ER by purchasing individual or small lots of Shares through traditional brokerage accounts, without being subject to the significantly higher minimum contract sizes required for directly establishing a position in the underlying commodities or futures contracts. The Shares will be eligible for margin accounts.

Risk Factors

An investment in the Shares is speculative and includes the following risks. See “Risk Factors” starting on page 12 of this prospectus:

•	The market price for the Shares could differ from the NAV per Share.

•	Past performance of the Index is not necessarily indicative of its future results or the performance of the Shares. You could lose all or substantially all of your investment in the Shares.

•

The price of the Shares will fluctuate based on the value of the S&P GSCI-ER and the prices of the commodities underlying the S&P GSCI-ER; commodities markets have historically been extremely volatile.

•

The performance of the Shares will not correlate precisely with that of the Index or the S&P GSCI-ER during particular periods or over the long term. Such differences could cause the Shares to outperform or underperform the Index.

•	The Investing Pool and the Trust are subject to the fees and expenses described in this prospectus, which are payable without regard to profitability.

•

There may be conflicts of interest between Shareholders on the one hand, and the Sponsor and its affiliates, the entity that acts as the Investing Pool’s clearing futures commission merchant and any entity that represents a substantial portion of the short-side market for CERFs, on the other hand. See “Conflicts of Interest” below and on page 76, in addition to the relevant discussion under “Risk Factors” starting on page 24.

•	There are income tax risks associated with the offering.

Conflicts of Interest

There may be conflicts of interest between the Shareholders and the Sponsor and its affiliates. These conflicts may arise because of the affiliation between the Sponsor and the Trustee. Because of this affiliation, the Sponsor has an incentive not to remove the Trustee. Conflicts may also result from the Sponsor’s authority to determine whether to make distributions to Shareholders. In addition, conflicts may arise in connection with trading activities relating to the CERFs, index components or related instruments for the Sponsor’s or its affiliates’ proprietary accounts, customer accounts or other accounts under management, as well as in connection with research reports published by the Sponsor or its affiliates with respect to commodities markets. For more information regarding these potential conflicts of interest, see “Conflicts of Interest” on page 76.

Certain U.S. Tax Consequences

The Trust will not be treated as an association taxable as a corporation for U.S. federal income tax purposes, and the Investing Pool will not be treated as an association taxable as a corporation for U.S. federal income tax purposes. Accordingly, the Trust and the Investing Pool will not be taxable entities for U.S. federal income tax purposes and will not incur U.S. federal income tax liability. Instead, you will be taxed as a beneficial owner of an interest in a partnership, which means that you generally will be required to take into account your allocable share of the Trust’s and Investing Pool’s items of income, gain, loss, deduction, expense and credit in computing your U.S. federal income tax liability.

The Offering

Offering	The Shares represent units of fractional undivided beneficial interests in the net assets of the Trust.

Shares Registered Under Registration Statement	19,406,277 Shares.

Use of Proceeds	Proceeds received by the Trust from the issuance and sale of Baskets will consist of CERFs and cash (or, in the discretion of the Sponsor, Short-Term Securities in lieu of cash). These proceeds will be contributed to the Investing Pool in return for Investing Pool Interests that will be held until (1) withdrawn in connection with redemptions of Baskets or (2) liquidated to pay expenses and liabilities of the Trust and the Investing Pool not assumed by the Sponsor or the Manager.

NYSE Arca Symbol	GSG

CUSIP	46428R107

Creation and Redemption	The Trust intends to issue and redeem Baskets on a continuous basis but is not required to do so. See “Suspension of Issuance, Transfers and Redemptions” below. Baskets will typically be issued and redeemed only in exchange for long positions in CERFs and cash (or, in the discretion of the Sponsor, Short-Term Securities in lieu of cash) in the Basket Amount. Baskets may be created and redeemed only by Authorized Participants, who will pay the Trustee a transaction fee. The Trust may include CERFs of different expirations in the creation and redemption of Baskets. The transaction fee is currently equal to $13.20, multiplied by the number of CERFs in the Basket Amount, which may vary from time to time. The transaction fee is subject to change from time to time. In limited circumstances and with the approval of the Trustee, Baskets may be created and redeemed solely for cash, in which case the Authorized Participant will be required to pay any additional issuance or redemption costs, including the costs to the Investing Pool of establishing or liquidating the corresponding CERF position. See “Description of the Shares, the Trust Agreement and the Investing Pool Agreement”.

Authorized Participants	Baskets may be created and redeemed only by Authorized Participants. Each Authorized Participant must (1) be a registered broker-dealer and, if required in connection with its activities, a registered futures commission merchant, (2) be a Depository Trust Company (“DTC”) Participant, (3) have entered into an Authorized Participant Agreement, and (4) be in a position to transfer CERFs and the required cash or Short-Term Securities to, and take delivery of these assets from, the Trustee through one or more accounts.

Suspension of Issuance, Transfers and Redemptions

The Trustee may suspend the delivery of Shares, registration of transfers of Shares and surrenders of Shares for the purpose of withdrawing Trust property generally, or may refuse a particular deposit, transfer or withdrawal at any time, if the Trustee or the Sponsor determines that it is advisable to do so for any reason. See “Description of the Shares, the Trust Agreement and the Investing Pool Agreement—Requirements for Trustee Actions.” From August 24, 2009 to April 26, 2010, the Trust suspended the issuance of new Baskets.

The Index	The S&P GSCI™ Total Return Index. The Index reflects the value of the S&P GSCI-ER together with the return on specified U.S. Treasury securities that are deemed to have been held to collateralize a hypothetical long position in the futures contracts comprising the S&P GSCI-ER. The Index was formerly known as the GSCI® Total Return Index. See “The Index and the S&P GSCI-ER.”

The S&P GSCI-ER	The S&P GSCI™ Excess Return Index. The S&P GSCI-ER is designed to reflect the positive or negative return over time resulting from an uncollateralized long position in the futures contracts in the S&P GSCI™. The S&P GSCI-ER also is designed to simulate the positive or negative returns that would be generated over time by rolling each underlying futures contract forward as it approaches expiration to the next expiring contract month. The S&P GSCI-ER is designed to be a measure of the performance over time of the market for commodities. The commodities represented in the S&P GSCI-ER are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries. The S&P GSCI-ER was formerly known as the GSCI® Excess Return Index. See “The Index and the S&P GSCI-ER.”

The S&P GSCI™	The S&P GSCI™ Commodity Index. The S&P GSCI™ is comprised of futures contracts on physical commodities, with each commodity having a weighting determined by reference to world production statistics. The S&P GSCI™ was formerly known as the Goldman Sachs Commodity Index. For more information regarding the S&P GSCI™, see “The Index and the S&P GSCI-ER”.

CERFs

CERFs are futures contracts listed for trading on the CME that provide for payment at their expiration based on the value of the S&P GSCI-ER at that time. CERFs listed on later dates may have terms that differ from those of CERFs listed at this time. The CME also lists short-term futures contracts on the S&P GSCI™. CERFs are substantially similar to futures contracts on the S&P GSCI™, except that CERFs (1) are based on the S&P GSCI-ER and (2) have expirations of several years at the time of listing, rather than monthly expirations. In addition, CERFs, unlike traditional futures contracts, require the Investing Pool and some other types of market participants to deposit initial margin with a value equal to 100% of the value of each CERF position at the time it is established, thereby making those positions unleveraged. The Investing Pool and other market participants subject to the 100% margining requirement will not be required to make payments of additional variation margin in connection with the CERFs after purchasing them. Goldman, Sachs & Co., or any other futures commission merchant appointed by the manager as clearing futures commission merchant for the Investing Pool (the “Clearing FCM”) will use the Investing Pool’s posted margin to pay variation margin on the CERFs to the CME Clearing House. In addition, pursuant to a separate custody arrangement pursuant to the CME rules, the Clearing FCM is required to deliver or pledge to the CME Clearing House 100% of the value of each CERF it carries on behalf of the Investing Pool. The Clearing FCM will also receive variation margin from the CME Clearing House, which will be held by the Clearing FCM for the benefit of the Investing Pool but may not be withdrawn by the Investing Pool (other than in connection with the redemption of Shares or other liquidation of CERFs). The margin payments will affect the interest return on the Trust’s assets. For more information regarding the CERFs, see “Futures Contracts on the S&P GSCI-ER.”

Margin Assets	The Investing Pool will deposit with the Clearing FCM the required margin for the CERFs in the form of cash or Short-Term Securities. The interest paid on this collateral, together with the performance of the CERFs, is expected to produce a total return for the Investing Pool that corresponds generally, but is not necessarily identical, to that of the Index, before the payment of expenses and liabilities of the Trust and the Investing Pool. Differences between the returns of the Investing Pool and the Index may be based on, among other factors, any differences between the return on the assets used by the Investing Pool to collateralize its CERF positions and the U.S. Treasury rate used to calculate the total return component of the Index, timing differences, differences between the portion of the Investing Pool’s assets invested in CERFs versus the portion of the return on the Index contributed by the S&P GSCI-ER, and the payment of expenses and liabilities by the Investing Pool. See “Futures Contracts on the S&P GSCI-ER.”

Net Asset Value

The Trustee will determine the net asset value of the Trust and the NAV as of 4:00 p.m. New York time, on each Business Day on which NYSE Arca is open for regular trading, as soon as practicable after that time.

The Trustee will determine the NAV by dividing the net asset value of the Trust on a given day by the number of Shares outstanding at the time the calculation is made (taking into account orders for the creation or redemption of Shares received prior to the cut-off time on that day).

The net asset value of the Trust on any given day is obtained by subtracting the Trust’s accrued expenses and other liabilities on that day from the value of (1) the Trust’s equity investment in the Investing Pool on that day and (2) any other assets of the Trust, in each case as of the close of trading on that day. In turn, the value of the Trust’s investment in the Investing Pool is obtained by subtracting the Investing Pool’s expenses and liabilities on that day from the value of (a) the Investing Pool’s CERF positions (including the assets posted as margin) on that day, (b) the interest earned on those assets by the Investing Pool and (c) any other assets of the Investing Pool, and multiplying the result by the Trust’s ownership percentage of the Investing Pool’s equity.

The Trustee will value the Trust’s assets on the basis of the value of its ownership of Investing Pool Interests, as reported to the Trustee by or on behalf of the Manager. On each day on which the Trustee determines the value of the Trust’s assets, the Manager will value the Investing Pool’s assets on the basis of that day’s announced CME settlement prices for CERFs, and the then-current market value of any other assets held by the Investing Pool. If there is no announced CME settlement price for such CERF contract on a Business Day, the Manager uses the most recently announced CME settlement price unless the Manager determines that such price is inappropriate as a basis for valuation. The value of the Investing Pool’s positions in a CERF contract of a particular expiration (including any related margin) will equal the product of (a) the number of such CERF contracts of such expiration owned by the Investing Pool and (b) the settlement price of such CERF contract on the date of calculation. The Trustee has employed the Trust Administrator, and the Manager has employed the Investing Pool Administrator, to make those determinations on their behalf.

The NAV for each Business Day on which NYSE Arca is open for regular trading is expected to be distributed through major market data vendors and will be published online at http://www.ishares.com, or any successor thereto. The Trust will update the NAV as soon as practicable after each subsequent NAV is calculated. See “Business of the Trust and the Investing Pool—Valuation of CERFs; Computation of Trust’s Net Asset Value.”

Voting Rights	Except in limited circumstances, owners of Shares will not have voting rights. See “Description of the Shares, the Trust Agreement and the Investing Pool Agreement—Voting Rights.”

Distributions	Interest and distributions received by the Investing Pool on the assets posted as margin may be used to acquire additional CERFs or, in the discretion of the Sponsor, distributed to Shareholders. The Trust is under no obligation to make periodic distributions to Shareholders.

Limitation of Liabilities	You cannot lose more than your investment in the Shares. Under Delaware law, Shareholders’ liability will be limited to the same extent as the liability of stockholders of a for profit Delaware business corporation.

Dissolution Events

The Trustee will dissolve the Trust if:

•     the Trustee is notified that the Shares are delisted from NYSE Arca and are not approved for listing on another national securities exchange within five Business Days of their delisting;

•     registered holders of at least 75% of the outstanding Shares notify the Trustee that they elect to dissolve the Trust;

•     sixty days have elapsed since the Trustee notified the Sponsor of the Trustee’s election to resign, and a successor trustee has not been appointed and accepted its appointment;

•     the SEC (or its staff) or a court of competent jurisdiction determines that the Trust is an investment company under the Investment Company Act, and the Trustee has actual knowledge of that determination;

•     the Manager determines to liquidate the Investing Pool in accordance with the terms of the Investing Pool Agreement, which provides that the Manager may liquidate the Investing Pool at any time the Manager determines that liquidating the Investing Pool is advisable. The Manager may, for example (but will not be obligated to), liquidate the Investing Pool if, among other reasons, (1) CERFs cease to be listed on the CME and, in the opinion of the Manager, no successor or substantially similar futures contracts are available, (2) the Index

Sponsor ceases to maintain the S&P GSCI-ER and, in the opinion of the Manager, it is not advisable to maintain the Investing Pool’s position in CERFs, and no other futures contract that reflects the performance of a successor or reasonably similar index present an acceptable alternative investment, or (3) the value of the Investing Pool is below a level such that continued operation of the Investing Pool is not cost-efficient;

•     the Trust and/or the Investing Pool is treated as an association taxable as a corporation for United States federal income tax purposes, and the Trustee receives notice from the Sponsor that the Sponsor has determined that the dissolution of the Trust is advisable; or

•     DTC is unable or unwilling to continue to perform its functions, and a comparable replacement is unavailable.

After dissolution of the Trust, the Trustee will deliver Trust property, or the proceeds thereof, upon surrender and cancellation of the Shares and, ninety days after dissolution, may dispose of any remaining Trust property in a private or public sale, and hold the proceeds, uninvested and in a non-interest bearing account, for the pro rata benefit of the Shareholders who have not surrendered their Shares for cancellation. See “Description of the Shares, the Trust Agreement and the Investing Pool Agreement—Amendment and Dissolution.”

Clearance and Settlement	The Shares will be issued only in book-entry form. Transactions in Shares will clear through the facilities of DTC. Investors may hold their Shares through DTC, if they are DTC Participants, or indirectly through entities that are DTC Participants. See “The Securities Depositary; Book-Entry-Only System; Global Security.”

Breakeven Analysis

The following table indicates the approximate percentage and dollar returns required for the value of an initial $35.00 investment in a Share to equal the amount originally invested twelve months after issuance.

The table, as presented, is only an approximation. The capitalization of the Trust and the Investing Pool does not directly affect the level of their charges as a percentage of their respective net asset values, other than the management fee and brokerage commissions. The table does not reflect the additional transaction fees and costs required for the creation and redemption of Baskets.

Expense(1)	$	%
Management Fee(2)	$0.26	0.75%
Syndication and Filing Expenses(2)	$—	0.00%
Fund Operating Expenses(2)	$—	0.00%
Commodity Trading Advisor Fee(2)	$—	0.00%
Brokerage Commissions and Fees(3)	$—	0.00%

Interest Income(4)	$(0.05)	(0.15)%

12-Month Break Even(5)	$0.21	0.60%

(1)

The foregoing breakeven analysis assumes that the Shares have a constant month-end net asset value. Calculations are based on $35.00 as the NAV, which was the net asset value as of the close of business on March 31, 2012.

(2)

From the Management Fee, the Manager is responsible for the ordinary and recurring expenses of the Trust and the Investing Pool, including the SEC registration fee, Fund Operating Expenses and the Commodity Trading Advisor Fee.

(3)

Brokerage commissions and fees assume a CERF position limit of 105,000 contracts and trading 158 contracts annually at a fee of $10.00 per contract charged by the CME, plus $3.20 per contract in associated Clearing FCM charges. The actual amount of brokerage commissions and fees to be incurred will vary based on the trading frequency of the Investing Pool.

(4)	Interest income is currently estimated to be earned at an annual rate of 0.15%, which is based on the six-month U.S. Treasury rate as of March 31, 2012.
(5)

You may pay customary brokerage commissions in connection with purchases of Shares. Because such brokerage commission rates will vary from investor to investor, such brokerage commissions have not been included in the breakeven table. Investors are encouraged to review the terms of their brokerage accounts for details on applicable charges. This breakeven analysis does not include fees currently totalling $13.20 per contract charged in connection with the creation/redemption process multiplied by the number of CERFs included in the Basket Amount, as such fees are only payable by Authorized Participants in creation and redemption transactions.

Summary Financial Condition

As of the close of business on March 31, 2012, the net asset value of the Trust was $1,426,150,860, and the NAV was $35.00.

RISK FACTORS

The Shares are speculative and involve a high degree of risk. You could lose all or a substantial portion of your investment in the Shares. Before making an investment decision, you should carefully consider the risks described below, as well as the other information included in this prospectus.

Risk Factors Relating to Commodities Markets

The value of the Shares depends on the value of CERFs, which will fluctuate based on the prices of commodity futures contracts reflected in the S&P GSCI-ER. These prices may be volatile, thereby creating the potential for losses regardless of the length of time you intend to hold your Shares.

Because the price of the Shares depends on the value of the CERFs held by the Investing Pool, the value of the Shares will fluctuate based on the prices of commodity futures contracts reflected in the S&P GSCI-ER. The value of the S&P GSCI-ER has been extremely volatile at times during the past several years. Some commodity prices reflected in the S&P GSCI-ER have been at historically high levels and there is no certainty that those prices will remain at those high levels. If they do not, the level of the S&P GSCI-ER, and consequently the value of the Shares, may be adversely affected. Commodity prices are generally affected by, among other factors, the cost of producing, transporting and storing commodities, changes in consumer or commercial demand for commodities, the hedging and trading strategies of producers and consumers of commodities, speculative trading in commodities by commodity pools and other market participants, disruptions in commodity supply, weather, political and other global events, global economic factors and government intervention in or regulation of the commodity or commodity futures markets. These factors cannot be controlled by the Trust or the Investing Pool. Accordingly, the price of the Shares could change substantially and in a rapid and unpredictable manner. This exposes you to a potential loss if you need to sell your Shares when the value of the CERFs is lower than it was when you made your investment. These fluctuations can affect your investment regardless of the length of time you intend to hold your Shares.

The following events, among others, would generally result in a decline in the price of the Shares:

•

A significant increase in hedging activity by producers of the underlying commodities. Should producers of the S&P GSCI™ underlying commodities increase their hedging of their future production through forward sales or other short positions, this increased selling pressure could depress the price of one or more of the underlying commodities, which could adversely affect the price of the Shares.

•

A significant change in the attitude of speculators and investors toward the S&P GSCI™ underlying commodities. Should the speculative community take a negative view towards one or more of the underlying commodities, it could cause a decline in the price of the CERFs, which may reduce the price of the Shares.

•

Significant reductions in the size of positions permitted to be owned by the Investing Pool or others in CERFs or in the futures contracts and/or commodities comprising the S&P GSCI™, for example as a result of more restrictive position limits or position limit exemptions or more expansive position aggregation requirements, could reduce liquidity and depress the price of the S&P GSCI™ and/or the underlying commodities, adversely affecting the value of your Shares.

Conversely, several factors could trigger a temporary increase in the price of the S&P GSCI™ underlying commodities and, consequently, the CERFs. In that case, you could buy Shares at prices affected by the temporarily high commodity prices, and you could subsequently incur losses when the causes for the temporary increase disappear.

Historical performance of the Index and the S&P GSCI-ER is no guide to their future performance or to the performance of the Shares.

Past performance of the Index and the S&P GSCI-ER is not necessarily indicative of their future performance or of the performance of the Shares. There can be no guarantee that the level of the Index or the S&P GSCI-ER will increase. You may lose some or all of your investment in the Shares.

Commodity futures trading may be illiquid. In addition, suspensions or disruptions of market trading in the commodities markets and related futures markets may adversely affect the value of your Shares.

The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity, congestion, disorderly markets, limitations on deliverable supplies, the participation of speculators, government regulation and intervention, technical and operational or system failures, nuclear accidents, terrorism, riots and acts of God. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits,” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, it is possible that no trades may be made at a different price. It is not certain how long any such price limits would remain in effect. Limit prices may have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices, consequently affecting the value of the S&P GSCI-ER. Further, it is expected that Goldman, Sachs & Co. or its account holders may represent, directly or indirectly, a substantial portion of the short-side interest in the CERFs market. The existence of such a limited number of market participants could cause or exacerbate temporary distortions, especially those distortions resulting from illiquidity.

Any of these circumstances could thereby adversely affect the value of the CERFs held by the Investing Pool and, therefore, the value of your Shares. In addition, these circumstances could also limit trading in the CERFs, which could affect the calculation of the NAV and the trading price of the Shares. Accordingly, these limits may result in an NAV that differs, and may differ significantly, from the NAV that would prevail in the absence of such limits. If Baskets are created or redeemed at a time when these price limits are in effect, the creation or redemption price will reflect the price limits as well.

In calculating the S&P GSCI-ER, if the relevant trading facility does not publish a settlement price as scheduled, or publishes a settlement price that, in the reasonable judgment of the Index Sponsor, is manifestly incorrect, the Index Sponsor may determine the settlement price in its reasonable judgment. In addition, if any day on which the Index Sponsor calculates the S&P GSCI-ER is a day on which a relevant trading facility for a contract on a commodity that underlies the S&P GSCI-ER is not open, then the Index Sponsor will use the settlement price for that contract as of the last day on which that trading facility was open. In these circumstances, the value of the CERFs and the value of your Shares may be adversely affected.

During a period when commodity prices are fairly stationary, an absence of “backwardation” in the prices of the commodities included in the S&P GSCI-ER may itself cause the price of your Shares to decrease.

As the futures contracts that underlie the S&P GSCI-ER near expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased in March may specify a June expiration. As that contract nears expiration, it may be replaced by selling the June contract and purchasing the contract expiring in September. This process is referred to as “rolling.” Historically, the prices of some futures contracts (generally those relating to commodities that are typically consumed immediately rather than stored) have frequently been higher for contracts with shorter-term expirations than for contracts with longer-term expirations, which is referred to as “backwardation.” In these circumstances, absent other factors, the sale of the June contract would take place at a price that is higher than the price at which the September contract is purchased, thereby allowing the contract holder to purchase a greater quantity of the September contract. While many of the contracts included in the S&P GSCI-ER have historically exhibited consistent periods of backwardation, backwardation will likely not exist at all times. Moreover, some of the commodities reflected in the S&P GSCI-ER historically exhibit “contango” markets rather than backwardation. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months due to the costs of long-term storage of a physical commodity prior to delivery or other factors. The forward price of a commodity futures contract may also fluctuate between backwardation and contango.

The absence of backwardation, or the existence of contango, in the commodity markets could result in losses, which could adversely affect the value of the S&P GSCI-ER and, accordingly, decrease the value of your Shares.

Regulatory developments with respect to the futures and over-the-counter derivatives markets, and in particular, with respect to speculative trading in futures contracts and over-the-counter derivatives involving commodities and commodity indices, could adversely affect the value of your Shares.

A number of bills have been introduced in the U.S. Congress in response to high energy and commodity prices. These bills generally target perceived excessive speculation in commodities and commodity indices, including by institutional “index funds,” on regulated futures markets and in the over-the-counter (“OTC”) derivatives markets. These bills include a broad range of measures intended to limit speculation, including possible increases in the margin levels required for regulated futures contracts; imposing, or tightening existing, speculative position limits applicable to regulated futures and over-the-counter derivatives positions; transferring from U.S. futures exchanges to the CFTC the authority to establish certain speculative position limits; imposing aggregate speculative position limits across regulated futures, over-the-counter positions and certain contracts traded on non-U.S. exchanges; eliminating or narrowing existing exemptions from speculative position limits; restricting the access of certain classes of investors to futures markets and over-the-counter derivatives markets; and imposing additional reporting requirements on market participants, such as the Investing Pool.

Some of the measures have not been adopted but could be in the future. Some of these measures have been adopted in the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was signed into law on July 21, 2010. Under the Dodd-Frank Act, the CFTC is required to establish speculative position limits on listed futures and options on physical commodities (including certain energy, metals and agricultural products) and economically equivalent OTC derivatives. The Dodd-Frank Act also requires the CFTC to establish aggregate position limits for contracts based on the same underlying commodity, including certain contracts traded on non-U.S. exchanges and economically equivalent OTC derivatives. The Dodd-Frank Act also significantly narrows the availability of the bona fide hedging exemptions applicable to contracts in such physical commodities to a narrower category of commercial market participants and physical hedging strategies. Although the CFTC may exempt persons, contracts or transactions or classes thereof from the speculative position limit requirements, regulatory action pursuant to the Dodd-Frank Act may impose new limitations on the size of positions that may be taken with respect to CERFs, or on the size of positions that may be carried by the Investing Pool’s Clearing FCM. Such position limits may adversely affect the value of the Shares or liquidity in the market for them.

Pursuant to the statutory mandate described above, the CFTC proposed regulations in January 2011 (the “2011 Proposed Rules”) that would, among other proposed changes, impose new federal position limits on futures and options on a subset of energy, metal, and agricultural commodities (“referenced contracts”) and economically equivalent swaps. The referenced contracts subject to the 2011 Proposed Rules represent over 50% of the S&P GSCI-ER. In addition, under the 2011 Proposed Rules, any risk management exemptions granted by designated contract markets (“DCMs”), such as the exemption applicable to the Investing Pool’s position in CERFs, would be subject to CFTC review and approval. As a result, if the 2011 Proposed Rules are adopted as proposed, the size of the maximum position in CERFs permitted to be held by the Investing Pool could be significantly reduced, which could in turn require the Investing Pool to liquidate some or all of its position in CERFs. Any such reduction could adversely affect the value of the Shares.

The 2011 Proposed Rules would also expand the circumstances requiring certain persons to aggregate listed futures and economically equivalent swap positions owned or controlled by such persons. The proposed aggregation standards would require, if adopted, certain investors in the Trust to aggregate Investor Pool positions in CERFs with other positions in CERFs or other contracts subject to aggregation with CERFs. These proposed measures, if adopted, could directly reduce liquidity in CERFs and the futures contracts and commodities underlying the S&P GSCI-ER, adversely affecting the value of the Shares.

The 2011 Proposed Rules would further narrow the existing bona fide hedge exemption for referenced futures contracts and significantly narrow the risk management exemption relief from speculative position limits currently permitted to be granted for transactions in listed futures and options offsetting risks arising from over-the-counter swap positions. These proposed measures could affect the hedging and investing activities of participants in the markets for the CERFs and the futures contracts and commodities underlying the S&P GSCI-ER, which in turn could reduce the liquidity and adversely affect the pricing of the CERFs and such futures contracts and commodities. These risks are particularly acute given that there are expected to be only a limited number of participants in the market for CERFs. Any of these effects could increase volatility in and otherwise adversely affect the price of the Shares.

Additionally, the Commission may further lower the applicable position limits, apply position limits to a broader range of contracts (including commodity index contracts) and further restrict position limit exemptions. Any such measures could further reduce the size of positions that the Investing Pool and other investors could hold directly in CERFs and the underlying futures and commodities, with potential reductions in liquidity and adverse effects on the pricing of CERFs. See also “Risk Factors—The value of the Shares depends on the value of CERFs, which will fluctuate based on the prices of commodity futures contracts reflected in the S&P GSCI-ER. These prices may be volatile, thereby creating the potential for losses, regardless of the length of time you intend to hold your Shares.”

On December 22, 2010, the CFTC proposed rules (the “DCM Proposed Rules”) that would require that at least 85% of the total volume of any contract listed on a DCM, including CERFs listed on the CME, be executed through the central order book, rather than as a block transaction or other non-competitively executed transaction. Contracts that do not meet the 85% threshold would be required to be delisted by the DCM and transferred to a swap execution facility or liquidated.

Generally, the Investing Pool’s transactions in CERFs have been executed through block or “exchange for related positions” transactions that are not executed through the CME’s central order book. While subject to revision by the CFTC in response to public comment, this provision of the DCM Proposed Rules could, if adopted as proposed, significantly and adversely affect the availability, liquidity and price of CERFs, as well as futures contracts currently included or which may in the future be included in the S&P GSCI-ER, and could inhibit the Trust’s ability to redeem and offer Shares, which in turn could adversely affect the value and continued availability of the Shares.

On August 1, 2011, the CFTC proposed rules (the “FCM Proposed Rules”) regarding the risk management practices of clearing members, which would require the Investing Pool’s Clearing FCM to establish risk-based limits on position and order size, amongst other measures. If adopted as proposed, the FCM Proposed Rules may lead the Investing Pool’s Clearing FCM to reduce its internal limits on the size of the CERF positions it will execute or clear for the Investing Pool, reducing the Investing Pool’s and other market participants’ ability to transact in CERFs, and potentially adversely affecting the price of Shares. In the event that the Investing Pool’s Clearing FCM does reduce its internal limits on the size of CERF positions, the Investing Pool may deem it feasible to use additional clearing FCMs. If this happens, it could substantially increase the costs of clearing for the Investing Pool.

Other regulatory measures under the Dodd-Frank Act could increase the costs of the Investing Pool, result in significant direct limitations on the maximum permitted size of the Investing Pool’s futures positions and therefore on the size of the Trust, or affect liquidity in the market for the CERFs or the underlying futures contracts, as well as the correlation between the price of the Shares and the net asset value of the Trust. While it is impossible to predict which measures will be adopted or precisely how they will ultimately affect the value of your Shares, any such measures could adversely affect the value of your Shares.

From August 24, 2009 to April 26, 2010, the Trust suspended the issuance of new Baskets because it could not invest the proceeds of such issuances in additional CERF positions due to restrictions on speculative position limits imposed by the CME.

Risk Factors Relating to CERFs and the S&P GSCI-ER

The trading of various CERFs—the sole futures contracts traded by the Investing Pool—presents risks unrelated to the S&P GSCI-ER that could adversely affect the value of your Shares.

The impact of the following considerations may be heightened because of the concentration of the Investing Pool’s assets in CERFs. The Investing Pool will not be able to avoid these risks by diversifying into other assets or contracts.

Substantially all of the assets of the Investing Pool will be allocated to the trading of CERFs, and the Investing Pool will not trade any other futures contracts. CERFs have a limited trading history. Until February 2011, only one CERF contract was held by the Investing Pool. That CERF, first listed in March 2006, expired in March 2011. In October 2010 the CME listed a new CERF with an expiration of March 2014. The Investing Pool began purchasing the CERF expiring in March 2014 in February 2011. The Investing Pool has completed its “roll” of the CERFs which expired in March 2011 into CERFs that expire in March 2014. There can be no assurance as to the size or liquidity of the market for CERFs. Illiquidity of the market for CERFs may adversely affect the price of CERFs, the Trust’s ability to track the Index and the Trust’s ability to create or redeem Shares. There can be no assurance that the Clearing FCM, any Authorized Participants or any other market participant will make a market or otherwise trade in CERFs at any time or continue to do so. Withdrawal from the market of any participants, or reduced participation by those persons (especially as there are expected to be only a limited number of participants in the market for CERFs), may reduce the liquidity of CERFs and, accordingly, adversely affect the Shareholders. These risks may be heightened if the Investing Pool’s CERF positions represent a substantial portion of the long-side open interest in the CERFs, as they historically have been. As of September 30, 2011, the market for CERFs had not developed significant liquidity and the Investing Pool represented substantially all of the long-side open interest in CERFs. In addition, it is expected that Goldman, Sachs & Co. or its accountholders will represent, directly or indirectly, a substantial portion of the short-side interest in such market. The existence of such a limited number of market participants could cause or exacerbate losses to the Trust if the Trust were required to liquidate its CERF positions. The longer duration of the CERFs is also not traditional for futures contracts and may affect their liquidity and trading dynamics, which may in turn adversely affect the Shares. In particular, the rolling of each CERF contract, as it approaches expiration, could exacerbate any adverse impacts of illiquidity in the market.

Although CERFs are based on the S&P GSCI-ER, the value of the CERFs and the level of the S&P GSCI-ER may not be equivalent at all times. The CERFs currently purchased by the Investing Pool expire in March of 2014; accordingly, the price at which the CERFs will trade would be expected to correspond to the implied level of the S&P GSCI-ER in March of 2014, not to its current level. Moreover, because the expiration date of the CERFs will differ from the expiration date of the futures contracts underlying the S&P GSCI-ER, changes to the value of those futures contracts and, consequently, to the level of the S&P GSCI-ER, will not necessarily result in an equivalent change in the value of the CERFs. In addition, although the current level of the S&P GSCI-ER is expected to influence the implied forward level of the S&P GSCI-ER, other factors, such as the expected rate of inflation, implied interest and yield rates in the market generally and implied volatility may influence market expectations at any given time about prospective changes in the level of the S&P GSCI-ER and consequently the price at which the CERFs trade.

It is also possible that the value of CERFs could be affected by factors that do not directly affect the current or implied forward level of the S&P GSCI-ER, such as the activities of market participants in trading CERFs, or in trading other instruments indexed to the S&P GSCI-ER, as well as supply and demand in the market for such CERFs. Actions by the CME with respect to CERFs, such as the imposition of trading or price limits or a suspension of trading in response to volatile market activity or other causes, and systems or communications failures could also cause the value of the CERFs to diverge from the level of the S&P GSCI-ER.

Although arbitrage activity by market participants is expected to have the effect of reducing or eliminating divergence between the value of the CERFs and the level of the S&P GSCI-ER, such arbitrage activity may not fully offset any divergence at all times during which the Shares are outstanding, especially if the market for the

Shares remains illiquid. In the event that such a divergence exists from time to time, changes in the NAV, which is calculated based on the value of the CERFs, will not adequately reflect changes in the level of the S&P GSCI-ER, which could adversely affect the value of the Shares.

In addition, because CERFs are cleared through the CME Clearing House, and the Investing Pool’s CERF positions are carried on its behalf by the Clearing FCM, the Investing Pool, and therefore the Trust, will be subject to the risk of a default by the CME Clearing House or the Clearing FCM. In that event, the Investing Pool, and therefore the Trust, could be unable to recover amounts due to it on its CERF positions, including assets posted as margin, and could sustain substantial losses, even if the level of the S&P GSCI-ER increases. The magnitude of the losses may be significantly increased by the requirement to post 100% margin.

The S&P GSCI-ER may in the future include contracts that are not traded on regulated futures exchanges and that offer different or diminished protections to investors.

The S&P GSCI-ER is comprised exclusively of futures contracts traded on regulated futures exchanges. Such exchanges in the United States are referred to as “designated contract markets.” As described below under “The Index and the S&P GSCI-ER,” however, the S&P GSCI-ER may in the future include contracts (such as swaps and forward contracts) traded in the over-the-counter market or on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the CEA or other applicable statutes and related regulations that govern trading on regulated futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities and the inclusion of such contracts in the S&P GSCI-ER may be subject to risks not presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

Changes in the composition and valuation of the S&P GSCI-ER may adversely affect your Shares.

The composition of the S&P GSCI-ER may change over time as additional commodities satisfy the eligibility criteria or commodities currently included in the S&P GSCI-ER fail to satisfy those criteria. The weighting factors applied to each commodity included in the S&P GSCI-ER change annually, based on changes in commodity production statistics. In addition, the Index Sponsor may modify the method for determining the composition and weighting of the S&P GSCI-ER and for calculating its value. A number of modifications to the methodology for determining the contracts to be included in the S&P GSCI-ER, and for valuing the S&P GSCI-ER, have been made in the past several years, and further modifications may be made. Such changes could adversely affect the value of your Shares. For more information about the methodology for determining the composition and weighting of the S&P GSCI-ER, see “The Index and the S&P GSCI-ER.”

A cessation of publication of the S&P GSCI-ER could materially and adversely affect the activities of the Trust.

The S&P GSCI-ER is administered, calculated and published by the Index Sponsor, which has the right to cease publication of the S&P GSCI-ER at its discretion at any time. Under the terms of its agreement with the CME, the Index Sponsor is required, if it ceases publication of the S&P GSCI-ER, to negotiate in good faith with the CME to permit the CME to continue to calculate the S&P GSCI-ER in order to permit CERFs to continue to trade. However, even if the Index Sponsor satisfies its obligations under its agreement with the CME, the Manager may determine that, upon a cessation of publication of the S&P GSCI-ER, it is no longer advisable to invest in CERFs and no other futures contract that reflects the performance of a successor or reasonably similar index presents an acceptable alternative investment, in which event the Investing Pool and the Trust may be liquidated.

The “rolling” of the Investing Pool’s position in CERFs from an expiring CERF into a newly listed CERF could expose the Investing Pool to risks arising from trading activity in CERFs.

It is anticipated that prior to the expiration date of the CERFs in March 2014, the CME will list a new CERF with a later expiration date and the Investing Pool will roll its positions in CERFs from the expiring contract into the new contract. However, the CME is under no obligation to list a later expiring CERF, and any CERFs listed on later dates may have terms that differ from the CERFs now listed on the CME. The rolling of expiring CERFs into new CERFs with a later expiration may be effected in a number of different ways, depending on the circumstances prevailing as each CERF approaches expiration. However, it is possible that the prices obtained by the Investing Pool on the transactions executed to effect this roll will be adversely affected by market conditions (including the possibility of market disruptions) and by the trading activities of other market participants, which may reflect market awareness of the Investing Pool’s position in CERFs. For example, if other market participants are able to anticipate the timing of the Investing Pool’s roll, they may be able to execute transactions in advance of the Investing Pool’s rolling transactions, which will allow these market participants to benefit from the transactions executed by the Investing Pool but adversely affect the prices obtained by the Investing Pool, which will in turn adversely affect the value of the Shares. In addition, if the Investing Pool’s CERF position represents a significant part of the open long interest, as has historically been the case, other market participants may take this into account, with a potential adverse impact on the prices at which the Investing Pool is able to liquidate its expiring CERF position and establish a new position in the next expiring CERF contract. There can be no assurance that the Investing Pool will effect the rolling of positions at a time or in a manner that will allow it to avoid adverse consequences.

The liquidation of CERFs could expose the Investing Pool to the effects of temporary aberrations or distortions in the market, which could adversely affect the prices at which the Investing Pool’s CERF positions are liquidated.

If the Investing Pool liquidates positions in CERFs in order to satisfy redemption requests or to pay expenses and liabilities, it will do so by entering sell orders with the Clearing FCM for execution on the CME. The resulting sales will serve to offset a portion of the Investing Pool’s long positions in CERFs. However, in entering sell orders, the Investing Pool will be subject to the risk that temporary aberrations or distortions will occur in the market at the time these sales are effected and that the prices received by the Investing Pool on its sales could be adversely affected, thereby adversely affecting the value of the Shares. Such aberrations or distortions could occur as a result of trading activities by other market participants or actions by the CME or regulatory authorities.

The Investing Pool’s Clearing FCM or the CME Clearing House could fail, which could expose the Investing Pool to greater risk.

The Investing Pool must deposit as margin an amount equal to 100% of the value of the CERFs that it enters into on the date the position is established. In addition, the Clearing FCM is required to deliver or pledge to the CME Clearing House 100% of the value of each CERF it carries on behalf of the Investing Pool. Under the rules of the CME, the CME will have the right to apply assets transferred or pledged to the CME by the Clearing FCM to satisfy certain of the Clearing FCM’s obligations in the event of a default by the Clearing FCM.

As explained elsewhere in this prospectus, this 100% margin requirement is substantially different from the initial margin requirements applicable to most other futures contracts, which are typically 3% to 7% of the value of the relevant contract. As a result, a greater percentage of the assets of the Investing Pool will be held by the Clearing FCM and held by or pledged to the CME Clearing House than would be the case if the Investing Pool entered into other types of futures contracts. In the event of the bankruptcy of the Clearing FCM or the CME Clearing House, therefore, the Investing Pool could be exposed to a risk of loss with respect to a greater portion of its assets. If such a bankruptcy were to occur, the Investing Pool should be afforded the protections granted to customers of an FCM, and participants to transactions cleared through an exchange clearing house, under the United States Bankruptcy Code and applicable CFTC regulations. Because such provisions generally provide for a pro rata distribution to customers of customer property held by the bankrupt FCM or clearing house if the customer property held by the FCM or clearing house is insufficient to satisfy the customer claims, the Investing Pool may be disproportionately affected by such a bankruptcy as compared to other customers because the Investing Pool has provided a significantly higher level of margin than have other customers. In any case, there can be no assurance that these protections will be effective in allowing the Investing Pool to recover all, or even any, of the amounts it has deposited as initial margin.

Bankruptcy of the Investing Pool’s Clearing FCM can be caused by, among other things, the default of one of the Clearing FCM’s customers. In this event, the CME Clearing House is permitted to use the entire amount of margin posted by the Investing Pool (as well as margin posted by other customers of the Clearing FCM) to cover the amounts owed by the bankrupt Clearing FCM. Because the Investing Pool deposits 100% margin, it may be disproportionately affected by such a bankruptcy as compared to the other customers of its Clearing FCM.

You have no recourse to the Index Sponsor.

You have no rights against the Index Sponsor or its successors.

The Shares are not sponsored, endorsed, sold or promoted by the Index Sponsor. The Index Sponsor makes no representation or warranty, express or implied, to the owners of the Shares or any member of the public regarding the advisability of investing in securities generally or in the Shares particularly or the ability of the S&P GSCI™, the S&P GSCI-ER or the Index, including, without limitation, all sub-indices, to track the appropriate market performance. The Index Sponsor’s only relationship to BAMII, BTC, the Trust or the Investing Pool is the licensing of certain trademarks, trade names of the Index Sponsor and the S&P GSCI™ and other intellectual property. The S&P GSCI™, the S&P GSCI-ER and the Index are determined and composed by the Index Sponsor and calculated by the Index Sponsor or its agents without regard to BAMII, BTC, the Trust or the Investing Pool. The Index Sponsor has no obligation to take the needs of BAMII, BTC, the Trust, the Investing Pool or the Shareholders into consideration in determining, composing or calculating the S&P GSCI™, the S&P GSCI-ER or the Index. The Index Sponsor is not responsible for and has not participated in the determination of the prices and the number of Shares or the timing of the issuance of sale of Shares or in the determination or calculation of the Basket Amount. The Index Sponsor has no obligation or liability in connection with the administration, marketing or trading of the Shares.

The Index Sponsor does not guarantee the accuracy or the completeness of the S&P GSCI™, the S&P GSCI-ER or the Index or any data included therein, and the Index Sponsor disclaims any and all liability for any errors, omissions, or interruptions therein. The Index Sponsor makes no warranty, express or implied, as to the results to be obtained by the Trust, the Investing Pool, the Shareholders or any other person or entity from use of the S&P GSCI™, the S&P GSCI-ER or the Index or any data included therein. The Index Sponsor makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the S&P GSCI™, the S&P GSCI-ER or the Index or any data included therein. Without limiting any of the foregoing, the Index Sponsor expressly disclaims any and all liability for any special, punitive, indirect, or consequential damages (including lost profits), even if notified of the possibility of such damages.

Risk Factors Relating to the Trust and the Investing Pool

The returns on the Shares will not precisely correlate with the performance of the Index.

The value of and returns on the Shares are expected to reflect the value of and returns on the Trust’s underlying investments, through the Investing Pool, in CERFs and the cash or Short-Term Securities used to collateralize the CERF positions. The returns on the Shares will not precisely correlate with the performance of the Index due to differences between the return on the assets used by the Investing Pool to collateralize its CERF positions and the U.S. Treasury rate used to calculate the return component of the Index, timing differences, differences between the portion of the Investing Pool’s assets invested in CERFs versus the portion of the return on the Index contributed by the S&P GSCI-ER, the payment of expenses and liabilities by the Investing Pool and the transaction fees to be paid in connection with the creation and redemption of Baskets.

Because the Trust and the Investing Pool are passive investment vehicles, the value of the Shares may be adversely affected by losses that, if these vehicles had been actively managed, might have been possible to avoid.

The Trustee passively invests substantially all of the Trust’s assets in Investing Pool Interests, and the Advisor will manage the Investing Pool’s assets in a manner that seeks to obtain returns that correspond generally to the performance of the Index, before the payment of expenses and liabilities of the Trust and the Investing Pool. This means that the net asset value of the Investing Pool and, consequently, the NAV are intended to generally track the Index when it is flat or declining, as well as when it is rising, and, therefore, it is highly likely that the value of the Shares will be adversely affected by a decline in commodity futures prices reflected in the Index. The Advisor will not engage in any activity designed to obtain a profit from, or to ameliorate losses caused by, changes in the value of the CERFs, any of the commodities represented by the S&P GSCI™ or the other assets held by the Investing Pool, including making use of any of the hedging techniques available to professional commodity futures traders to attempt to reduce the risks of losses resulting from commodity price decreases.

Fees and expenses payable by the Investing Pool are charged regardless of profitability and may result in a depletion of its assets.

The Investing Pool is subject to the fees and expenses described in this prospectus, which are payable irrespective of profitability. These fees and expenses include an allocation to the Manager that accrues daily at an annualized rate equal to 0.75% of the net asset value of the Investing Pool and is payable by the Investing Pool monthly in arrears.

Interest earned on the assets posted as collateral is paid to the Investing Pool and is used to pay the fixed fee to the Manager. A prolonged decline in interest rates could materially affect the amount of interest paid to the Investment Pool. In the case of either an extraordinary expense and/or insufficient interest income to cover ordinary expenses, the Investing Pool could be forced to liquidate its CERF positions to pay such expenses.

The price you receive upon the sale of your Shares may be less than their NAV.

Shares may trade at, above or below their NAV. The NAV will fluctuate with changes in the market value of the Investing Pool’s assets. The trading price of Shares will fluctuate in accordance with changes in the NAV, intraday changes in the value of the CERFs and market supply and demand. The amount of the discount or premium in the trading price of the Shares relative to their NAV may be influenced by non-concurrent trading hours between NYSE Arca, the exchange on which the Shares trade, the CME, on which CERFs trade, and the principal commodities markets on which the futures contracts in the S&P GSCI-ER trade. While the Shares are expected to trade on NYSE Arca until 4:00 p.m. (New York time), liquidity in the markets for the CERFs trading on the CME and for the underlying commodities in the S&P GSCI-ER will be reduced whenever the principal markets for those contracts are closed (normally 4:00 p.m. to 5:00 p.m. (Chicago time), for the CERFs). As a result, trading spreads, and the resulting premium or discount on Shares, may widen during these “gaps” in market trading hours.

The Trust is not obligated to pay periodic distributions or dividends to Shareholders.

Interest or other income received with respect to the Trust’s assets may be used to acquire additional CERFs or, in the discretion of the Sponsor, distributed to the Shareholders. The Trust will not be obligated, however, to make any distributions to Shareholders at any time prior to the dissolution of the Trust.

The Trust could be liquidated at a time when the disposition of its interests will result in losses to investors in Shares.

If, at any time, any of the events described under “Description of the Shares, the Trust Agreement and the Investing Pool Agreement—Amendment and Dissolution” occurs, the Trustee or, if applicable, the Shareholders may prompt the Trust’s dissolution. Upon dissolution of the Trust, the Trust will in most circumstances redeem its holdings in Investing Pool Interests, and the Investing Pool will sell the CERFs and securities held by it in the amount necessary to cover all expenses of liquidation and to pay any outstanding liabilities of the Trust. The remaining assets will be distributed among investors surrendering Shares. Any property remaining in the possession of the Trustee after ninety days may be sold by the Trustee, and the proceeds of the sale will be held by the Trustee until claimed by any remaining Shareholders. Sales of CERFs in connection with the liquidation of the Trust at a time of low prices will likely result in losses, or adversely affect your gains, on your investment in Shares.

The Manager has broad discretion to liquidate the Investing Pool at any time.

The Investing Pool Agreement provides the Manager with broad discretion to liquidate the Investing Pool at any time the Manager determines that liquidation of the Investing Pool is advisable. Liquidation of the Investing Pool will require the Trustee to dissolve the Trust and redeem your Shares. It cannot be predicted when or under what circumstances, if any, the Manager would use this discretion to liquidate the Investing Pool. Any such liquidation may occur at a time when you are suffering a loss on your investment in the Shares and may upset the overall maturity and timing of your investment portfolio.

Shareholders with large holdings may choose to dissolve the Trust and thereby adversely affect your investment in the Shares.

Owners of 75% or more of the Shares have the power to dissolve the Trust. This power may be exercised by a relatively small number of holders. If it is so exercised, investors who wished to continue to invest in CERFs, or the performance of the S&P GSCI-ER, through the vehicle of the Trust will have to find another vehicle, and may not be able to find another vehicle that offers the same features as the Trust. Moreover, such a dissolution may occur at a time when you are suffering a loss on your investment in the Shares and may upset the overall maturity and timing of your investment portfolio.

The Shares may not provide anticipated benefits of diversification from other asset classes.

Historically, the performance of physical commodity futures prices generally has not been correlated to the performance of financial asset classes, such as stocks and bonds. Non-correlation means that there is no statistically significant relationship, positive or negative, between the past performance of futures contracts on physical commodities, on the one hand, and stocks or bonds, on the other hand. Despite this lack of correlation, Shares cannot be expected to be automatically profitable during unfavorable periods for the stock or bond markets, or automatically unprofitable during favorable periods for the stock or bond markets. The commodity futures markets are fundamentally different from the securities markets in that for every gain in commodity futures trading, there is an equal and offsetting loss. The performance of the Shares may reflect positive or negative correlation to one or more financial asset classes, in which case any investment strategy relying on the absence of any such correlation may not be successful.

The liquidity of the Shares may be affected by the withdrawal from participation of Authorized Participants or by the suspension of issuance, transfers or redemptions of Shares by the Trustee.

If one or more Authorized Participants withdraw from participation, it may become more difficult to create or redeem Baskets, which may reduce the liquidity of the Shares. If it becomes more difficult to create or redeem Baskets, the correlation between the price of the Shares and the NAV may be affected, which may affect the trading market for the Shares. Having fewer participants in the market for the Shares could also adversely affect the ability to arbitrage any price difference between the CERFs and the Shares, which may affect the trading market and liquidity of the Shares.

In addition, the Trustee has the power to suspend the delivery of Shares, registration of transfers of Shares and surrenders of Shares for the purpose of withdrawing Trust property generally, or to refuse a particular deposit, transfer or withdrawal at any time, if the Trustee or the Sponsor determines that it is advisable to do so for any reason. From August 24, 2009 to April 26, 2010, the Trust suspended the issuance of new Shares because the Trust could not invest the proceeds of new issuances in additional CERF positions due to restrictions on speculative position limits imposed by the CME. The liquidity of the Shares and the correlation between the value of the Shares and the level of the Index may be adversely affected in the event of any such suspension of issuance, transfer or redemption.

The lack of an active trading market for the Shares may result in losses on your investment at the time of disposition of your Shares.

Although the Shares are listed on NYSE Arca, there can be no guarantee that an active trading market for the Shares will develop or be maintained. If you need to sell your Shares at a time when no active market for them exists, the price you receive for your Shares, assuming that you are able to sell them, will likely be lower than that you would receive if an active market did exist.

You may be adversely affected by redemption orders that are subject to postponement, suspension or rejection under certain circumstances.

The Trustee may suspend the right of redemption or postpone the redemption settlement date for such periods as it or the Sponsor deems to be necessary for any reason. In addition, the Trustee has the absolute right to reject any redemption order, including, without limitation, (1) if the order is not in proper form as described in the Authorized Participant Agreement, (2) during any period in which circumstances make transactions or delivery of CERFs impossible or impractical, or (3) if the acceptance of the redemption order would, in the opinion of counsel to the Trustee or the Sponsor, result in a violation of law. Any such postponement, suspension or rejection could adversely affect a redeeming Authorized Participant. For example, the resulting delay may adversely affect the value of the redemption proceeds if the NAV declines during the period of the delay. Under the Authorized Participant Agreement, the Trustee disclaims any liability that may result from any such suspension, postponement or rejection.

Competition from other commodities-related investments could limit the market for, and reduce the liquidity of, the Shares.

Demand for the Shares will be affected by the attractiveness of an investment in the Shares relative to other investment vehicles, including other commodity pools, hedge funds, traditional debt and equity securities issued by companies in the commodities industry, other securities backed by or linked to commodities, and direct investments in commodities or commodity futures contracts. Market, financial and other conditions or factors may make it more attractive to invest in other investment vehicles or to invest in such commodities directly, which could limit the market for, and reduce the liquidity of, the Shares.

The price of the Shares could decrease if unanticipated operational or trading problems arise.

If the processes of creation and redemption of Shares encounter any unanticipated difficulties, potential market participants who would otherwise be willing to purchase or redeem Baskets to take advantage of any arbitrage opportunity arising from discrepancies between the price of the Shares and the price of the underlying CERFs may choose not to do so. If this is the case, the price of the Shares may vary from the price of the CERFs and may trade at a discount to their NAV. In addition, in some circumstances, such as the failure of the registration statement covering the Shares to be effective, the Trust may be unable to create or redeem Shares, which may have similar consequences.

Exchange position limits and other rules may restrict the creation of Baskets and the operation of the Investing Pool.

The CME imposes speculative position limits on market participants trading in CERFs, including the Investing Pool, that typically prohibit any person from holding a position of more than 45,000 contracts. The Investing Pool has obtained a risk management exemption from these position limits that should permit the Investing Pool to hold up to 105,000 contracts until May 31, 2012. If the Investing Pool is unable to obtain further exemptions, or if the exemption that the Investing Pool obtained expires, is revoked or modified or cannot be renewed for any reason, then the Trust’s ability to issue new Baskets or reinvest income in additional CERFs may be limited to the extent these activities would cause the Investing Pool to exceed the then-applicable position limit. The Investing Pool may also be required to liquidate any existing contracts in excess of the then-applicable position limits or take other actions with potentially adverse effects on the liquidity or value of the Shares.

Additionally, future legislative or regulatory action (including regulatory action pursuant to the requirements of the Dodd-Frank Act) may impose new limitations on the size of positions that the Investing Pool may take in CERFs or the CME may reduce its position limits applicable to CERFs and/or impose limitations on the size of positions that may be carried by the Investing Pool’s Clearing FCM or other market participants, adversely affecting the liquidity and price of CERFs and the underlying futures. Such events could force the Investing Pool to sell CERFs, or encourage market participants to sell or redeem their Shares. The CFTC has proposed that any risk management exemptions granted by designated contract markets, such as the exemption applicable to the Investing Pool’s position in CERFs, would be subject to CFTC review and approval. As a result, if adopted, the maximum position in CERFs permitted to be held by the Investing Pool could be significantly reduced in size, which could in turn require the Investing Pool to liquidate some or all of its positions in CERFs.

Any such reduction could affect the liquidity of CERFs and adversely impact the price of the Shares as well as the correlation between the price of the Shares and the net asset value of the Trust. See also “Risk Factors—Regulatory developments with respect to the futures and over-the-counter derivatives markets, and in particular, with respect to speculative trading in futures contracts and over-the-counter derivatives involving commodities and commodity indices, could adversely affect the value of your Shares.”

Exchanges may also take steps, such as requiring liquidation of open positions, in the case of disorderly markets, market congestion and other market disruptions. These actions could require the Investing Pool to liquidate all or part of its CERF positions or require holders of positions in the futures contracts underlying the S&P GSCI-ER to liquidate their positions. This could affect the level of the Index and the NAV. See also “Risk Factors—Regulatory developments with respect to the futures and over-the-counter derivatives markets, and in particular, with respect to speculative trading in futures contracts and over-the-counter derivatives involving commodities and commodity indices, could adversely affect the value of your Shares.”

As a Shareholder, you will not have the rights normally associated with ownership of common shares.

Shareholders are not entitled to the same rights as owners of shares issued by a corporation. By acquiring Shares, you are not acquiring the right to elect directors, to receive dividends, to vote on certain matters regarding the Trust or to take other actions normally associated with the ownership of common shares. You will have only the limited rights described under “Description of the Shares, the Trust Agreement and the Investing Pool Agreement”.

As a Shareholder, you will not have the protections normally associated with the ownership of shares in an investment company registered under the Investment Company Act.

Neither the Trust nor the Investing Pool is registered as an investment company for purposes of United States federal securities laws, and neither is subject to regulation by the SEC as an investment company. Consequently, Shareholders will not have the regulatory protections provided to investors in investment companies registered under the Investment Company Act. For example, the provisions of the Investment Company Act that limit transactions with affiliates, prohibit the suspension of redemptions (except under limited circumstances) and limit sales loads will not apply to the Trust or the Investing Pool. BlackRock Asset Management International Inc., as the Sponsor and the Manager, is registered with the CFTC as a commodity pool operator, and BlackRock Fund Advisors, as the Advisor, is registered with the CFTC as a commodity trading advisor. The CFTC therefore has jurisdiction over these entities and regulatory authority over certain activities of the Trust and the Investing Pool. The nature and degree of this regulation differs from the regulatory scheme imposed under the Investment Company Act.

Competing claims over ownership of relevant intellectual property rights could adversely affect the Trust, the Investing Pool or an investment in the Shares.

While the Sponsor believes that it has all the intellectual property rights needed to operate the Trust and the Investing Pool in the manner described in this prospectus, third parties may allege or assert ownership of intellectual property rights that may be related to the design, structure and operation of the Trust, the Investing Pool or the Index. To the extent any claims of such ownership are brought or any proceedings are instituted to assert such claims, the negotiation, litigation or settlement of such claims, the issuance of any restraining orders or injunctions, or the ultimate disposition of such claims in a court of law, may adversely affect the Trust, the Investing Pool and the value of the Shares. For example, such actions could result in expenses or damages payable by the Trust or the Investing Pool or the suspension of activities or dissolution of the Trust or the Investing Pool.

The value of the Shares will be adversely affected if the Trust is required to indemnify the Sponsor or if the Investing Pool is required to indemnify the Manager.

Under the Trust Agreement, the Sponsor has the right to be indemnified by the Trust for any liability or expense it incurs without negligence, bad faith or willful misconduct on its part. That means the Sponsor may require the assets of the Trust to be sold in order to cover losses or liability suffered by it, which would reduce the net asset value of the Trust and the value of the Shares. Likewise, under the Investing Pool Agreement, the Manager and agents of the Investing Pool have the right to be indemnified by the Investing Pool for any liability or expense they incur without gross negligence, bad faith or willful misconduct on their part. That means the Manager may require the assets of the Investing Pool to be sold in order to cover losses or liabilities suffered by it, which would reduce the net asset value of the Investing Pool and thereby affect the net asset value of the Trust and the value of the Shares.

Regulatory changes or actions may affect the Shares.

The futures markets are subject to comprehensive regulation. In addition, the CFTC and the exchanges are authorized to take extraordinary actions in the event of a market emergency, including, for example, implementing retroactively speculative position limits or higher margin requirements, establishing daily price limits and suspending trading. The regulation of futures transactions in the United States is subject to modification by government, exchange and judicial action. The effect of any future regulatory change on the Trust or the Investing Pool is impossible to predict, but could be substantial and adverse. See also “Risk Factors—Regulatory developments with respect to the futures and over-the-counter derivatives markets, and in particular, with respect to speculative trading in futures contracts and over-the-counter derivatives involving commodities and commodity indices, could adversely affect the value of your Shares” and “Risk Factors—Exchange position limits and other rules may restrict the creation of Baskets and the operation of the Investing Pool.”

NYSE Arca may halt trading in the Shares, which would adversely impact your ability to sell your Shares.

The Shares are listed for trading on NYSE Arca under the symbol “GSG.” Trading in the Shares may be halted due to market conditions or, in light of NYSE Arca rules and procedures, for reasons that, in the view of NYSE Arca, make trading in the Shares inadvisable, or in the event certain information about the Index, the value of the Shares and the NAV is not made available as required by such rules and procedures. In addition, trading generally on NYSE Arca is subject to trading halts caused by extraordinary market volatility pursuant to “circuit breaker” rules that require trading to be halted for a specified period based on a specified market decline. There can be no assurance that the requirements necessary to maintain the listing of the Shares will continue to be met or will remain unchanged. The Trust will be dissolved if the Shares are delisted from NYSE Arca and are not approved for listing on another national securities exchange within five business days of their delisting.

Risk Factors Relating to Conflicts of Interest

The relationships between the Sponsor and the Trustee and the Manager and the Advisor and the proprietary and managed trading activities of the Sponsor and its affiliates could conflict with your interests as a Shareholder.

The Sponsor is an affiliate of the Trustee and therefore may have a conflict of interest with respect to its oversight of the Trustee. In particular, the Sponsor, which has authority to remove the Trustee in its discretion, has an incentive not to exercise this authority, even when it is in the best interests of the Shareholders to do so, because of the affiliation between the entities. The Trustee is authorized to appoint an unaffiliated Trust Administrator or agent to carry out all or some of its duties under the Trust Agreement, but it can terminate or replace the Trust Administrator or agent at any time, and it is not required to delegate any of its duties to an unaffiliated third party.

The Manager is an affiliate of the Advisor and therefore may have a similar conflict of interest with respect to its oversight of the Advisor. For example, although the Manager has the authority to terminate the Investing Pool’s advisory agreement with the Advisor, it has an incentive not to exercise this authority, even when it is in the best interests of the Shareholders to do so, because of the affiliation between the entities.

As described elsewhere in this prospectus, in return for paying certain amounts that would otherwise be considered ordinary operating expenses of the Trust and the Investing Pool, the Manager receives an allocation from the Investing Pool that accrues daily at an annualized rate equal to 0.75% of the net asset value of the

Investing Pool and is payable monthly in arrears. The allocation received by the Manager from the Investing Pool may be higher than the amount the Investing Pool would negotiate with an unaffiliated third party manager on an arms-length basis.

In addition, the Sponsor and its affiliates may engage in trading activities relating to the CERFs, the components of the Index or the S&P GSCI-ER or other derivative instruments related to those indices that are not for the account of, or on behalf of, the Trust, the Investing Pool or the Shareholders and that may compete with trading activity in the Shares. These activities may present a conflict between the Shareholders’ interest in the Shares and the interest of the Sponsor and its affiliates in their proprietary accounts, in facilitating transactions, including derivatives transactions, for their customers’ accounts and in accounts under their management. These trading activities, if they influence the value of the CERFs or the Shares, could be adverse to the interests of the Shareholders. Moreover, the Sponsor and its affiliates have published and in the future expect to publish research reports with respect to commodities markets. This research may express opinions or provide recommendations that are inconsistent with purchasing or holding Shares. The research should not be viewed as a recommendation or endorsement of the Shares in any way, and investors must make their own independent investigation of the merits of this investment. Any of these activities by the Sponsor and its affiliates may affect the level of the S&P GSCI-ER or its components and, therefore, the value of the CERFs and the price of the Shares.

Proprietary trading and other activities by Goldman, Sachs & Co. and its affiliates could conflict with your interests as a Shareholder.

Activities conducted by Goldman, Sachs & Co. and its affiliates may conflict with your interests as a Shareholder. For example, the Advisor may execute a substantial amount, and potentially all, of the purchases and sales of CERFs through Goldman, Sachs & Co., as the Investing Pool’s Clearing FCM. In addition, it is expected that Goldman, Sachs & Co. or its accountholders will represent, directly or indirectly, a substantial portion of the short-side market for CERFs. Further, Goldman, Sachs & Co. and its affiliates actively trade futures contracts and options on futures contracts on the commodities that underlie the S&P GSCI™, over-the-counter contracts on these commodities, the underlying commodities included in the S&P GSCI™ and other instruments and derivative products based on the S&P GSCI™ and the S&P GSCI-ER. Any of these activities of Goldman, Sachs & Co. or its affiliates could adversely affect the level of the S&P GSCI-ER or CERFs, directly or indirectly, by affecting the price of the underlying commodities and, therefore, the value of the S&P GSCI-ER, CERFs and the price of the Shares.

Goldman, Sachs & Co. and its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns indexed to the S&P GSCI™, the S&P GSCI-ER or the Index, which would compete with the Shares. By introducing competing products into the marketplace, Goldman, Sachs & Co. and its affiliates could adversely affect the price of the Shares. To the extent that Goldman, Sachs & Co. or its affiliates serve as issuer, agent or underwriter of those securities or other similar instruments, their interests with respect to those products may be adverse to your interests as a Shareholder.

Risk Factors Relating to Taxes

Please refer to “United States Federal Income Tax Consequences” for information on the potential U.S. federal income tax consequences of the purchase, ownership and disposition of the Shares.

The Internal Revenue Service (“IRS”) could take the position that CERFs must be taxed under special “mark-to-market” rules that would require gain to be taken into account on an annual basis.

Futures contracts that require a person such as the Investing Pool to make an initial deposit of 100% margin and that do not require or permit the payment by that person of additional variation margin are a novel form of futures contract. Consequently, no statutory, judicial or administrative authority addresses the characterization of a CERF owned by the Investing Pool or the U.S. federal income tax consequences of an investment in the CERFs by the Investing Pool. The Investing Pool has received an opinion that, while there is no authority on point, the

CERFs held by the Investing Pool will not be treated as regulated futures contracts within the meaning of section 1256 of the United States Internal Revenue Code of 1986, as amended (the “Code”) because the CERFs are not contracts with respect to which the amount required to be deposited and the amount which may be withdrawn depends on a system of marking to market. You should be aware that an opinion is not binding on the IRS or a court. Accordingly, it is possible that the Internal Revenue Service or a court would reach the conclusion that the CERFs should be treated as regulated futures contracts within the meaning of section 1256 of the Code. In that case, the timing, amount, character, holding period or other material aspects of your income, gain, loss or expense from an investment in the Shares could be significantly affected. In particular, you would be taxable on any gain on the CERFs on an annual mark-to-market basis, regardless of the fact that the CERFs have expirations of several years at the time of listing.

Your tax liability could exceed cash distributions on your Shares.

You will be required to pay U.S. federal income taxes on your allocable share of the Trust’s and the Investing Pool’s income, without regard to the receipt of cash distributions on the Shares. There is no obligation to make distributions on the Shares. Accordingly, it is anticipated that you will not receive cash distributions sufficient to cover your allocable share of such taxable income or even the tax liability resulting from that income.

The IRS could adjust or reallocate items of income, gain, deduction, loss and credit with respect to the Shares if the IRS does not accept the assumptions or conventions utilized by the Trust or the Investing Pool.

The U.S. tax rules that apply to partnerships are complex and their application is not always clear. Moreover, the rules generally were not written for, and in some respects are difficult to apply to, publicly traded interests in partnerships. The Trust and the Investing Pool will apply certain assumptions and conventions intended to comply with the intent of the rules and to report income, gain, deduction, loss and credit to investors in a manner that reflects the investors’ economic gains and losses, but these assumptions and conventions may not comply with all aspects of the applicable Treasury regulations. It is possible therefore that the IRS will successfully assert that these assumptions or conventions do not satisfy the technical requirements of the Code or the Treasury regulations and will require that items of income, gain, deduction, loss and credit be adjusted or reallocated in a manner that could be adverse to you.

You may recognize timing mismatches in connection with the “rolling” of the Investing Pool’s position in CERFs from an expiring CERF into a newly listed CERF.

Timing mismatches may arise from an investment in Shares because of the fact that the Investing Pool generally invests in CERFs that have the same expiration date. If the Investing Pool effects a roll of its position in CERFs from an expiring CERF into a newly listed CERF through a sale or disposition of an expiring CERF or by having an expiring CERF terminate while held by the Investing Pool, the Investing Pool may recognize in the taxable year of the roll substantial amounts of gains or losses depending on whether the CERFs have appreciated or depreciated in value since the date that the Investing Pool acquired such CERFs. Any gain or loss recognized with respect to a CERF will be treated as capital gain or loss and will be treated as long-term gain or loss if at the time of the disposition or expiration the Investing Pool has held the CERFs for more than six months. Because you will be treated as a beneficial owner of an interest in a partnership, you will be required to include in income the Investing Pool’s gains or losses that are allocated to you pursuant to the Investing Pool Agreement for the Trust’s and the Investing Pool’s taxable year ending with or within your taxable year. Capital losses are deductible only to the extent of any capital gains, plus in the case of non-corporate taxpayers only, ordinary income of up to $3,000 per year. Capital losses of non-corporate taxpayers can be carried forward until they are used. Taxpayers other than individuals can carry capital losses back three years and forward five years. Consequently, if you are a corporate taxpayer that recognizes significant losses in connection with a roll, a timing mismatch may arise if you recognize gains from CERFs in later years, as you may carry capital losses forward only a specified number of years.

FORWARD-LOOKING STATEMENTS

This prospectus includes statements that relate to future events or future performance. In some cases, you can identify these forward-looking statements by words such as “may,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or the negative of these terms or other comparable phrases. All statements, other than statements of historical fact, included in this prospectus that address activities, events or developments that may occur in the future, including matters such as changes in commodity prices and market conditions (for the Trust’s or the Investing Pool’s assets and the Shares), the Trust’s and the Investing Pool’s operations, the Sponsor’s plans and references to the Trust’s future success and other similar matters, are forward-looking statements. These statements are only predictions. Actual events or results may differ materially. These statements are based upon assumptions and analyses made by the Sponsor on the basis of its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate in the circumstances. Whether actual results and developments will conform to the Sponsor’s expectations and predictions, however, is subject to a number of risks and uncertainties, including the special considerations discussed in this prospectus, including under “Risk Factors,” general economic, market and business conditions, changes in laws or regulations, including those concerning taxes, made by governmental authorities or regulatory bodies and other world economic and political developments. Consequently, the forward-looking statements made in this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments the Sponsor anticipates will be realized or, even if substantially realized, will result in the expected consequences to, or have the expected effects on, the Trust’s operations or the value of the Shares. Moreover, none of the Sponsor, the Trustee or the Delaware Trustee, assumes responsibility for the accuracy or completeness of any forward-looking statements. None of the Trust, the Investing Pool, the Sponsor, the Trustee or the Delaware Trustee is under a duty to update any forward-looking statements to conform the statements to actual results or to a change in the expectations or predictions of these persons.

USE OF PROCEEDS

Proceeds received by the Trust from the issuance and sale of Baskets will consist of long positions in CERFs and cash (or, in the discretion of the Sponsor, Short-Term Securities in lieu of cash). The Trust will deliver, or cause the delivery of, these proceeds to the Investing Pool in return for Investing Pool Interests. The assets will be held on behalf of the Investing Pool in its account with Goldman, Sachs & Co., its Clearing FCM, until (1) withdrawn in connection with redemptions of Baskets or (2) liquidated to pay expenses and liabilities of the Trust and the Investing Pool not assumed by the Sponsor or the Manager. See “Business of the Trust and Investing Pool—Trust Expenses”.

FUTURES CONTRACTS ON THE S&P GSCI-ER

The assets of the Investing Pool consist of CERFs and cash or Short-Term Securities posted as margin to collateralize the Investing Pool’s CERF positions. CERFs are traded on the CME and were first listed and made available for trading on March 13, 2006. Until October 2010, these CERF contracts, which expired in March 2011, were the only CERFs listed. In October 2010, the CME listed a second CERF contract, which expires in March 2014. Consequently, CERFs have a limited trading history. Futures contracts and options on futures contracts on the S&P GSCI™, which does not reflect the excess return embedded in the S&P GSCI-ER, have been traded on the CME since 1992. CERFs are listed and traded separately from the S&P GSCI™ futures contracts and options on futures contracts.

CERFs are subject to the rules of the CME. CERFs trade on GLOBEX, the CME’s electronic trading system, and do not trade through open outcry on the floor of the CME. Transactions in CERFs are cleared through the CME Clearing House by the trader’s FCM acting as its agent. Under these clearing arrangements, the CME Clearing House becomes the buyer to each member FCM representing a seller of the contract and the seller to each member futures commission merchant representing a buyer of the contract. As a result of these clearing arrangements, each trader holding a position in CERFs is subject to the credit risk of the CME Clearing House and the FCM carrying its position in CERFs. See “Risk Factors—Risk Factors Related to CERFs and the S&P GSCI-ER—The Investing Pool’s Clearing FCM or the CME Clearing House could fail, which could expose the Investing Pool to greater risk.”

As noted above, the CERFs currently listed on the CME have an expiration date of March 2014. CERFs listed on later dates may have terms that differ from those of CERFs listed at this time, including changes to the transaction fees charged by the CME and the clearing FCM (as defined below) associated with the purchase and sale of CERFs on the CME. The aggregate transaction fees currently equals $13.20 per CERF for purchases and sales of CERFs expiring in March 2014. The CME may change such fees in the future. Each CERF is a contract that provides for cash settlement, at expiration, based upon the final settlement value of the S&P GSCI-ER at the expiration of the contract, multiplied by a fixed dollar multiplier. For the CERF contract expiring in March 2014, the final settlement value is determined for this purpose on the eleventh business day of March 2014. On a daily basis, market participants with positions in CERFs, other than those participants subject to special margin requirements, such as the Investing Pool, are obligated to pay, or entitled to receive, cash (known as “variation margin”) in an amount equal to the change in the daily settlement level of the CERF from the preceding trading day’s settlement level (or, initially, the contract price at which the position was entered into). Specifically, if the daily settlement price of the contract increases over the previous day’s price, the seller of the contract must pay the difference to the buyer, and if the daily settlement price is less than the previous day’s price, the buyer of the contract must pay the difference to the seller.

Futures contracts typically require deposits of initial margin as well as payments of daily variation margin as the value of the contracts fluctuate. For most market participants, the initial margin requirement for CERFs is generally expected to be 3% to 7%. Certain market participants, known as “100% margin participants,” however, are required to deposit with their FCMs initial margin in an amount equal to 100% of the value of the CERF on the date the position is established. The FCM, in turn, is required to deliver to the CME Clearing House initial margin at a level generally expected to be from 3% to 7% and pledge to the clearing house, pursuant to a separate custody arrangement pursuant to CME rules, an amount equal to the remainder of the 100% margin amount posted by 100% margin participants. The separate custody arrangement will be an account with the FCM.

As a result of these arrangements, a 100% margin participant buying a CERF is subject to substantially greater initial margin requirements than other market participants, but is not required to deposit any additional amounts with its FCM as variation margin if the value of the CERFs declines. Instead, the FCM is obligated to make variation margin payments to the CME Clearing House in respect of CERFs held by 100% margin participants, which it transfers from the separate custody account (and, in turn, from the 100% margin posted by those participants).

If the daily settlement price increases, the FCM receives variation margin from the clearinghouse for the account of the 100% margin participant, which it holds in the separate custody account for the benefit of the 100% margin participant. The buyer is not, however, entitled to receive or withdraw this variation margin from its FCM until the liquidation or final settlement of its CERF position. The buyer is entitled to receive interest or other income on the assets it has deposited as margin or that are credited to the custody account on its behalf from time to time.

Upon liquidation or settlement of a CERF, a 100% margin participant will receive from its FCM its initial margin deposit, adjusted for variation margin paid or received by the futures commission merchant with respect to the contract during the time it was held by the participant (or the proceeds from liquidation of any investments made with such funds for the benefit of the participant under the terms of its custody arrangement with the carrying FCM).

The 100% margin participants include any market participant that is (1) an investment company registered under the Investment Company Act or (2) an investment fund, commodity pool, or other similar type of pooled trading vehicle (other than a pension plan or fund) that is offered to the public pursuant to an effective registration statement filed under the United States Securities Act of 1933, as amended (the “Securities Act”), regardless of whether it is also registered under the Investment Company Act, and that has its principal place of business in the United States.

The Investing Pool is a 100% margin participant. The Investing Pool satisfies the 100% margin requirement by depositing with the Clearing FCM cash or Short-Term Securities with a value equal to 100% of the value of each long position in CERFs.

CERFs also differ from traditional futures contracts in another significant respect. In contrast to other types of futures contracts, which are typically listed with monthly, bimonthly or quarterly expirations, CERFs are expected to be listed with longer expirations. A buyer or seller of CERFs will be able to trade CERFs on the market maintained by the CME and will consequently be able to liquidate its position at any time, subject to the existence of a liquid market. If a party to a CERF wishes to hold its position to expiration, however, it will be necessary to maintain the position for the applicable term, which may be several years. As a CERF nears expiration, it is anticipated, but there can be no assurance, that the CME will list an additional CERF with a term of similar length. CERFs have generally been less liquid than other futures contracts.

Creation and redemption of interests in the Trust, and the corresponding creation and redemption of interests in the Investing Pool, are generally effected through EFRPs. EFRPs involve contemporaneous transactions in futures contracts and the underlying cash commodity or a closely related commodity. In a typical EFRP, the buyer of the futures contract sells the underlying commodity to the seller of the futures contract. In the context of CERFs, the CME permits the execution of EFRPs consisting of simultaneous purchases (sales) of CERFs and sales (purchases) of Shares. This mechanism generally is used by the Trust in connection with the creation and redemption of Baskets. Specifically, it is anticipated that an Authorized Participant requesting the creation of additional Baskets typically will transfer CERFs and cash (or, in the discretion of the Sponsor, Short-Term Securities in lieu of cash) to the Trust in return for Shares.

The Trust will simultaneously contribute to the Investing Pool the CERFs (and any cash or Short-Term Securities) received from an Authorized Participant in return for an increase in its Investing Pool Interests. If an EFRP is executed in connection with the redemption of one or more Baskets, an Authorized Participant will transfer to the Trust the interests being redeemed and the Trust will transfer to the Authorized Participant CERFs and cash or Short-Term Securities. In order to obtain the CERFs and cash or Short-Term Securities to be transferred to an Authorized Participant, the Trust will redeem an equivalent portion of its interest in the Investing Pool Interests. The Trust may include CERFs of different expirations in the creation and redemption of Baskets.

THE INDEX AND THE S&P GSCI-ER

This section contains a description of the Index and the S&P GSCI-ER. All information regarding the Index and the S&P GSCI-ER contained in this prospectus, including its composition, method of calculation, changes in its components and historical performance, has been derived from publicly available information, including information published by S&P, which is the “Index Sponsor,” but has not been independently verified. You, as an investor in the Shares, should conduct your own investigation into the Index, the S&P GSCI-ER and the Index Sponsor.

The previous Index Sponsor, Goldman, Sachs & Co., sold its GSCI family of indices, including the S&P GSCI™, the S&P GSCI-ER and the Index, to S&P effective May 2007. Prior to their acquisition by S&P, the S&P GSCI™ was known as the Goldman Sachs Commodity Index, the S&P GSCI-ER was known as the GSCI® Excess Return Index and the Index was known as the GSCI® Total Return Index.

The Trust and Shares are not sponsored, endorsed, sold or promoted by the Index Sponsor. The Index Sponsor makes no representation or warranty, express or implied, to the owners of the Shares or any member of the public regarding the advisability of investing in securities generally or in the Shares particularly or the ability of the S&P GSCI™, the S&P GSCI-ER or the Index or any related indices or sub-indices to track the appropriate market performance. The Index Sponsor’s only relationship to BlackRock Asset Management International Inc., BlackRock Institutional Trust Company, N.A., the Trust or the Investing Pool is the licensing of certain trademarks, trade names of the Index Sponsor and the S&P GSCI™ and other intellectual property. The S&P GSCI™, the S&P GSCI-ER and the Index are determined and composed by the Index Sponsor and calculated by the Index Sponsor or its agents without regard to BlackRock Asset Management International Inc., BlackRock Institutional Trust Company, N.A., the Investing Pool or the Trust. The Index Sponsor has no obligation to take the needs of BlackRock Asset Management International Inc., BlackRock Institutional Trust Company, N.A., the Investing Pool, the Trust or the Shareholders into consideration in determining, composing or calculating the S&P GSCI™, the S&P GSCI-ER or the Index. The Index Sponsor is not responsible for and has not participated in the determination of the prices and the amount of the Shares or the timing of the issuance of sale of Shares or in the determination or calculation of the Basket Amount. The Index Sponsor has no obligation or liability in connection with the administration, marketing or trading of the Shares.

The Index Sponsor does not guarantee the accuracy or the completeness of the S&P GSCI™, the S&P GSCI-ER or the Index or any data included therein, and the Index Sponsor disclaims any and all liability for any errors, omissions, or interruptions therein. The Index Sponsor makes no warranty, express or implied, as to the results to be obtained by the Trust, the Investing Pool, the Shareholders or any other person or entity from use of the S&P GSCI™, the S&P GSCI-ER or the Index or any data included therein. The Index Sponsor makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the S&P GSCI™, the S&P GSCI-ER or the Index or any data included therein. Without limiting any of the foregoing, the Index Sponsor expressly disclaims any and all liability for any special, punitive, indirect, or consequential damages (including lost profits), even if notified of the possibility of such damages.

The following information with respect to the Index and the S&P GSCI-ER reflects the policies of and is subject to change by the Index Sponsor. The Index Sponsor owns the copyright and other rights to the Index and the S&P GSCI-ER. The Index Sponsor has no obligation to consider your interests as a Shareholder and has no obligation to continue to publish, and may discontinue the publication of, the Index or the S&P GSCI-ER. The consequences of the Index Sponsor’s discontinuing the S&P GSCI-ER are described under “Risk Factors—Risk Factors Relating to CERFs and the S&P GSCI-ER.”

Current information regarding the market values of the Index and the S&P GSCI-ER is available from the Index Sponsor and numerous public sources. None of the Sponsor, the Trustee, the Delaware Trustee, the Trust or the Investing Pool makes any representation that publicly available information about the Index and the S&P

GSCI-ER is accurate or complete. In addition, none of the Sponsor, the Trustee, the Delaware Trustee, the Trust or the Investing Pool accepts any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in, the Index or the S&P GSCI-ER.

The Index and the S&P GSCI-ER were established in May 1991. The Index reflects the value of an investment in the S&P GSCI-ER together with a Treasury bill return. The S&P GSCI-ER reflects the returns that are potentially available through a rolling uncollateralized investment in the contracts comprising the S&P GSCI™.

Because futures contracts have scheduled expirations, or delivery months, as one contract nears expiration it becomes necessary to close out the position in that delivery month and establish a position in the next available delivery month. This process is referred to as “rolling” the position forward. The S&P GSCI-ER is designed to reflect the return from rolling each contract included in the S&P GSCI™ as it nears expiration into the next available delivery month. This is accomplished by selling the position in the first delivery month and purchasing a position of equivalent value in the second delivery month. If the price of the second contract is lower than the price of the first contract, the “rolling” process results in a greater quantity of the second contract being acquired for the same value. Conversely, if the price of the second contract is higher than the price of the first contract, the “rolling” process results in a smaller quantity of the second contract being acquired for the same value.

More specifically, the rolling of the contracts included in the S&P GSCI™ occurs on the fifth through the ninth business days of each month. During this roll period, each contract is shifted from the contract with the nearest expiration to the contract with the next nearest expiration at a rate of 20% per day for each the five days of the roll period. Therefore, during the first four business days of a month, and just before the end of the fifth business day, the S&P GSCI™ consists of futures contracts with the nearest expirations. The S&P GSCI™ is calculated as though each contract roll occurs at the end of each day during the roll period, at the daily settlement prices. At the end of the fifth business day, the S&P GSCI™ is adjusted so that 20% of the contracts underlying the S&P GSCI™ held are in the next nearest expiring contracts, with 80% remaining in the nearest expiring contracts. The roll process continues on the sixth, seventh and eighth business days, with the relative weights of the nearest to the next nearest expirations gradually shifting from a 60%/40% weighting, to a 40%/60% weighting, to a 20%/80% weighting. At the end of the ninth business day, the last of the contracts with the nearest expirations are exchanged, completing the roll and leaving the S&P GSCI™ composed entirely of contracts with the next nearest expirations. See “—Contract Daily Return.”

The S&P GSCI™ itself is an index on a production-weighted basket of principal physical commodities that satisfy specified criteria. The S&P GSCI™ reflects the level of commodity prices at a given time and is designed to be a measure of the performance over time of the markets for these commodities. The commodities represented in the S&P GSCI™ are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries. The commodities included in the S&P GSCI™ are weighted, on a production basis, to reflect the relative significance (in the view of the Index Sponsor) of those commodities to the world economy. The fluctuations in the level of the S&P GSCI™ are intended generally to correlate with changes in the prices of those physical commodities in global markets. The value of the S&P GSCI™ has been normalized such that its hypothetical level on January 2, 1970 was 100.

The following is a summary of the composition of and the methodology used to calculate the S&P GSCI™ as of the date of this prospectus. The methodology for determining the composition and weighting of the S&P GSCI™ and for calculating its value is subject to modification in a manner consistent with the purposes of the S&P GSCI™, as described below. The Index Sponsor makes the official calculations of the value of the S&P GSCI™. At present, this calculation is performed continuously and is reported on Reuters Page .SPGSCI and on Bloomberg page SPGSCI <index> and is updated at least once every three minutes during business hours on each day on which the S&P GSCI™ is calculated, referred to as an “S&P GSCI™ Business Day.” The settlement price for the S&P GSCI-ER is reported on Reuters Page .SPGSCIP and on Bloomberg page SPGSCIP <index> at the end of each S&P GSCI™ Business Day. If Reuters ceases to publish the value of the S&P GSCI™ or the settlement price of the S&P GSCI-ER, the Index Sponsor has undertaken to use commercially reasonable efforts to ensure that a comparable reporting service publishes the value of the S&P GSCI™ and the settlement price of the S&P GSCI-ER so long as any Shares are outstanding.

In light of the rapid development of electronic trading platforms and the potential for significant shifts in liquidity between traditional exchanges and those platforms, the Index Sponsor may review both the procedures and criteria for determining the contracts to be included in the S&P GSCI™, as well as the procedures and criteria for evaluating available liquidity on an intra-year basis in order to provide S&P GSCI™ market participants with efficient access to new sources of liquidity and the potential for more efficient trading. In particular, the Index Sponsor may examine the conditions under which an instrument traded on an electronic platform, rather than a traditional futures contract traded on a traditional futures exchange, should be permitted to be included in the S&P GSCI™ and how the composition of the S&P GSCI™ should respond to rapid shifts in liquidity between those instruments and contracts currently included in the S&P GSCI™.

The Index Committee and Commodity Index Advisory Panel

The Index Sponsor has established an “Index Committee” to oversee the daily management and operations of the S&P GSCI™ and is responsible for all analytical methods and calculation in the indices. The Index Committee is comprised of full-time professional members of S&P’s staff. At each meeting, the Index Committee reviews any issues that may affect index constituents, statistics comparing the composition of the indices to the market, commodities that are being considered as candidates for addition to an index, and any significant market events. In addition, the Index Committee may revise index policy covering rules for selecting commodities, or other matters.

S&P considers information about changes to its indices and related matters to be potentially market moving and material. Therefore, all Index Committee discussions are confidential.

In addition, the Index Sponsor has established a “Commodity Index Advisory Panel” to assist it with the operation of the S&P GSCI™. The Commodity Index Advisory Panel meets on an annual basis and at other times at the request of the Index Committee. The principal purpose of the Commodity Index Advisory Panel is to advise the Index Committee with respect to, among other things, the calculation of the S&P GSCI™, the effectiveness of the S&P GSCI™ as a measure of commodity futures market performance and the need for changes in the composition or the methodology of the S&P GSCI™. The Commodity Index Advisory Panel acts solely in an advisory and consultative capacity. The Index Committee makes all decisions with respect to the composition, calculation and operation of the S&P GSCI™. Certain of the members of the Commodity Index Advisory Panel may be affiliated with clients of S&P. Also, certain of the members of the Commodity Index Advisory Panel may be affiliated with entities which, from time to time, may have investments linked to the S&P GSCI™, either through transactions in the contracts included in the S&P GSCI™, futures contracts on the S&P GSCI™ or derivative products linked to the S&P GSCI™.

Composition of the S&P GSCI™

Currently, in order to be included in the S&P GSCI™, a contract must satisfy the following eligibility criteria:

(1)	The contract must:

(a)	be in respect of a physical commodity and not a financial commodity;

(b)	have a specified expiration or term, or provide in some other manner for delivery or settlement at a specified time, or within a specified period, in the future;

(c)	be available, at any given point in time, for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement; and

(d)	be traded on a trading facility that allows market participants to execute spread transactions, through a single order entry, between the pairs of contract expirations included in the S&P GSCI™

that at any given point in time will be involved in the rolls to be effected in the next three roll periods.

(2)	The commodity must be the subject of a contract that:

(a)	is denominated in U.S. dollars;

(b)	is traded on or through an exchange, facility or other platform, referred to as a “trading facility,” that has its principal place of business or operations in a country that is a member of the Organization for Economic Cooperation and Development that:

(i)	makes price quotations generally available to its members or participants (and, if the Index Sponsor is not such a member or participant, to the Index Sponsor) in a manner and with a frequency that is sufficient to provide reasonably reliable indications of the level of the relevant market at any given point in time;

(ii)	makes reliable trading volume information available to the Index Sponsor with at least the frequency required by the Index Sponsor to make the monthly determinations;

(iii)	accepts bids and offers from multiple participants or price providers; and

(iv)	is accessible by a sufficiently broad range of participants.

(3)

The price of the relevant contract that is used as a reference or benchmark by market participants, referred to as the “daily contract reference price,” generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion in the S&P GSCI™. In appropriate circumstances, however, the Index Sponsor, in consultation with the Index Committee, may determine that a shorter time period is sufficient or that historical daily contract reference prices for that contract may be derived from daily contract reference prices for a similar or related contract. The daily contract reference price may be (but is not required to be) the settlement price or other similar price published by the relevant trading facility for purposes of margining transactions or for other purposes.

(4)

At and after the time a contract is included in the S&P GSCI™, the daily contract reference price for that contract must be published between 10:00 a.m. and 4:00 p.m. (New York time) on each business day relating to that contract by the trading facility on or through which it is traded and must generally be available to all members of, or participants in, that trading facility (and, if the Index Sponsor is not such a member or participant, to the Index Sponsor) on the same day from the trading facility or through a recognized third-party data vendor. Such publication must include, at all times, daily contract reference prices for at least one expiration or settlement date that is five months or more from the date the determination is made, as well as for all expiration or settlement dates during that five-month period.

(5)	Volume data with respect to the contract must be available for at least the three months immediately preceding the date on which the determination is made.

(6)

A contract that is not included in the S&P GSCI™ at the time of determination and that is based on a commodity that is not represented in the S&P GSCI™ at that time must, in order to be added to the S&P GSCI™ at that time, have an annualized total dollar value traded over the relevant period of at least $15 billion. The “total dollar value traded” is the dollar value of the total quantity of the commodity underlying transactions in the relevant contract and any related contract over the period for which the calculation is made, based on the average of the daily contract reference prices on the last day of each month during the period.

(7)

A contract that is already included in the S&P GSCI™ at the time of determination and that is the only contract on the relevant commodity included in the S&P GSCI™ must, in order to continue to be included in the S&P GSCI™ after that time, have an annualized total dollar value traded over the relevant period of at least $5 billion and at least $10 billion during at least one of the three most recent annual periods used in making the determination.

(8)

A contract that is not included in the S&P GSCI™ at the time of determination and that is based on a commodity on which there are one or more contracts already included in the S&P GSCI™ at that time must, in order to be added to the S&P GSCI™ at that time, have an annualized total dollar value traded over the relevant period of at least $30 billion.

(9)

A contract that is already included in the S&P GSCI™ at the time of determination and that is based on a commodity on which there are one or more contracts already included in the S&P GSCI™ at that time must, in order to continue to be included in the S&P GSCI™ after that time, have an annualized total dollar value traded over the relevant period of at least $10 billion and at least $20 billion during at least one of the three most recent annual periods used in making the determination.

(10)	A contract that is:

(a)

already included in the S&P GSCI™ at the time of determination must, in order to continue to be included after that time, have a reference percentage dollar weight of at least 0.10%. The “reference percentage dollar weight” of a contract represents the current value of the quantity of the underlying commodity that is included in the S&P GSCI™ at a given time. This figure is determined by dividing (A) the product of the contract production weight of each contract (“CPW”), and the average of its daily contract reference prices on the last day of each month during the relevant period, by (B) the sum of the products in (A) for all contracts included in the S&P GSCI™. The CPW of a contract is part of its weight in the S&P GSCI™; and

(b)	not included in the S&P GSCI™ at the time of determination must, in order to be added to the S&P GSCI™ at that time, have a reference percentage dollar weight of at least 1.00%.

(11)	In the event that two or more contracts on the same commodity satisfy the eligibility criteria:

(a)

Such contracts will be included in the S&P GSCI™ in the order of their respective total quantity traded during the relevant period (determined as the total quantity of the commodity underlying transactions in the relevant contract), with the contract having the highest total quantity traded being included first, provided that no further contracts will be included if such inclusion would result in the portion of the S&P GSCI™ attributable to that commodity exceeding a particular level; and

(b)

If additional contracts could be included with respect to several commodities at the same time, that procedure is first applied with respect to the commodity that has the smallest portion of the S&P GSCI™ attributable to it at the time of determination. Subject to the other eligibility criteria described above, the contract with the highest total quantity traded on that commodity will be included. Before any additional contracts on the same commodity or on any other commodity are included, the portions of the S&P GSCI™ attributable to all commodities are recalculated. The selection procedure described above is then repeated with respect to the contracts on the commodity that then has the smallest portion of the S&P GSCI™ attributable to it.

The contracts currently included in the S&P GSCI™ are futures contracts traded on the New York Mercantile Exchange, Inc. (“NYM”), ICE Futures U.S. (“ICE-US”), ICE Futures Europe (“ICE-UK”), the CME, the Chicago Board of Trade (“CBT”), the Kansas City Board of Trade (“KBT”), the COMEX Division of the New York Mercantile Exchange, Inc. (“CMX”) and the London Metal Exchange (“LME”).

The futures contracts currently included in the S&P GSCI™, their percentage dollar weights, their market symbols and the exchanges on which they are traded are as follows:

Commodity	Dollar Weight March 31 2012*	Ticker(1)	Trading Facility
Crude Oil	31.62%	CL	NYM/ICE
Brent Crude Oil	19.23%	LCO	ICE-UK
Gas Oil	8.24%	LGO	ICE-UK
Unleaded Gas	5.52%	RB	NYM
Heating Oil	5.14%	HO	NYM
Corn	4.32%	C	CBT
Copper	3.28%	MCU	LME
Gold	2.90%	GC	CMX
Wheat	2.72%	W	CBT
Soybeans	2.55%	S	CBT
Live Cattle	2.43%	LC	CME
Aluminum	2.03%	MAL	LME
Sugar	1.93%	SB	ICE-US
Lean Hogs	1.49%	LH	CME
Natural Gas	1.39%	NG	NYM/ICE
Cotton	1.13%	CT	ICE-US
Kansas Wheat	0.79%	KW	KBT
Coffee	0.72%	KC	ICE-US
Nickel	0.54%	MNI	LME
Zinc	0.50%	MZN	LME
Silver	0.49%	SI	CMX
Feeder Cattle	0.46%	FC	CME
Lead	0.36%	MPB	LME
Cocoa	0.21%	CC	ICE-US

(1)	Tickers are Reuters RIC Codes.
*	The futures contracts included in the S&P GSCI™ and their percentage dollar weights, among other matters, may change. Source: S&P. Used with permission.

The quantity of each of the contracts included in the S&P GSCI™ is determined on the basis of a five-year average, referred to as the “world production average,” of the production quantity of the underlying commodity as published by the United Nations Statistical Yearbook, the Industrial Commodity Statistics Yearbook and other official sources. However, if a commodity is primarily a regional commodity, based on its production, use, pricing, transportation or other factors, the Index Sponsor, in consultation with the Index Committee, may calculate the weight of that commodity based on regional, rather than world, production data. At present, natural gas is the only commodity the weights of which are calculated on the basis of regional production data, with the relevant region defined as North America.

The five-year moving average is updated annually for each commodity included in the S&P GSCI™, based on the most recent five-year period (ending approximately one and a half years prior to the date of calculation and moving backwards) for which complete data for all commodities is available. The CPWs used in calculating the S&P GSCI™ are derived from world or regional production averages, as applicable, of the relevant commodities, and are calculated based on the total quantity traded for the relevant contract and the world or regional production average, as applicable, of the underlying commodity. However, if the volume of trading in the relevant contract, as a multiple of the production levels of the commodity, is below specified thresholds, the CPW of the contract is reduced until the threshold is satisfied. This is designed to ensure that trading in each contract is sufficiently liquid relative to the production of the commodity.

In addition, the Index Sponsor performs this calculation on a monthly basis and, if the multiple of any contract is below the prescribed threshold, the composition of the S&P GSCI™ is reevaluated, based on the criteria and weighting procedure described above. This procedure is undertaken to allow the S&P GSCI™ to shift from contracts that have lost substantial liquidity into more liquid contracts during the course of a given year. As a result, it is possible that the composition or weighting of the S&P GSCI™ will change on one or more of these monthly evaluation dates. The likely circumstances under which the Index Sponsor would be expected to change the composition of the Index during a given year, however, are (1) a substantial shift of liquidity away from a contract included in the Index as described above, or (2) an emergency, such as a natural disaster or act of war or terrorism, that causes trading in a particular contract to cease permanently or for an extended period of time. In either event, the Index Sponsor will publish the nature of the changes, through websites, news media or other outlets, with as much prior notice to market participants as is reasonably practicable. Moreover, regardless of whether any changes have occurred during the year, the Index Sponsor reevaluates the composition of the S&P GSCI™ at the conclusion of each year, based on the above criteria. Other commodities that satisfy that criteria, if any, will be added to the S&P GSCI™. Commodities included in the S&P GSCI™ that no longer satisfy that criteria, if any, will be deleted.

The Index Sponsor also determines whether modifications in the selection criteria or the methodology for determining the composition and weights of and for calculating the S&P GSCI™ are necessary or appropriate in order to assure that the S&P GSCI™ represents a measure of commodity market performance. The Index Sponsor has the discretion to make any such modifications.

Contract Expirations

Because the S&P GSCI™ is comprised of actively traded contracts with scheduled expirations, it can be calculated only by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as “contract expirations.” The contract expirations included in the S&P GSCI™ for each commodity during a given year are designated by the Index Sponsor, in consultation with the Index Committee, provided that each contract must be an “active contract.” An “active contract” for this purpose is a liquid, actively-traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry.

If a trading facility deletes one or more contract expirations, the S&P GSCI™ will be calculated during the remainder of the year in which that deletion occurs on the basis of the remaining contract expirations designated by the Index Sponsor. If a trading facility ceases trading in all contract expirations relating to a particular contract, the Index Sponsor may designate a replacement contract on the commodity. The replacement contract must satisfy the eligibility criteria for inclusion in the S&P GSCI™. To the extent practicable, the replacement will be effected during the next monthly review of the composition of the S&P GSCI™. If that timing is not practicable, the Index Sponsor will determine the date of the replacement and will consider a number of factors, including the differences between the existing contract and the replacement contract with respect to contractual specifications and contract expirations.

If a trading facility eliminates one or more contract expirations, but there are remaining contract expirations of the same contract, the weighting of the commodity underlying the relevant contract will not be affected. If the trading facility ceases trading in all contract expirations relating to a particular contract, and the Index Sponsor designates a replacement contract on the same commodity, the index weighting allocated to the terminated contract will be allocated to the replacement contract. Accordingly, unless a contract is eliminated entirely and no replacement contract is designated, a cessation of trading in certain contract expirations or the elimination of a contract will not affect the weighting of commodities in the Index. If a contract is eliminated and there is no replacement contract, the underlying commodity will necessarily drop out of the Index and the weighting allocated to that contract will then be allocated pro rata to the remaining contracts in the Index. The designation of a replacement contract, or the elimination of a commodity from the Index because of the absence of a replacement contract, could affect the value of the Index and the S&P GSCI-ER, either positively or negatively, depending on the price of the contract that is eliminated and the prices of the remaining contracts in the Index. It is impossible, however, to predict the effect of these changes, if they occur, on the value of the Index or the S&P GSCI-ER.

Total Dollar Weight of the S&P GSCI™

The total dollar weight of the S&P GSCI™ is the sum of the dollar weights of each of the underlying commodities. The dollar weight of each such commodity on any given day is equal to:

•	the daily contract reference price;

•	multiplied by the appropriate CPW; and

•	during a roll period, the appropriate “roll weights” (discussed below).

The daily contract reference price used in calculating the dollar weight of each commodity on any given day is the most recent daily contract reference price made available by the relevant trading facility, except that the daily contract reference price for the most recent prior day will be used if the exchange is closed or otherwise fails to publish a daily contract reference price on that day. In addition, if the trading facility fails to make a daily contract reference price available or publishes a daily contract reference price that, in the reasonable judgment of the Index Sponsor, reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected; provided, that, if the price is not made available or corrected by 4:00 p.m. (New York time), the Index Sponsor may, if it deems that action to be appropriate under the circumstances, determine the appropriate daily contract reference price for the applicable futures contract in its reasonable judgment for purposes of the relevant S&P GSCI™ calculation.

It is generally considered unlikely that a trading facility will fail to publish a daily contract reference price in the regular course of business, because the price is required to margin open positions in the relevant contracts. It is possible, however, that a trading facility will fail to publish a daily contract reference price under emergency or extraordinary conditions, such as in the event of a natural disaster, act of war or terrorist attack, that prevent trading or cause a termination of trading on a given day. A manifest error in a daily contract reference price is also unlikely to occur, but is nevertheless possible. This could arise, for example, in the event of a system malfunction that results in the published daily contract reference price being outside the range of trading for the relevant day. In that instance, it would be clear that the published price could not be correct and the Index Sponsor would likely disregard that price.

Contract Daily Return

The contract daily return on any given day is equal to (1)(A) the sum, for each of the commodities included in the S&P GSCI™, of the applicable daily contract reference price on the relevant contract multiplied by the appropriate CPW and the appropriate “roll weight,” divided by (B) the total dollar weight of the S&P GSCI™ on the preceding day, minus (2) one.

The “roll weight” of each commodity reflects the fact that the positions in contracts must be liquidated or rolled forward into more distant contract expirations as they near expiration. If actual positions in the relevant markets were rolled forward, the roll would likely need to take place over a period of days. Since the S&P GSCI™ is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the S&P GSCI™ also takes place over a period of days at the beginning of each month, referred to as the “roll period.” On each day of the roll period, the “roll weights” of the first nearby contract expirations on a particular commodity and the more distant contract expiration into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the S&P GSCI™ is gradually shifted from the first nearby contract expiration to the more distant contract expiration.

If on any day during a roll period any of the following conditions exists, the portion of the roll that would have taken place on that day is deferred until the next day on which these conditions do not exist:

•	no daily contract reference price is available for a given contract expiration;

•	any such price represents the maximum or minimum price for that contract month, based on exchange price limits, referred to as a “Limit Price”;

•

the daily contract reference price published by the relevant trading facility reflects manifest error, or that price is not published by 4:00 p.m. (New York time). In that event, the Index Sponsor may, but is not required to, determine a daily contract reference price and complete the relevant portion of the roll based on that price; provided, that, if the trading facility publishes a price before the opening of trading on the next day, the Index Sponsor will revise the portion of the roll accordingly; or

•	trading in the relevant contract terminates prior to its scheduled closing time.

If any of these conditions exist throughout the roll period, the roll with respect to the affected contract will be effected in its entirety on the next day on which these conditions no longer exist.

Calculation of the S&P GSCI-ER

The value of the S&P GSCI-ER on any S&P GSCI™ Business Day is equal to the product of (1) the value of the S&P GSCI-ER on the immediately preceding S&P GSCI™ Business Day multiplied by (2) one plus the contract daily return on the S&P GSCI™ Business Day on which the calculation is made.

Calculation of the Index

The value of the Index on any S&P GSCI™ Business Day is equal to the product of (1) the value of the Index on the immediately preceding S&P GSCI™ Business Day multiplied by (2) one plus the sum of the contract daily return and the Treasury bill return on the S&P GSCI™ Business Day on which the calculation is made, multiplied by (3) one plus the Treasury bill return for each non-S&P GSCI™ Business Day since the immediately preceding S&P GSCI™ Business Day. The Treasury bill return is the return on a hypothetical investment at a rate equal to the interest rate on a specified U.S. Treasury bill.

Historical Performance of the Index

The following table illustrates how the Index has performed based on the selection criteria and methodology described above since January 2, 1992. Most of the commodities currently comprising the S&P GSCI™, however, have not been continuously included in the S&P GSCI™, either because futures contracts on such commodities had not yet been introduced or because the futures contracts available for trading did not satisfy the selection criteria. Conversely, some commodities previously included in the S&P GSCI™ no longer meet the selection criteria and have been deleted.

Goldman, Sachs & Co., the previous Index Sponsor, began calculating and publishing the Index on Reuters in May 1991. The value of the Index has been normalized such that its hypothetical level on January 2, 1970 was 100.

The historical performance reflected in the following table is based on the Index selection criteria identified above and on actual price movements in the relevant markets on the relevant date. There can be no assurance, however, that this performance will be replicated in the future or that the historical performance of the Index will serve as a reliable indicator of its future performance. Furthermore, although it is the objective of the Trust to seek investment results that correspond generally to the performance of the Index, the actual performance of an investment in Shares will not correspond exactly to that of the Index and will also depend on the fees and expenses of the Trust and the Investing Pool.

Historical Value of the S&P GSCI™ Total Return Index*

January 2, 1992	2,304.20
January 4, 1993	2,371.27
January 3, 1994	2,111.22
January 3, 1995	2,185.21
January 2, 1996	2,711.25
January 2, 1997	3,591.15
January 2, 1998	3,019.39
January 4, 1999	1,992.32
January 3, 2000	2,766.77
January 2, 2001	4,022.43
January 2, 2002	2,891.27
January 2, 2003	3,819.38
January 2, 2004	4,520.70
January 3, 2005	5,173.25
January 3, 2006	6,729.99
January 2, 2007	5,611.07
January 2, 2008	7,710.14
January 2, 2009	4,109.70
January 4, 2010	4,649.40
January 3, 2011	4,961.40
January 3, 2012	5,049.20

*	Source: S&P. Used with permission.

SELECTED FINANCIAL DATA

The following tables set forth selected financial data for the Trust and the Investing Pool. The selected financial data as of December 31, 2011, 2010, 2009, 2008 and 2007 and for the years ended December 31, 2011, 2010, 2009, 2008 and 2007 have been derived from the audited financial statements. The selected financial data presented herein should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements, including the notes thereto, and other historical financial information included elsewhere in this prospectus.

Financial Highlights

(Dollar amounts in $000’s, except for per Share amounts)

iShares® S&P GSCI™ Commodity-Indexed Trust

	December 31,
	2011	2010	2009	2008	2007
Total assets	$1,313,292	$1,799,880	$1,759,350	$466,237	$458,195
Total gain (loss) on sales of investments and futures contracts	$166,006	$(102,880)	$(9,555)	$16,571	$(3,642)
Net gain (loss)	$(37,704)	$118,572	$202,619	$(375,172)	$90,434
Weighted-average Shares outstanding	46,673,836	53,999,863	41,228,356	12,680,191	6,266,301
Net gain (loss) per Share	$(0.81)	$2.20	$4.91	$(29.59)	$14.43
Net cash flows	$—	$—	$—	$—	$—

iShares® S&P GSCI™ Commodity-Indexed Investing Pool LLC

	December 31,
	2011	2010		2009		2008		2007
Total assets	$1,314,700	$1,801,008		$1,769,161		$466,518		$458,503
Total gain (loss) on sales of investments and futures contracts	$166,007	$(102,881)		$(9,555)		$16,572		$(3,643)
Net gain (loss)	$(37,705)	$118,573		$202,621		$(375,184)		$90,440
Net cash flows	$(1,568)	$1,461	*	$(1,260	)*	$1,042	*	$335	*

*	Prior year’s amounts have been reclassified to conform with current financial statement presentation.

SUPPLEMENTARY FINANCIAL INFORMATION

Quarterly Income Statements*

(Dollar amounts in $000’s, except for per Share amounts)

iShares® S&P GSCI™ Commodity-Indexed Trust

	Three Months Ended (Unaudited)				Year Ended December 31, 2011
	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011
Investment Income Allocated from iShares® S&P GSCI™ Commodity-Indexed Investing Pool LLC
Interest	$742	$589	$262	$57	$1,650

Total investment income	742	589	262	57	1,650

Expenses Allocated from iShares® S&P GSCI™ Commodity-Indexed Investing Pool LLC
Management fee	3,511	3,392	2,789	2,493	12,186
Brokerage commissions and fees	755	3	1	1	761

Total expenses	4,267	3,395	2,790	2,495	12,947

Net investment loss	(3,525)	(2,807)	(2,528)	(2,438)	(11,297)

Realized and Unrealized Gain (Loss) Allocated from iShares® S&P GSCI™ Commodity-Indexed Investing Pool LLC
Net realized gain on short-term investments	20	138	25	2	185
Net realized gain (loss) on futures contracts	176,380	4,717	(7,899)	(7,377)	165,821
Net change in unrealized appreciation/depreciation on futures contracts	13,828	(176,183)	(149,212)	119,154	(192,413)

Net realized and unrealized gain (loss)	190,229	(171,329)	(157,086)	111,779	(26,407)

Net gain (loss)	$186,704	$(174,135)	$(159,614)	$109,341	$(37,704)

Net gain (loss) per Share	$3.47	$(3.52)	$(5.10)	$2.72	$(0.81)
Weighted-average Shares outstanding	53,761,111	49,417,033	31,321,196	40,201,667	46,673,836

iShares® S&P GSCI™ Commodity-Indexed Investing Pool LLC

	Three Months Ended (Unaudited)				Year Ended December 31, 2011
	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011
Investment Income
Interest	$742	$589	$262	$57	$1,650

Total investment income	742	589	262	57	1,650

Expenses
Management fee	3,511	3,392	2,789	2,493	12,186
Brokerage commissions and fees	755	3	1	1	761

Total expenses	4,267	3,395	2,791	2,495	12,947

Net investment loss	(3,525)	(2,807)	(2,528)	(2,438)	(11,297)

Realized and Unrealized Gain (Loss)
Net realized gain on short-term investments	20	138	25	2	185
Net realized gain (loss) on futures contracts	176,382	4,717	(7,899)	(7,377)	165,822
Net change in unrealized appreciation/depreciation on futures contracts	13,829	(176,185)	(149,213)	119,155	(192,415)

Net realized and unrealized gain (loss)	190,231	(171,331)	(157,088)	111,780	(26,408)

Net gain (loss)	$186,706	$(174,137)	$(159,616)	$109,342	$(37,705)

iShares® S&P GSCI™ Commodity-Indexed Trust

	Three Months Ended (Unaudited)				Year Ended December 31, 2010
	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010
Investment Income Allocated from iShares® S&P GSCI™ Commodity-Indexed Investing Pool LLC
Interest	$247	$528	$580	$616	$1,972

Total investment income	247	528	580	616	1,972

Expenses Allocated from iShares® S&P GSCI™ Commodity-Indexed Investing Pool LLC
Management fee	3,164	3,033	2,955	3,107	12,260
Brokerage commissions and fees	—	0	—	0	1

Total expenses	3,164	3,034	2,955	3,107	12,261

Net investment loss	(2,917)	(2,505)	(2,376)	(2,491)	(10,289)

Realized and Unrealized Gain (Loss) Allocated from iShares® S&P GSCI™ Commodity-Indexed Investing Pool LLC
Net realized gain (loss) on short-term investments	(0)	0	1	2	3
Net realized loss on futures contracts	—	(33,096)	(45,447)	(24,340)	(102,883)
Net change in unrealized appreciation/depreciation on futures contracts	(17,020)	(155,459)	166,465	237,755	231,741

Net realized and unrealized gain (loss)	(17,020)	(188,555)	121,019	213,417	128,861

Net gain (loss)	$(19,938)	$(191,060)	$118,643	$210,926	$118,572

Net gain (loss) per Share	$(0.36)	$(3.51)	$2.20	$4.12	$2.20
Weighted-average Shares outstanding	55,550,000	54,365,761	53,824,457	51,162,500	53,999,863

iShares® S&P GSCI™ Commodity-Indexed Investing Pool LLC

	Three Months Ended (Unaudited)				Year Ended December 31, 2010
	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010
Investment Income
Interest	$247	$528	$580	$616	$1,972

Total investment income	247	528	580	616	1,972

Expenses
Management fee	3,164	3,033	2,955	3,107	12,260
Brokerage commissions and fees	—	0	—	0	1

Total expenses	3,164	3,034	2,955	3,107	12,261

Net investment loss	(2,917)	(2,505)	(2,376)	(2,491)	(10,289)

Realized and Unrealized Gain (Loss)
Net realized gain (loss) on short-term investments	(0)	0	1	2	3
Net realized loss on futures contracts	—	(33,096)	(45,448)	(24,341)	(102,884)
Net change in unrealized appreciation/depreciation on futures contracts	(17,020)	(155,461)	166,466	237,758	231,743

Net realized and unrealized gain (loss)	(17,021)	(188,556)	121,020	213,419	128,862

Net gain (loss)	$(19,938)	$(191,062)	$118,645	$210,928	$118,573

*	Certain totals may not sum due to rounding.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements of the Trust and the Investing Pool and related notes included elsewhere in this prospectus. This discussion may contain statements that relate to future events or future performance. See “Forward-Looking Statements” elsewhere in this prospectus.

Introduction

As described in this prospectus, it is the objective of the Trust that the performance of the Shares correspond generally to the performance of the Index, before payment of the Trust’s and the Investing Pool’s expenses and liabilities. The Index is intended to reflect the performance of a diversified group of commodities. During the period beginning July 10, 2006 (commencement of operations) and ending on December 31, 2011, the Trust’s investment in the Investing Pool grew from $7,358,911 at July 10, 2006 to $1,313,291,939 at December 31, 2011. Outstanding Shares of the Trust grew from 150,000 Shares at July 10, 2006 to 39,750,000 Shares at December 31, 2011.

Results of Operations

The Year Ended December 31, 2011

The Trust’s net asset value decreased from $1,799,879,995 at December 31, 2010 to $1,313,291,939 at December 31, 2011. The decrease in the Trust’s net asset value was primarily due to a decrease in outstanding Shares, which fell from 52,700,000 at December 31, 2010 to 39,750,000 at December 31, 2011 due to 2,600,000 Shares (52 Baskets) being created and 15,550,000 Shares (311 Baskets) being redeemed during the year. The Trust’s net asset value was also affected by a decrease in the price of the March 2014 CERFs from the average purchase price of $501.91 to $474.80 at December 31, 2011, a 5.40% decrease.

This decrease in the Trust’s net asset value was partially offset when in February 2011, the Investing Pool began trading in CERFs expiring in March 2014 in connection with the rolling process from CERFs expiring in March 2011. The March 2011 CERFs increased in price from $480.40 at December 31, 2010 to a final sale price of $510.80 in February 2011, a 6.33% increase. For the year ended December 31, 2011, the Trust had a net realized gain on futures contracts of $165,820,763 and brokerage commissions and fees of $761,166 allocated from the Investing Pool primarily in connection with the rolling process.

The Year Ended December 31, 2010

The Trust’s net asset value grew from $1,759,350,446 at December 31, 2009 to $1,799,879,995 at December 31, 2010. The increase in the Trust’s net asset value resulted primarily from an increase in the price of CERFs during the year from $442.70 at December 31, 2009 to $480.40 at December 31, 2010, an 8.52% increase. The Trust’s net asset value was also affected by a decrease in outstanding Shares, which fell from 55,550,000 at December 31, 2009 to 52,700,000 at December 31, 2010 due to 8,400,000 Shares (168 Baskets) being created and 11,250,000 Shares (225 Baskets) being redeemed during the year.

The Year Ended December 31, 2009

The Trust’s net asset value grew from $466,237,257 at December 31, 2008 to $1,759,350,446 at December 31, 2009. The increase in the Trust’s net asset value resulted primarily from an increase in outstanding Shares, which rose from 16,950,000 at December 31, 2008 to 55,550,000 at December 31, 2009 due to 40,350,000 Shares (807 Baskets) being created and 1,750,000 Shares (35 Baskets) being redeemed during the year. The Trust’s net asset value was also affected by an increase in the price of CERFs during the year ended from $382.50 at December 31, 2008 to $442.70 at December 31, 2009, a 15.74% increase.

Liquidity and Capital Resources

The Trust’s sole asset as of December 31, 2011 was its investment in the Investing Pool. The Investing Pool’s assets consist of CERFs and cash and Short-Term Securities that are posted as collateral for the Investing Pool’s CERF positions. The Trust and the Investing Pool do not anticipate any further need for liquidity, because creations and redemptions of Shares generally occur in kind and ordinary expenses are met by cash on hand. Interest earned on the assets posted as collateral is paid to the Investing Pool and is used to pay the fixed fee to the Manager and purchase additional CERFs, or, in the discretion of the Sponsor, distributed to Shareholders. For the year ended December 31, 2011, interest income was $1,649,867, while the fixed fee totaled $12,186,111. For the year ended December 31, 2010, interest income was $1,971,686, while the fixed fee totaled $12,260,196. For the year ended December 31, 2009, interest income was $2,377,320, while the fixed fee totaled $9,015,519. A prolonged decline in interest rates could materially affect the amount of interest paid to the Investing Pool. In exchange for a fee based on the net asset value of the Investing Pool, the Sponsor and the Manager have assumed most of the ordinary expenses incurred by the Trust and the Investing Pool. In the case of an extraordinary expense and/or insufficient interest income to cover ordinary expenses, however, the Investing Pool could be forced to liquidate its CERF positions to pay such expenses. As of December 31, 2011, the market for CERFs had not developed significant liquidity and the Investing Pool represented substantially all of the long-side open interest in CERFs. In addition, it is expected that Goldman, Sachs & Co. or its accountholders will represent, directly or indirectly, a substantial portion of the short-side interest in such market. The existence of such a limited number of market participants could cause or exacerbate losses to the Trust if the Trust were required to liquidate its CERF positions.

The Sponsor is unaware of any other trends, demands, conditions or events that are reasonably likely to result in material changes to the Trust’s or the Investing Pool’s liquidity needs.

Because the Investing Pool trades CERFs, its capital is at risk due to changes in the value of the CERFs or other assets (market risk) or the inability of counterparties to perform (credit risk).

Market Risk

The Investing Pool holds CERF positions and posts cash and Short-Term Securities as margin to collateralize the CERF positions. Because of this limited diversification of the Investing Pool’s assets, fluctuations in the value of the CERFs are expected to directly affect the value of the Shares. The value of the CERFs is expected to track generally the S&P GSCI-ER, although this correlation may not be exact. The S&P GSCI-ER, in turn, reflects the value of a diversified group of commodities. The market risk associated with the Investing Pool’s CERF positions is limited to the amount of cash and Short-Term Securities posted as margin. The Investing Pool’s exposure to market risk will be influenced by a number of factors, including the lack of liquidity of the CERF market and activities of other market participants.

Credit Risk

When the Investing Pool purchases or holds CERFs, it is exposed to the credit risk of a default by the CME Clearing House, which serves as the counterparty to each CERF position, and of a default by the Clearing FCM. In the case of such a default, the Investing Pool could be unable to recover amounts due to it on its CERF positions and assets posted as margin. The Investing Pool is also exposed to the credit risk of the obligors of any Short-Term Securities posted as margin. See also “Risk Factors—Risk Factors Related to CERFs and the S&P GSCI-ER—The Investing Pool’s Clearing FCM or the CME Clearing House could fail, which could expose the Investing Pool to greater risk.”

Off-Balance Sheet Arrangements and Contractual Obligations

The Trust and the Investing Pool have not used, nor do they expect to use, special purpose entities to facilitate off-balance sheet financing arrangements. The Trust and the Investing Pool have no loan guarantee arrangements or other off-balance sheet arrangements of any kind other than agreements entered into in the normal course of business, which may include indemnification provisions related to certain risks service providers undertake in performing services for the benefit, or on behalf, of the Trust and the Investing Pool. While the Trust’s and the Investing Pool’s exposure under such indemnification provisions cannot be estimated, these general business indemnifications are not expected to have a material impact on either the Trust’s or the Investing Pool’s financial position.

Critical Accounting Policies

The financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements relies on estimates and assumptions that impact the Trust’s and the Investing Pool’s financial position and results of operations. These estimates and assumptions affect the Trust’s and the Investing Pool’s application of accounting policies. In addition, please refer to Note 2 to the financial statements of the Trust and the Investing Pool found elsewhere in this prospectus for further discussion of the Trust’s and the Investing Pool’s accounting policies.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Quantitative Disclosure

The Trust and Investing Pool are exposed to commodity price risk through the Investing Pool’s holdings of CERFs. The following table provides information about the Investing Pool’s futures contract positions, which are sensitive to changes in commodity prices. As of December 31, 2011, the Investing Pool’s open CERF positions (long) were as follows:

Number of Contracts	27,601
Expiration Date	March 2014
Weighted-Average Price per Contract	$501.69
Notional Amount (Fair Value)	$1,310,495,480

The notional amount is calculated using the settlement price for the CERFs expiring in March 2014 on the CME on December 31, 2011, which was $474.80 per contract, and the $100 multiplier applicable under the contract terms.

Qualitative Disclosure

As described herein, it is the objective of the Trust, through its investment in the Investing Pool that the performance of the Shares will correspond generally to the performance of the Index, before the payment of expenses and liabilities. The Index itself is intended to reflect the performance of a diversified group of physical commodities, including energy commodities, precious and industrial metal commodities, agricultural commodities and livestock commodities. The Trust obtains this exposure to commodity prices through the Investing Pool’s CERF positions. As a result, fluctuations in the value of the CERFs are expected to directly affect the value of the Shares.

Neither the Trust nor the Investing Pool will engage in any activities designed to obtain a profit from, or ameliorate losses caused by, changes in the value of the CERFs, any commodities underlying the Index or the S&P GSCI-ER, or any assets posted as margin. Because of the 100% margin requirement applicable to the Investing Pool’s CERF positions, the market risk associated with the Investing Pool’s CERF position is limited to the amount of cash and Short-Term Securities posted as margin. The Investing Pool’s exposure to market risk may be influenced by a number of factors, including the lack of liquidity of the CERF market and activities of other market participants.

BUSINESS OF THE TRUST AND THE INVESTING POOL

The activities of the Trust are limited to (1) issuing Baskets in exchange for CERFs and cash (or, in the discretion of the Sponsor, Short-Term Securities in lieu of cash), (2) contributing the proceeds described in (1) that it receives in connection with issuances of Baskets to the Investing Pool in return for Investing Pool Interests, (3) paying out of Trust assets any Trust expenses and liabilities not assumed by the Sponsor, (4) delivering proceeds consisting of CERFs, cash and Short-Term Securities in exchange for Baskets surrendered for redemption, and (5) redeeming Investing Pool Interests in exchange for the proceeds described in (4). The Trust, through the Investing Pool, will be a passive investor in CERFs and the cash or Short-Term Securities posted as margin to collateralize the Investing Pool’s CERF positions. Neither the Trust nor the Investing Pool will engage in any activities designed to obtain a profit from, or to ameliorate losses caused by, changes in the value of CERFs or securities posted as margin. At any time when CERFs of more than one expiration are listed on the CME, the Sponsor will determine, pursuant to the terms of the Investing Pool Agreement and in accordance with its current lot selection procedures, which CERFs of a given expiration, will be transferred in connection with either the creation or redemption of Baskets.

The activities of the Investing Pool are limited to (1) issuing Investing Pool Interests to the Trust in return for CERFs and cash or Short-Term Securities, (2) paying out of Investing Pool assets any expenses and liabilities not assumed by the Manager, and (3) delivering proceeds consisting of CERFs, cash and Short-Term Securities in exchange for Investing Pool Interests surrendered for redemption. The Advisor acts as the commodity trading advisor for the Investing Pool. The Advisor enters into long positions in CERFs and posts cash and Short-Term Securities as collateral on behalf of the Investing Pool. The Investing Pool will not engage in any activities designed to obtain a profit from, or to ameliorate losses caused by, changes in value of the CERFs, any of the commodities represented by the S&P GSCI™ or the Short-Term Securities held by the Investing Pool. To the extent that the Investing Pool accepts proceeds from the Trust in the form of cash rather than CERFs and other assets, the Investing Pool will use that cash to purchase additional CERFs, in an amount that the Advisor determines will enable the Investing Pool to achieve investment results that correspond with the Index, and to collateralize those CERFs.

The Investing Pool establishes long positions in CERFs either by receiving transfers of such positions from Authorized Participants in connection with the creation of Shares by the Trust or by placing orders for purchases of CERFs with the Clearing FCM or other FCMs. If the Investing Pool purchases CERFs, its orders will be executed through GLOBEX, the CME’s electronic trading system, through the competitive execution market maintained by the CME and subject to the rules of the CME. All CERF positions held by the Investing Pool, regardless of whether they are transferred to the Investing Pool by Authorized Participants at the direction of the Trust or are created through purchases of CERFs by the Investing Pool on the CME, will be maintained in the Investing Pool’s account with the Clearing FCM. In order to satisfy redemption requests, the Investing Pool will either transfer CERFs to the relevant Authorized Participants at the direction of the Trust or liquidate CERFs to generate cash to be transferred to such Authorized Participants. Liquidation of CERF positions will be effected by entering orders with an FCM, for execution on the CME, to sell CERFs, which will serve to offset the Investing Pool’s existing long positions.

The Investing Pool is required to deposit initial margin on its CERFs positions in an amount equal to 100% of the value of each CERF position at the time it is established. This requirement applies to CERFs transferred by Authorized Participants or established through transactions executed on behalf of the Investing Pool by the Clearing FCM. The Investing Pool satisfies this requirement by maintaining in its account with the Clearing FCM a portfolio of cash and/or Short-Term Securities, which will have a value at least equal to the value of the Investing Pool’s CERF positions when established. See “Futures Contracts on the S&P GSCI-ER”.

Any cash and securities held in the Investing Pool’s account with the Clearing FCM are pledged to the Clearing FCM as security for the Investing Pool’s obligations to the Clearing FCM.

The CERFs currently listed on the CME have an expiration date of March 2014. CERFs listed on later dates may have terms that differ from those of CERFs listed at this time, including transaction fees associated with the purchase and sale of CERFs on the CME. As a CERF nears expiration, it is anticipated, but there can be no assurance that a CERF contract with a later expiration date but similar terms will be listed by the CME. It will be necessary for the Investing Pool, in order to maintain a long position in CERFs, to “roll” its position from a CERF contract that is about to expire into a contract with a later expiration date. This roll will be effected in a manner that, in the judgment of the Advisor, based on the circumstances prevailing at that time, is most beneficial to the Investing Pool and will reduce the risks to which the Investing Pool is exposed as a result of the roll. The roll could be effected by liquidating the Investing Pool’s entire position in the next-expiring CERF and establishing a position in a later-expiring CERF in a single transaction on one trading day. The roll could also be effected over a period of time by the creation and redemption of Baskets in the ordinary course, with CERFS of different expirations, or by liquidating portions of the position in the next-expiring CERF and establishing corresponding positions in a later-expiring CERF over a number of trading days, or a combination thereof.

The rolling of the Investing Pool’s positions in CERFs will necessarily affect the relationship between the value of the Shares and the number of CERFs represented by each Share. The rolling process will not generate an actual gain or loss for tax and/or accounting purposes. When the first CERF is liquidated as part of a roll, if the price of the later-expiring CERF is lower, the roll will result in the Investing Pool owning a larger number of contracts in the later-expiring CERF than it owned in the next-expiring CERF. Conversely, if the price of the later-expiring CERF is greater than that in the next-expiring CERF, the roll will result in the Investing Pool owning fewer contracts in the later-expiring CERF than it owned in the next-expiring CERF. The differential in the number of CERFs will result in the Investing Pool participating to a greater or lesser extent in subsequent changes in the price of the CERFs. Whether any price differential exists between the CERFs involved in a roll, however, will depend on the prices of these CERFs at the time the roll occurs. Because it is impossible to predict those prices, the likelihood and extent of discounts or premiums resulting from the rolling process or of how the Shares will be affected as a result thereof cannot be determined.

Investment Objective of the Trust and the Investing Pool

The investment objective of the Trust is to seek investment results, through the Trust’s investment in the Investing Pool, that correspond generally, but are not necessarily identical, to the performance of the Index, before the payment of expenses and liabilities of the Trust and the Investing Pool. The Investing Pool holds long positions in CERFs and earns interest on the assets used to collateralize its holdings of CERFs.

As described in more detail under “Futures Contracts on the S&P GSCI-ER,” CERFs are futures contracts listed for trading on the CME. The CERFs currently listed on the CME have an expiration date of March 2014. CERFs listed on later dates may have terms that differ from those of CERFs listed at this time, including transaction fees associated with the purchase and sale of CERFs on the CME. Each CERF is a contract that provides for cash settlement, at expiration, based upon the final settlement value of the S&P GSCI-ER at the expiration of the contract, multiplied by a fixed dollar multiplier. For the CERF contract expiring in March 2014, the final settlement value is determined for this purpose on the eleventh business day of March 2014. Accordingly, a position in CERFs provides the holder with the positive or negative return on the S&P GSCI-ER during the period in which the position is held. On a daily basis, market participants with positions in CERFs, other than those participants subject to special margin requirements, such as the Investing Pool, are obligated to pay, or entitled to receive, cash (known as “variation margin”) in an amount equal to the change in the daily settlement level of the CERF from the preceding trading day’s settlement level (or, initially, the contract price at which the position was entered into). Specifically, if the daily settlement price of the contract increases over the previous day’s price, the seller of the contract must pay the difference to the buyer, and if the daily settlement price is less than the previous day’s price, the buyer of the contract must pay the difference to the seller. The Investing Pool, however, and certain other categories of investors are required to deposit initial margin equal to 100% of the value of the CERF position at the time it is established but are not required to pay additional variation margin.

The interest on this collateral, together with the returns from the CERFs, is expected to result in a total return for the Investing Pool that corresponds generally, but is not identical, to the Index (before payment of expenses and liabilities). Neither the Trust nor the Investing Pool will engage in any activities designed to obtain a profit from, or to ameliorate losses caused by, changes in the value of CERFs, any commodities underlying the Index, or any assets posted as margin.

The Shares are intended to constitute a relatively cost-effective means of achieving investment exposure to the performance of the Index. Although the Shares are not the exact equivalent of an investment in the underlying futures contracts and Treasury securities represented by the Index, the Shares are intended to provide investors with an alternative way of participating in the commodities market. An investment in Shares is:

•	Listed. Although there can be no assurance that an actively traded market in the Shares will develop, the Shares are listed on NYSE Arca under the symbol “GSG.”

•

Relatively cost efficient. CERFs entail certain additional expenses as compared to other futures contracts for various reasons, including the requirement to post 100% margin and related arrangements. Nonetheless, because the expenses involved in the underlying investment in CERFs will be dispersed among all Shareholders, an investment in Shares may represent a cost-efficient alternative to investment positions in the physical commodities represented by the S&P GSCI™ for investors not otherwise in a position to participate directly in the market for physical commodities or futures contracts on physical commodities.

In addition, retail investors can gain exposure to the commodities underlying the S&P GSCI-ER by purchasing individual or small lots of Shares through traditional brokerage accounts, without being subject to the significantly higher minimum contract sizes required for directly establishing a position in the underlying commodities. The Shares are eligible for margin accounts.

Secondary Market Trading

While the Trust anticipates that the price of the Shares will fluctuate in a manner that reflects changes in the Trust’s net asset value over time, at any given time the Shares may trade at, above or below their NAV. The NAV will fluctuate primarily with changes in the market value of CERFs. The trading price of the Shares will fluctuate in accordance with changes in their NAV, intraday changes in the value of the CERFs and market supply and demand. The amount of the discount or premium in the trading price relative to the NAV may be influenced by non-concurrent trading hours between NYSE Arca, the exchange on which the Shares trade, the CME, on which CERFs trade, and the principal commodities markets on which the futures contracts in the S&P GSCI-ER trade. While the Shares are expected to trade on NYSE Arca until 4:00 p.m. (New York time), liquidity in the markets for the CERFs and the underlying commodities in the S&P GSCI-ER will be reduced whenever the principal markets for these contracts are closed, which usually occurs from 4:00 p.m. to 5:00 p.m. (Chicago time) for the CERFs. As a result, trading spreads, and the resulting premium or discount on the Shares, may widen during these “gaps” in market trading hours.

Investing Pool Interests will be issued by the Investing Pool only to the Trust and the Manager. Because Investing Pool Interests, by their terms, may be held only by the Trust and the Manager, there will be no secondary market for Investing Pool Interests.

Valuation of CERFs; Computation of Trust’s Net Asset Value

The Trustee determines the net asset value of the Trust and the NAV as of 4:00 p.m. (New York time), on each Business Day on which NYSE Arca is open for regular trading, as soon as practicable after that time. A “Business Day” is defined as a day (1) on which none of the following occurs: (a) NYSE Arca is closed for regular trading, (b) the CME is closed for regular trading or (c) the Federal Reserve wire transfer system is closed for cash wire transfers, or (2) that the Trustee determines that it is able to conduct business.

The Trustee values the Trust’s assets based upon the determination by the Manager, which may act through the Investing Pool Administrator, of the net asset value of the Investing Pool. The Manager determines the net asset value of the Investing Pool as of the same time that the Trustee determines the net asset value of the Trust.

The Manager values the Investing Pool’s long positions in CERFs on the basis of that day’s announced CME settlement prices for the CERFs held by the Investing Pool. The value of the Investing Pool’s position in a CERF contract of a particular expiration (including any related margin) equals the product of (a) the number of such CERF contracts owned by the Investing Pool and (b) the settlement price of such CERF contract on the date of calculation. If there is no announced CME settlement price for such CERF contract on a Business Day, the Manager uses the most recently announced CME settlement price unless the Manager determines that such price is inappropriate as a basis for valuation. The daily settlement prices for the CERFs are established by the CME shortly after the close of trading in Chicago on each trading day.

The Manager values all other holdings of the Investing Pool at (a) its current market value, if quotations for such property are readily available, or (b) its fair value, as reasonably determined by the Manager, if the current market value cannot be determined.

Once the value of the CERFs and interest earned on any assets posted as margin and any other assets of the Investing Pool have been determined, the Manager subtracts all accrued expenses and liabilities of the Investing Pool as of the time of calculation in order to calculate the net asset value of the Investing Pool. The Manager, or the Investing Pool Administrator on its behalf, then calculates the value of the Trust’s Investing Pool Interests and provides this information to the Trustee.

Once the value of the Trust’s Investing Pool Interests has been determined and provided to the Trustee, the Trustee subtracts all accrued expenses and other liabilities of the Trust from the total value of the assets of the Trust, in each case as of the calculation time. The resulting amount is the net asset value of the Trust. The Trustee determines the NAV by dividing the net asset value of the Trust by the number of Shares outstanding at the time the calculation is made. Shares to be delivered under a creation order are considered to be outstanding for purposes of determining the NAV if the applicable creation order was received by the Trustee prior to 2:40 p.m. (New York time) (or, on any day on which the CME is scheduled to close early, prior to the close of trading of CERFs on the CME on such day), on the date of calculation. Shares to be delivered under a redemption request are not considered to be outstanding for purposes of calculating the NAV if the applicable redemption request was received by the Trustee prior to 2:40 p.m. (New York time) (or, on any day on which the CME is scheduled to close early, prior to the close of trading of CERFs on the CME on such day), on the date of calculation.

The NAV for each Business Day on which NYSE Arca is open for regular trading is expected to be distributed through major market data vendors and will be published online at http://www.ishares.com, or any successor thereto. The Trust will update the NAV as soon as practicable after each subsequent NAV is calculated.

Trust Expenses

The Sponsor is obligated under the Trust Agreement to pay the following administrative, operational and marketing expenses: (1) the fees of the Trustee, the Delaware Trustee, the Trust Administrator and the Processing Agent, (2) NYSE Arca listing fees, (3) printing and mailing costs, (4) audit fees, (5) tax reporting costs, (6) license fees and (7) legal expenses up to $100,000 annually. The Sponsor estimates that these annual administrative, operational and marketing expenses will be approximately 0.16% of the expected net asset value of the Trust, assuming issuance of all of the Shares offered under this prospectus. The Trust is not expected to have other ordinary recurring administrative, operational or marketing expenses. The Sponsor will also pay the costs of the issuance and distribution of the Shares being offered under this prospectus, including applicable SEC registration fees.

The Sponsor does not receive a fee in connection with its role as Sponsor. However, BAMII receives an allocation in connection with its role as Manager of the Investing Pool that accrues daily at an annualized rate equal to 0.75% of the net asset value of the Investing Pool and is payable by the Investing Pool monthly in arrears. For a description of how the net asset value of the Investing Pool is calculated, see “—Valuation of CERFs; Computation of Trust’s Net Asset Value” above.

The Sponsor and the Trustee can amend or terminate the Sponsor’s obligation to pay certain expenses of the Trust in compliance with the requirements described under “Description of the Shares, the Trust Agreement and the Investing Pool Agreement—Amendment and Dissolution”.

The Trust is responsible for paying any applicable brokerage commissions and similar transaction fees out of its assets. The Sponsor does not expect such commissions and fees to exceed $10,000 in any year.

The Trustee will also pay the following expenses out of the assets of the Trust:

•	any expenses of the Trust that are not assumed by the Sponsor;

•	any taxes and other governmental charges that may fall on the Trust or its property;

•

any expenses of any extraordinary services performed by the Trustee or the Sponsor on behalf of the Trust or expense of any action taken by the Trustee or the Sponsor to protect the Trust and the rights and interests of holders of the Shares; and

•	any indemnification of the Sponsor.

The Trustee is also entitled to charge the Trust for all expenses and disbursements incurred by the Trustee in connection with the actions described in the second and third bullet points above, including fees and disbursements of its legal counsel; provided that the Trustee is not entitled to charge the Trust for (1) expenses and disbursements that were incurred by it before the Shares were publicly traded and (2) fees of agents for performing services that the Trustee is required under the Trust Agreement to perform.

The Trustee, at the direction of the Sponsor, may liquidate the Trust’s property from time to time as necessary to permit payment of the fees and expenses that the Trust is required to pay. The Trustee is not responsible for any depreciation or loss incurred by reason of the liquidation of Trust property made in compliance with the Trust Agreement.

DESCRIPTION OF THE SHARES, THE TRUST AGREEMENT AND THE INVESTING POOL AGREEMENT

The Trust is a statutory trust organized under the laws of the State of Delaware on July 7, 2006. Prior to May 9, 2007, the Trust was known as the iShares® GSCI® Commodity-Indexed Trust. The Trust intends to continuously offer Shares to the public, but is not required to do so and has in the past suspended issuances of new Shares. The required consideration for the Trust’s issuance of Shares, and for the Trust’s purchase of Investing Pool Interests, consists of CERFs and cash (or, in the discretion of the Sponsor, Short-Term Securities in lieu of cash). The Trust is governed by the Trust Agreement, as amended and restated as of September 12, 2007, among the Sponsor, the Trustee and the Delaware Trustee. The Trust Agreement sets out the rights of the registered holders of the Shares and the rights and obligations of the Sponsor, the Trustee and the Delaware Trustee. Delaware law governs the Trust Agreement, the Trust and the Shares. The following is a summary of material provisions of the Trust Agreement. It is qualified by reference to the entire Trust Agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part.

The Investing Pool is a limited liability company organized under the laws of the State of Delaware on July 7, 2006. Prior to May 9, 2007, the Investing Pool was known as the iShares® GSCI® Commodity-Indexed Investing Pool LLC. The Investing Pool invests in CERFs and posts as margin to collateralize its CERF positions cash or Short-Term Securities contributed to the Investing Pool by the Trust in return for Investing Pool Interests. The Investing Pool is governed by the Investing Pool Agreement between the Manager and the Trust, which are its sole members. The Investing Pool Agreement sets out the rights of the members. Delaware law governs the Investing Pool Agreement, the Investing Pool and the Investing Pool Interests. Where relevant to the Shareholders, the following also summarizes certain material provisions of the Investing Pool Agreement and Investing Pool Interests. That description is qualified by reference to the entire Investing Pool Agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Each Share represents a unit of fractional undivided beneficial interest in the net assets of the Trust. Substantially all of the assets of the Trust will consist of Investing Pool Interests held by the Trustee on behalf of the Trust, which are the only securities in which the Trust may invest. The Trust may also hold a limited amount of cash necessary to cover any expenses of the Trust not assumed by the Sponsor. In addition, there may be other situations where the Trust may hold cash. For example, a claim may arise against an Authorized Participant, or any other third party, which is settled in cash. Any cash held by the Trust will not be held in an interest-bearing account. Neither the Trust nor the Investing Pool is an investment company registered under the Investment Company Act and neither is required to register under that Act.

Creations of Baskets

The Trust intends to offer Shares on a continuous basis on each Business Day, but issuances of new Shares may be suspended at any time and were suspended from August 24, 2009 to April 26, 2010, because the Trust could not invest the proceeds of new issuances in additional CERF positions due to restrictions on speculative position limits imposed by the CME. Shares may be offered only in Baskets of 50,000 Shares. Baskets will be typically issued only in exchange for an amount of CERFs and cash (or, in the discretion of the Sponsor, Short-Term Securities in lieu of cash) equal to the Basket Amount for the Business Day on which the creation order was received by the Trustee. The Basket Amount for a Business Day will have a per Share value equal to the NAV as of such day. However, orders received by the Trustee after 2:40 p.m. (New York time) (or, on any day on which the CME is scheduled to close early, after the close of trading of CERFs on the CME on such day), will be treated as received on the next following Business Day. The Trustee will notify the Authorized Participants of the Basket Amount on each Business Day.

Before the Trust will issue any Baskets to an Authorized Participant, that Authorized Participant must deliver to the Trustee a creation order indicating the number of Baskets it intends to purchase and providing other details with respect to the procedures by which the Baskets will be transferred. The Trustee will acknowledge the creation order unless it or the Sponsor decides to refuse the order as described below under “—Requirements for Trustee Actions,”

Upon the transfer of (1) the required consideration of CERFs and cash (or, in the discretion of the Sponsor, Short-Term Securities in lieu of cash) in the amounts, and to the accounts, specified by the Trustee, and (2) all transaction fees associated with creations (including but not limited to fees charged by the CME and the Clearing FCM) per Basket, currently equal to $13.20 multiplied by the number of CERFs expiring in March 2014 in the Basket Amount, the Trustee will deliver the appropriate number of Baskets to the DTC account of the Authorized Participant. The total transaction fees charged per Basket created may change from time to time. In limited circumstances and with the approval of the Trustee, Baskets may be created for cash, in which case the Authorized Participant will be required to pay any additional issuance costs, including the costs to the Investing Pool of establishing the corresponding CERF position.

Only Authorized Participants can transfer the required consideration and receive Baskets in exchange. Authorized Participants may act for their own accounts or as agents for broker-dealers, custodians and other securities market participants that wish to create or redeem Baskets. An Authorized Participant will have no obligation to create or redeem Baskets for itself or on behalf of other persons. An order for one or more Baskets may be placed by an Authorized Participant on behalf of multiple clients. The Sponsor and the Trustee will maintain a current list of Authorized Participants.

No Shares will be issued unless and until the Trustee receives confirmation that (1) the required consideration has been received in the account or accounts specified by the Trustee and (2) the Manager confirms that Investing Pool Interests with an initial value equal to the consideration received for the Shares have been issued to the Trust. It is expected that delivery of the Shares will be made against transfer of consideration on the next Business Day following the Business Day on which the creation order is received by the Trustee, which is referred to as a T+1 settlement cycle. If the Trustee has not received the required consideration for the Shares to be delivered on the delivery date, by 11:00 a.m. (New York time), the Trustee may cancel the creation order.

The Trustee has the absolute right to reject any creation order, including, without limitation, (1) creation orders that the Trustee has determined are not in proper form, (2) creation orders that the Trustee has determined would have adverse tax or other consequences to the Trust, the Investing Pool or the Shareholders, or (3) creation orders the acceptance of which would, in the opinion of counsel to the Trustee or the Sponsor, result in a violation of law. Neither the Trustee nor any agents acting on its behalf will be liable to any person for rejecting a creation order.

Redemptions of Baskets

Authorized Participants may typically surrender Baskets in exchange only for an amount of CERFs and cash (or, in the discretion of the Sponsor, Short-Term Securities in lieu of cash) equal to the Basket Amount on the Business Day the redemption request is received by the Trustee. However, redemption requests received by the Trustee after 2:40 p.m. (New York time) (or, on any day on which the CME is scheduled to close early, after the close of trading of CERFs on the CME on such day), will be treated as received on the next following Business Day. Holders of Baskets who are not Authorized Participants will be able to redeem their Baskets only through an Authorized Participant. It is expected that Authorized Participants may redeem Baskets for their own accounts or on behalf of Shareholders who are not Authorized Participants, but they are under no obligation to do so.

Before surrendering Baskets for redemption, an Authorized Participant must deliver to the Trustee a request indicating the number of Baskets it intends to redeem and providing other details with respect to the procedures by which the required Basket Amount will be transferred. The Trustee will acknowledge the redemption order unless it or the Sponsor decides to refuse the redemption order as described below under “—Requirements for Trustee Actions.”

After the delivery by the Authorized Participant to the Trustee’s DTC account of the total number of Shares to be redeemed by an Authorized Participant, the Trustee will deliver to the order of the redeeming Authorized Participant redemption proceeds consisting of CERFs and cash (or, in the discretion of the Sponsor, Short-Term Securities in lieu of cash). The Trustee may deliver CERFs of different expiration than were included in the creation of the Basket. In connection with a redemption order, the redeeming Authorized Participant authorizes the Trustee to deduct from the proceeds of redemption any and all transaction fees associated with redemptions (including but not limited to fees charged by the CME and the Clearing FCM) per Basket, currently equal to $13.20 multiplied by the number of CERFs expiring in March 2014 in the Basket Amount. The total transaction fees charged per Basket redeemed may change from time to time. In limited circumstances and with the approval of the Trustee, Baskets may be redeemed for cash, in which case the Authorized Participant will be required to pay any additional redemption costs, including the costs to the Investing Pool of liquidating the corresponding CERF position. The Trust will receive these redemption proceeds pursuant to the Trust’s contemporaneous redemption of Investing Pool Interests of corresponding value. Shares can be surrendered for redemption only in Baskets.

It is expected that delivery of the CERFs and cash or Short-Term Securities to the redeeming Shareholder will be made against transfer of the Baskets on the next Business Day following the Business Day on which the redemption request is received by the Trustee, which is referred to as a T+1 settlement cycle. If the Trustee’s DTC account has not been credited with the total number of Shares to be redeemed pursuant to the redemption order by 11:00 a.m. (New York time), on the delivery date, the Trustee may cancel the redemption order.

The Trustee has the absolute right to reject any redemption order, including, without limitation, (1) redemption orders that the Trustee has determined are not in proper form, (2) redemption orders the acceptance of which would, in the opinion of counsel to the Trustee or the Sponsor, result in a violation of law, or (3) during any period in which circumstances make transactions in, or settlement or delivery of, CERFs impossible or impractical. Neither the Trustee nor any agents acting on its behalf will be liable to any person for rejecting a redemption order.

Certificates Evidencing the Shares

The Shares are evidenced by certificates executed and delivered by the Trustee on behalf of the Trust. The Shares settle through DTC’s book-entry settlement system. So long as the Shares are eligible for DTC settlement, there will be only one certificate evidencing Shares that will be registered in the name of a nominee of DTC. Investors will be able to own Shares only in the form of book-entry security entitlements with DTC or direct or indirect participants in DTC. No investor will be entitled to receive a separate certificate evidencing Shares. Because Shares can be held only in the form of book entries through DTC and its participants, investors must rely on DTC, a DTC participant and any other financial intermediary through which they hold Shares to receive the benefits and exercise the rights described in this section. Investors should consult with their broker or financial institution to find out about the procedures and requirements for securities held in DTC book-entry form. See also “The Securities Depository; Book-Entry-Only System; Global Security.”

Limitation of Liabilities

You cannot lose more than your investment in the Shares. Under Delaware law, Shareholders’ liability will be limited to the same extent as the liability of stockholders of a for profit Delaware business corporation.

Cash and Other Distributions

If the Sponsor determines that there is more cash being held in the Trust than is reasonably expected to be needed to pay the Trust’s expenses in the near future, the Sponsor at its discretion can either distribute the extra cash to the Shareholders or contribute it to the Investing Pool to acquire additional CERFs. The Trust has no obligation to make periodic distributions to Shareholders.

If the Trust receives any property in respect of Trust property other than cash, the Trustee, at the direction of the Sponsor, will distribute that property to the Shareholders by any means lawful, equitable and feasible. If the Trustee cannot distribute the property proportionately among the Shareholders, the Trustee, at the direction of the Sponsor, will adopt any other method that it deems to be lawful, equitable and feasible, including public or private sale.

Registered holders of Shares will receive these distributions in proportion to the number of Shares owned. Before making a distribution, the Trustee will deduct any applicable withholding taxes and any fees and expenses of the Trust that have not been paid. It will distribute only whole United States dollars and cents and will round fractional cents down to the nearest whole cent. Neither the Sponsor nor the Trustee will be responsible if the Sponsor determines that it is unlawful or impractical to make a distribution available to registered holders.

Share Splits

If requested by the Sponsor, the Trustee will declare a split or a reverse split in the number of Shares outstanding and make a corresponding change in the number of Shares constituting a Basket. The Trustee is not required to distribute any fraction of a Share in connection with a split or reverse split of the Shares. The Trustee may sell the aggregated fractions of Shares that would otherwise be distributed in a split or reverse split of the Shares or the amount of Trust property that would be represented by those Shares and distribute the net proceeds of those Shares or that Trust property to the Shareholders entitled to them.

Voting Rights

Shares do not have any voting rights. However, registered holders of at least 25% of the Shares have the right to require the Trustee to cure any material breach by it of the Trust Agreement, and registered holders of at least 75% of the Shares have the right to require the Trustee to terminate the Trust as described under “—Amendment and Dissolution.”

Fees for Creations and Redemptions

Each order for the creation of Baskets must be accompanied by a payment to the Trustee of a transaction fee per Basket, currently equal to $13.20 multiplied by the number of CERFs expiring in March 2014 in the Basket Amount. In connection with a redemption order, the redeeming Authorized Participant authorizes the Trustee to deduct from the proceeds of redemption a transaction fee per Basket, currently equal to $13.20 multiplied by the number of CERFs expiring in March 2014 in the Basket Amount. The transaction fees associated with the creation and redemption of Baskets is subject to change from time to time. Under the terms of the Trust Agreement, Authorized Participants creating or redeeming Baskets will also be obligated to pay any taxes, governmental charges or stock transfer or similar fees in connection with such creation or redemption.

Trust Expenses

The Trustee will pay the following expenses out of the assets of the Trust:

•	any expenses of the Trust that are not assumed by the Sponsor;

•	any taxes and other governmental charges that may fall on the Trust or its property;

•

any expenses of any extraordinary services performed by the Trustee or the Sponsor on behalf of the Trust or expenses of any action taken by the Trustee or the Sponsor to protect the Trust and the rights and interests of holders of Shares; and

•	any indemnification of the Sponsor described under “—Limitations on Obligations and Liability.”

The Trustee is also entitled to charge the Trust for all expenses and disbursements incurred by the Trustee in connection with the actions described in the second and third bullet points above, including fees and disbursements of its legal counsel; provided that the Trustee is not entitled to charge the Trust for (1) expenses and disbursements that were incurred by it before the Shares were publicly traded and (2) fees of agents for performing services that the Trustee is required under the Trust Agreement to perform.

The Trustee, at the direction of the Sponsor, may liquidate the Trust’s property from time to time as necessary to permit payment of the fees and expenses that the Trust is required to pay. If it is necessary for the Trust to liquidate Trust property or apply income from its investments to meet extraordinary expenses, the NAV will decrease. Cash held by the Trustee pending payment of the Trust’s expenses or distribution to Shareholders will not bear any interest.

The Trustee is not responsible for any depreciation or loss incurred by reason of the liquidation of Trust property made in compliance with the Trust Agreement.

Payment of Taxes

The Trustee may deduct the amount of any taxes owed from any distributions it makes. It may also sell Trust assets, by public or private sale, to pay any taxes owed. Registered holders of Shares will remain liable if the proceeds of the sale are not enough to pay the taxes.

Valuation of the Trust Assets

See “Business of the Trust and the Investing Pool—Valuation of CERFs; Computation of Trust’s Net Asset Value.”

Limitations on Obligations and Liability

The Trust Agreement expressly limits the obligations of the Sponsor and the Trustee. It also limits the liability of the Sponsor and the Trustee. The Sponsor and the Trustee:

•	are obligated to take only the actions specifically set forth in the Trust Agreement without negligence or bad faith;

•	are not liable if either of them is prevented or delayed by law or circumstances beyond their control from performing their respective obligations under the Trust Agreement;

•	are not liable if they exercise or fail to exercise discretion permitted under the Trust Agreement;

•	have no obligation to prosecute a lawsuit or other proceeding related to the Shares or the Trust property on behalf of any holders of Shares or on behalf of any other person; and

•	may rely upon any advice or information from other persons they believe in good faith to be competent to provide such advice or information.

In addition, the Sponsor will be indemnified by the Trust for any liability or expense the Sponsor incurs without negligence, bad faith, willful misconduct or willful malfeasance on the Sponsor’s part.

Amendment and Dissolution

The Sponsor and the Trustee may agree to amend the Trust Agreement without the consent of the Shareholders. If an amendment imposes or increases fees or charges (except for taxes and other governmental charges) or prejudices a substantial existing right of the Shareholders, it will not become effective until thirty days after the Trustee notifies the registered holders of the amendment. At the time an amendment becomes effective, by continuing to hold Shares, investors are deemed to agree to the amendment and to be bound by the Trust Agreement as amended. In no event may any amendment impair the right of a Shareholder to surrender Baskets and receive therefor the amount of Trust property represented thereby, except in order to comply with mandatory provisions of applicable law. In addition, no amendment to the Trust Agreement may be made if, as a result of such amendment, it would cause the Trust to be taxable as an association taxable as a corporation for United States federal income tax purposes.

The Trustee will dissolve the Trust if:

•	the Trustee is notified that the Shares are delisted from NYSE Arca and are not approved for listing on another national securities exchange within five Business Days of their delisting;

•	registered holders of at least 75% of the outstanding Shares notify the Trustee that they elect to dissolve the Trust;

•	sixty days have elapsed since the Trustee notified the Sponsor of the Trustee’s election to resign, and a successor trustee has not been appointed and accepted its appointment;

•

the SEC (or its staff) or a court of competent jurisdiction determines that the Trust is an investment company under the Investment Company Act, and the Trustee has actual knowledge of that determination;

•

the Manager determines to liquidate the Investing Pool in accordance with the terms of the Investing Pool Agreement, which provides that the Manager may liquidate the Investing Pool at any time the Manager determines that liquidating the Investing Pool is advisable. (Such circumstances might occur, by way of illustration and not of limitation, if (1) CERFs cease to be listed on the CME and, in the opinion of the Manager, no successor or substantially similar futures contracts are available, (2) the Index Sponsor ceases to maintain the S&P GSCI-ER and, in the opinion of the Manager, it is not advisable to continue investing in CERFs, and no other futures contract that reflects the performance of a successor or reasonably similar index presents an acceptable alternative investment, or (3) the value of the Investing Pool is below a level such that continued operation of the Investing Pool is not cost-effective);

•

the Trust and/or the Investing Pool is treated as an association taxable as a corporation for United States federal income tax purposes, and the Trustee receives notice from the Sponsor that the Sponsor has determined that the dissolution of the Trust is advisable; or

•	DTC is unable or unwilling to continue to perform its functions, and a comparable replacement is unavailable.

The Trustee will notify DTC at least thirty days before the date for dissolution of the Trust. After termination, the Trustee and its agents will do the following under the Trust Agreement but nothing else: (1) collect distributions pertaining to Trust property, (2) pay the Trust’s expenses and sell assets as necessary to meet those expenses and (3) deliver Trust property upon surrender and cancellation of Shares. Ninety days or more after dissolution, the Trustee may sell any remaining Trust property in a public or private sale. After that, the Trustee will hold the money it received on the sale and any other cash it is holding under the Trust Agreement for the pro rata benefit of the registered holders that have not surrendered their Shares. The Trustee will not invest the money and will have no liability for interest. The Trustee’s only obligations will be to account for the money and other cash, after deduction of applicable fees, trust expenses and taxes and governmental charges.

Requirements for Trustee Actions

Before the Trustee will deliver or register a transfer of Shares, make a distribution on Shares, or permit the withdrawal of Trust property, the Trustee may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any Shares or Trust property;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the Trust Agreement, including the presentation of transfer documents.

The Trustee may suspend the delivery of Shares, registrations of transfer of Shares and surrenders of Shares for the purpose of withdrawing Trust property generally, or may refuse particular deposit, transfer or withdrawal requests at any time when the books of the Trustee are closed or at any time if the Trustee or the Sponsor determines that it is necessary or advisable to do so for any reason.

Delegation by the Trustee to the Trust Administrator or Agent

The Trustee may delegate all or some of its duties under the Trust Agreement to an agent, including the Trust Administrator, without the consent of the Sponsor, any Authorized Participant or any Shareholders. The

Trustee may terminate any Trust Administrator or agent at any time and is not required to appoint a new Trust Administrator or agent.

Custody of the Trust Assets

The creation and redemption of Baskets, and the corresponding creation and redemption of Investing Pool Interests, will generally be effected through transactions known as EFRPs. Because EFRPs involve contemporaneous transfers, it is anticipated that the Trust will not hold CERFs and the securities used to collateralize CERFs on a regular basis. The Investing Pool Interests, which are not certificated, will be recorded in the books and records of the Trust by the Trustee and in the books and records of the Investing Pool by the Manager. To the extent the Trust has property that requires a custodian, the Trustee will appoint an agent qualified to maintain the property of the Trust.

Investing Pool Agreement

The Investing Pool is governed by the “Investing Pool Agreement,” entered into between the Trust and BAMII, as members. BAMII serves as Manager under the Investing Pool Agreement and, as such, is responsible for the administration of the Investing Pool.

The Investing Pool issues Investing Pool Interests only to the Trust and the Manager, and neither the Trust nor the Manager may transfer Investing Pool Interests to any other person; provided that the Manager may transfer its Investing Pool Interests to any non-natural person that is an affiliate of the Manager. Each time Shares are created or redeemed, the Trust will contribute to the Investing Pool, or receive a distribution from the Investing Pool, in an amount equivalent to the Basket Amount it receives in connection with such creation or redemption. The Manager made an initial contribution of $25,000 to the Investing Pool.

The Manager has delegated some of the administration of the Investing Pool to BTC the Administrator, which in turn has employed the Investing Pool Administrator to maintain various records and carry out various duties on behalf of the Investing Pool. BTC has also employed the Tax Administrator to provide tax accounting and tax reporting services for the Trust and the Investing Pool.

The Manager will pay expenses that would otherwise be considered ordinary operating expenses of the Investing Pool (other than trading commissions). In recognition of its paying these expenses, as well as the ordinary operating expenses with respect to the Trust, for which BAMII serves as Sponsor, the Manager receives a special allocation from the Investing Pool that accrues daily at an annualized rate equal to 0.75% of the net asset value of the Investing Pool and is payable by the Investing Pool monthly in arrears.

The Investing Pool has entered into a commodity trading advisor agreement with the Advisor, which provides the Advisor with discretionary authority to make all determinations with respect to the Investing Pool’s assets, subject to specified limitations. The Investing Pool has also entered into a futures commission merchant agreement that provides for the execution and clearing of transactions in futures, payment of commissions, custody of assets and other standard provisions. Goldman, Sachs & Co. is the Clearing FCM of the Investing Pool. The Investing Pool may employ other FCMs for the execution of CERF transactions.

The information below concerning judicial, regulatory and arbitration proceedings involving Goldman, Sachs & Co., the Clearing FCM, is being provided in accordance with the disclosure requirements of the National Futures Association. All such information has been derived from publicly available sources, including Goldman, Sachs & Co.’s BrokerCheck report (which is available on the FINRA website at www.finra.org/Investors/ToolsCalculators/BrokerCheck/index.htm) as of September 9, 2011 and the annual report on Form 10-Q of The Goldman Sachs Group, Inc. for the quarter ended June 30, 2011 (which is available at www.gs.com). According to that Form 10-Q, the management of Goldman, Sachs & Co. believes, that the results of such proceedings, in the aggregate, will not have a material adverse effect on its financial condition, but may be material to its operating results for any particular period. These references are provided for information purposes only, and neither such filings nor any other material at the above-mentioned websites is incorporated into, or forms a part of, this prospectus. The Trust, the Investing Pool, the Advisor, the Sponsor and the Manager take no responsibility for the accuracy or completeness of any information herein concerning The Goldman Sachs Group, Inc. or Goldman, Sachs & Co.

Goldman, Sachs & Co. is among the numerous financial services companies that have been named as defendants in a variety of lawsuits alleging improprieties in the process by which those companies participated in the underwriting of public offerings in recent years.

Goldman, Sachs & Co. has, together with other underwriters in certain offerings as well as the issuers and certain of their officers and directors, been named as a defendant in a number of related lawsuits filed in the U.S. District Court for the Southern District of New York alleging, among other things, that the prospectuses for the offerings violated the federal securities laws by failing to disclose the existence of alleged arrangements tying allocations in certain offerings to higher customer brokerage commission rates as well as purchase orders in the aftermarket, and that the alleged arrangements resulted in market manipulation. On October 5, 2009, the district court approved a settlement agreement entered into by the parties, and Goldman, Sachs & Co. has paid into a settlement fund the full amount it would contribute in the proposed settlement. On October 23, 2009, certain objectors filed a petition in the U.S. Court of Appeals for the Second Circuit seeking review of the district court’s certification of a class for purposes of the settlement, and various objectors appealed certain aspects of the settlement’s approval. All but two of the appeals have been withdrawn, and on December 8, 2010, January 14, 2011 and February 3, 2011, plaintiffs moved to dismiss the remaining appeals. On May 17, 2011, the appellate court dismissed one of the appeals and remanded the other, and further proceedings are in progress in the district court regarding the objectors’ membership in the class. On July 19, 2011, the objectors whose appeal had been dismissed filed a motion to recall the mandate dismissing the appeal and for reconsideration.

Goldman, Sachs & Co. is among numerous underwriting firms named as defendants in a number of complaints filed commencing October 3, 2007, in the U.S. District Court for the Western District of Washington alleging violations of the federal securities laws in connection with offerings of securities for 16 issuers during 1999 and 2000. The complaints generally assert that the underwriters, together with each issuer’s directors, officers and principal shareholders, entered into purported agreements to tie allocations in the offerings to increased brokerage commissions and aftermarket purchase orders. The complaints further allege that, based upon these and other purported agreements, the underwriters violated the reporting provisions of, and are subject to short-swing profit recovery under, Section 16 of the Exchange Act. The district court granted defendants’ motions to dismiss by a decision dated March 12, 2009 on the grounds that the plaintiff’s demands were inadequate with respect to certain actions and that the remainder of the actions were time-barred. On December 2, 2010, the appellate court affirmed in part and reversed in part, upholding the dismissal of seven of the actions in which Goldman Sachs & Co. is a defendant that were dismissed based on the deficient demands but remanding the remaining eight actions in which Goldman Sachs & Co. is a defendant that were dismissed as time-barred for consideration of other bases for dismissal. On December 16, 2010, the underwriters and the plaintiff filed petitions for rehearing and/or rehearing en banc, which were denied on January 18, 2011. On June 27, 2011, the U.S. Supreme Court granted the defendants’ petition for review of whether the actions that were remanded are time-barred and denied the plaintiff’s petition.

Goldman, Sachs & Co. has been named as a defendant in an action commenced on May 15, 2002 in New York Supreme Court, New York County, by an official committee of unsecured creditors on behalf of eToys, Inc., alleging that the firm intentionally underpriced eToys, Inc.’s initial public offering. The action seeks, among other things, unspecified compensatory damages resulting from the alleged lower amount of offering proceeds. On appeal from rulings on Goldman, Sachs & Co.’s motion to dismiss the New York Court of Appeals dismissed claims for breach of contract, professional malpractice and unjust enrichment, but permitted claims for breach of fiduciary duty and fraud to continue. On remand to the lower court, Goldman, Sachs & Co. moved to dismiss the surviving claims or, in the alternative, for summary judgment, but the motion was denied by a decision dated March 21, 2006, and the court subsequently permitted plaintiff to amend the complaint again. On November 8, 2010, Goldman Sachs & Co.’s motion for summary judgment was granted by the lower court; plaintiff has appealed.

Goldman, Sachs & Co. is one of several investment firms that have been named as defendants in substantively identical purported class actions filed in the U.S. District Court for the Southern District of New York alleging violations of the federal securities laws in connection with research coverage of certain issuers and seeking compensatory damages. One such action, relating to coverage of RSL Communications, Inc., commenced on July 15, 2003. The parties entered into a settlement agreement on August 23, 2010, which received final court approval on February 23, 2011. Under the settlement agreement, Goldman Sachs & Co. paid approximately $3.38 million. Goldman Sachs & Co. and its affiliate were named as defendants in a purported class action filed on July 18, 2003 on behalf of purchasers of the affiliate’s stock from July 1, 1999 through May 7, 2002. The complaint in the U.S. District Court for the Southern District of New York, alleged that defendants breached their fiduciary duties and violated the federal securities laws in connection with the firm’s research activities and sought, among other things, unspecified compensatory damages and/or rescission. On July 12, 2010, the parties entered into a settlement agreement pursuant to which the settlement has been funded by the firm’s insurers. The settlement received court approval on December 15, 2010 and has become final.

Goldman, Sachs & Co., Goldman Sachs Group Inc. and Henry M. Paulson, Jr., the former Chairman and Chief Executive Officer of Goldman Sachs Group Inc., have been named as defendants in a purported class action filed on July 18, 2003 on behalf of purchasers of Goldman Sachs Group Inc. stock from July 1, 1999 through May 7, 2002. The complaint, now pending in the U.S. District Court for the Southern District of New York, alleges that defendants breached their fiduciary duties and violated the federal securities laws in connection with the firm’s research activities and seeks, among other things, unspecified compensatory damages and/or rescission. The district court granted the defendants’ motion to dismiss with leave to amend, and plaintiffs filed a second amended complaint. In a decision dated September 29, 2006 on defendants’ renewed motion to dismiss, the federal district court granted Mr. Paulson’s motion with leave to replead but otherwise denied the motion. Plaintiffs’ motion for class certification was granted by a decision dated September 15, 2008. The Goldman Sachs defendants’ petition for review of the district court’s class certification ruling was denied by the U.S. Court of Appeals for the Second Circuit on March 19, 2009.

Goldman, Sachs & Co. and co-managing underwriters have been named as defendants in certain purported securities class and individual actions commenced beginning on December 14, 2001 in the U.S. District Court for the Southern District of Texas and California Superior Court brought by purchasers of $255,875,000 (including over-allotments) of Exchangeable Notes of Enron Corp. in August 1999. The notes were mandatorily exchangeable in 2002 into shares of Enron Oil & Gas Company held by Enron Corp. or their cash equivalent. The complaints also name as defendants Goldman Sachs Group Inc., an affiliate of Goldman, Sachs & Co., as well as certain past and present officers and directors of Enron Corp. and the company’s outside accounting firm. The complaints generally allege violations of the disclosure requirements of the federal securities laws and/or state law, and seek compensatory damages. Goldman, Sachs & Co. underwrote $127,937,500 (including over-allotments) principal amount of the notes. Goldman, Sachs & Co. and its affiliate moved to dismiss the class action complaint in the Texas federal court and the motion was granted as to the affiliate but denied as to Goldman, Sachs & Co. One of the plaintiffs moved for class certification, and Goldman, Sachs & Co. moved for judgment on the pleadings against all plaintiffs. The parties subsequently reached a settlement pursuant to which Goldman, Sachs & Co. has contributed $11.5 million to a settlement fund, and the district court approved the settlement on February 4, 2010. No appeal was taken from the final judgment approving the settlement in the class action, disposing of the matter.

Several funds which allegedly sustained investment losses of approximately $125 million in connection with secondary market purchases of the Exchangeable Notes as well as Zero Coupon Convertible Notes of Enron Corp. commenced an action in the U.S. District Court for the Southern District of New York on January 16, 2002. As amended, the lawsuit names as defendants the underwriters of the August 1999 offering and the company’s outside accounting firm, and alleges violations of the disclosure requirements of the federal securities laws, fraud and misrepresentation. The Judicial Panel on Multidistrict Litigation transferred that action to the Texas federal district court for purposes of coordinated or consolidated pretrial proceedings with other matters relating to Enron Corp. Goldman, Sachs & Co. moved to dismiss the complaint and the motion was granted in part and denied in part. The district court granted the funds’ motion for leave to file a second amended complaint on January 22, 2007. The funds did not opt out of the class settlement, and on April 20, 2010 the funds filed a notice discontinuing the individual action with prejudice.

Goldman, Sachs & Co. and an affiliate have been named as defendants in two actions relating to financial advisory work rendered to Montana Power Company. On November 13, 2009, all parties entered into a settlement and the settlement was preliminarily approved on February 10, 2010. Final judgment was entered approving the settlement of the putative class action on August 4, 2010, and the settlement has become final.

One of the actions is a purported class action commenced originally on October 1, 2001 in Montana District Court, Second Judicial District on behalf of former shareholders of Montana Power Company. The complaint generally alleges that Montana Power Company violated Montana law by failing to procure shareholder approval of certain corporate strategies and transactions, that the company’s board breached its fiduciary duties in pursuing those strategies and transactions, and that Goldman, Sachs & Co. aided and abetted the board’s breaches and rendered negligent advice in its role as financial advisor to the company. The complaint seeks, among other things, compensatory damages. The defendants also include Montana Power Company, certain of its officers and directors, an outside law firm for the Montana Power Company, and certain companies that purchased assets from Montana Power Company and its affiliates. The Montana state court denied the Goldman Sachs defendants’ motions to dismiss. Following the bankruptcies of certain defendants in the action, defendants removed the action to federal court, the U.S. District Court for the District of Montana, Butte Division.

On October 26, 2004, a creditors committee of Touch America Holdings, Inc. brought the other action against Goldman, Sachs & Co., and an affiliate and a former outside law firm for Montana Power Company in Montana District Court, Second Judicial District. The complaint asserts that Touch America Holdings, Inc. is the successor to Montana Power Corporation and alleges substantially the same claims as in the purported class action. Defendants removed the action to federal court. Defendants moved to dismiss the complaint, but the motion was denied by a decision dated June 10, 2005.

Goldman, Sachs & Co. is subject to a number of investigations and reviews by various governmental and regulatory bodies and self-regulatory organizations relating to research practices, including communications among research analysts, sales and trading personnel and clients. On June 9, 2011, pursuant to a settlement, a consent order was entered by the Massachusetts Securities Division pursuant to which Goldman, Sachs & Co. paid a $10 million civil penalty and agreed to certain undertakings regarding its research practices. The Massachusetts Securities Division’s settlement order generally alleged that, among other things, from January 1, 2008 through June 9, 2011, Goldman, Sachs & Co. failed to establish adequate procedures and supervisory processes designed to identify and manage potential conflicts of interest related to its research services and failed to deal fairly and objectively with all clients in connection with the dissemination of certain unpublished short term trading ideas. Goldman, Sachs & Co, agreed to the consent order without admitting or denying the foregoing allegations. Other regulators, including the SEC and FINRA, have been investigating similar matters, and Goldman Sachs is in discussions with the SEC staff and the FINRA staff concerning resolutions of their proposed charges.

Goldman, Sachs & Co. is among numerous entities named as defendants in two adversary proceedings commenced in the U.S. Bankruptcy Court for the Southern District of New York, one on July 6, 2003 by a creditors committee, and the second on or about July 31, 2003 by an equity committee of Adelphia Communications, Inc. Those proceedings were consolidated in a single amended complaint filed by the Adelphia Recovery Trust on October 31, 2007. The complaint seeks, among other things, to recover, as fraudulent conveyances, approximately $62.9 million allegedly paid to Goldman, Sachs & Co., in respect of margin calls made in the ordinary course of business on accounts owned by members of the family that formerly controlled Adelphia Communications, Inc. The district court assumed jurisdiction over the action and on April 8, 2011 granted Goldman, Sachs & Co.’s motion for summary judgment. On May 6, 2011, the plaintiff filed a notice of appeal.

On September 4, 2003, the SEC announced that Goldman, Sachs & Co. had settled an administrative proceeding arising from certain trading in U.S. Treasury bonds over an approximately eight-minute period after Goldman, Sachs & Co. received an October 31, 2001 telephone call from a Washington, D.C.-based political consultant concerning a forthcoming Treasury refunding announcement. Without admitting or denying the allegations, Goldman, Sachs & Co. consented to the entry of an order that, among other things, (i) censured Goldman, Sachs & Co.; (ii) directed Goldman, Sachs & Co. to cease and desist from committing or causing any violations of Sections 15(c)(1)(A) and (C) and 15(f) of, and Rule 15c1-2 under, the Exchange Act; (iii) ordered Goldman, Sachs & Co. to pay disgorgement and prejudgment interest in the amount of $1,742,642, and a civil monetary penalty of $5 million; and (iv) directed Goldman, Sachs & Co. to conduct a review of its policies and procedures and adopt, implement and maintain policies and procedures consistent with the order and that review. Goldman, Sachs & Co. also undertook to pay $2,562,740 in disgorgement and interest relating to certain trading in U.S. Treasury bond futures during the same eight-minute period.

Goldman, Sachs & Co. has been named as a defendant in a purported class action filed on March 10, 2004 in the U.S. District Court for the Northern District of Illinois on behalf of holders of short positions in 30-year U.S. Treasury futures and options on the morning of October 31, 2001. The complaint alleged that the firm purchased 30-year bonds and futures prior to a forthcoming U.S. Treasury refunding announcement that morning based on non-public information about that announcement, and that such purchases increased the costs of covering such short positions. The complaint also named as defendants the Washington, D.C.-based political consultant who allegedly was the source of the information, a former Goldman, Sachs & Co. economist who allegedly received the information, and another company and one of its employees who also allegedly received and traded on the information prior to its public announcement. The complaint alleged violations of the federal commodities and antitrust laws, as well as Illinois statutory and common law, and seeks, among other things, unspecified damages including treble damages under the antitrust laws. The district court dismissed the antitrust and Illinois state law claims but permitted the federal commodities law claims to proceed. Plaintiff’s motion for class certification was denied by a decision dated August 22, 2008. Goldman, Sachs & Co. moved for summary judgment, and by a decision dated July 30, 2008, the district court granted the motion insofar as the remaining claim relates to the trading of treasury bonds, but denied the motion without prejudice to the extent the claim relates to trading of treasury futures. By a decision dated August 6, 2009, the federal district court denied Goldman, Sachs & Co.’s motion for summary judgment as to the remaining claims. On October 13, 2009, the parties filed an offer of judgment and notice of acceptance with respect to plaintiff’s individual claim. The plaintiff attempted to pursue an appeal of the denial of class certification, as did another individual trader who had previously litigated and lost an individual claim and unsuccessfully sought to intervene in the purported class action. On August 5, 2011, the U.S. Court of Appeals for the Seventh Circuit affirmed the lower court’s rulings denying both the plaintiff’s and the proposed intervenor’s ability to pursue class claims, but remanded for further consideration as to the amount of pre-judgment interest on the plaintiff’s individual claim.

Goldman, Sachs & Co. and the other lead underwriters for the August 2005 initial public offering of 26,500,000 shares of common stock of Refco Inc. are among the defendants in various putative class actions filed in the U.S. District Court for the Southern District of New York beginning in October 2005 by investors in Refco Inc. in response to certain publicly reported events that culminated in the October 17, 2005 filing by Refco Inc. and certain affiliates for protection under U.S. bankruptcy laws. The actions, which have been consolidated, allege violations of the disclosure requirements of the federal securities laws and seek compensatory damages. In addition to the underwriters, the consolidated complaint names as defendants Refco Inc. and certain of its affiliates, certain officers and directors of Refco Inc., Thomas H. Lee Partners, L.P. (which held a majority of Refco Inc.’s equity through certain funds it manages), Grant Thornton (Refco Inc.’s outside auditor), and BAWAG P.S.K. Bank fur Arbeit und Wirtschaft und Osterreichische Postsparkasse Aktiengesellschaft (BAWAG). Lead plaintiffs entered into a settlement with BAWAG, which was approved following certain amendments on June 29, 2007.

Goldman, Sachs & Co. underwrote 5,639,200 shares of common stock at a price of $22 per share for a total offering price of approximately $124 million. On April 20, 2010, certain underwriting defendants including

Goldman, Sachs & Co. entered into a definitive settlement of the class action, pursuant to which they will contribute $49.5 million to a settlement fund. The settlement received court approval on October 27, 2010, but has yet to become final.

Goldman, Sachs & Co. has, together with other underwriters of the Refco Inc. initial public offering, received requests for information from various governmental agencies and self-regulatory organizations. Goldman, Sachs & Co. is cooperating with those requests.

Goldman, Sachs & Co. and certain affiliates were among the numerous financial services firms named as defendants in a purported class action filed on April 12, 2006 in the U.S. District Court for the Southern District of New York by customers who engaged in short-selling transactions in equity securities since April 12, 2000. The amended complaint generally alleged that the customers had been charged fees in connection with the short sales but that the applicable securities had not necessarily been borrowed to effect delivery, resulting in failed deliveries, and that the defendants had conspired to set a minimum threshold borrowing rate for securities designated as hard to borrow. The complaint asserted a claim under the federal antitrust laws, as well as claims under the New York Business Law and common law, and sought treble damages as well as injunctive relief. Defendants’ motion to dismiss the complaint was granted by a decision dated December 20, 2007. On December 3, 2009, the dismissal was affirmed by the U.S. Court of Appeals for the Second Circuit. On March 3, 2010, the plaintiffs filed a petition in the U.S. Supreme Court seeking review of the appellate court decision affirming dismissal of the complaint. This petition was denied on May 17, 2010.

Goldman, Sachs & Co. was added as a defendant in an amended complaint filed on August 14, 2006 in a purported class action pending in the U.S. District Court for the District of Columbia. The complaint, which does not specify a dollar amount of damages, asserts violations of the federal securities laws generally arising from allegations concerning Fannie Mae’s accounting practices in connection with certain Fannie Mae-sponsored Real Estate Mortgage Investment Conduit (“REMIC”) transactions that were allegedly arranged by Goldman, Sachs & Co. The other defendants include Fannie Mae, certain of its past and present officers and directors, and accountants. By a decision dated May 8, 2007, the district court granted Goldman, Sachs & Co.’s motion to dismiss the claim against it. The time for an appeal will not begin to run until disposition of the claims against other defendants.

Beginning in September 2006, Goldman, Sachs & Co. and/or its affiliate, Goldman Sachs Group Inc. were named as defendants in four Fannie Mae shareholder derivative actions in the U.S. District Court for the District of Columbia. The complaints generally allege that the Goldman Sachs defendants aided and abetted a breach of fiduciary duty by Fannie Mae’s directors and officers in connection with certain Fannie Mae-sponsored REMIC transactions and one of the complaints also asserts a breach of contract claim. The complaints also name as defendants certain former officers and directors of Fannie Mae as well as an outside accounting firm. The complaints seek, inter alia, unspecified damages. The Goldman Sachs defendants were dismissed without prejudice from the first filed of these actions, and the remaining claims in that action were dismissed for failure to make a demand on Fannie Mae’s board of directors. That dismissal has been affirmed on appeal. On July 28, 2010, the district court dismissed the remaining three shareholder derivative actions. The plaintiffs filed motions for reconsideration, which were denied on October 22, 2010, and have revised their notices of appeal in these actions. On January 20, 2011, the appellate court consolidated all actions on appeal.

Goldman, Sachs & Co. and certain of its affiliates, together with other financial services firms, have received requests for information from various governmental agencies and self-regulatory organizations relating to subprime mortgages, and securitizations, collateralized debt obligations and synthetic products related to subprime mortgages. Goldman, Sachs & Co. and its affiliates are cooperating with the requests.

Goldman, Sachs & Co., along with numerous other financial institutions, is a defendant in an action brought by the City of Cleveland alleging that the defendants’ activities in connection with securitizations of subprime mortgages created a “public nuisance” in Cleveland. The action is pending in the U.S. District Court for the

Northern District of Ohio, and the complaint seeks, among other things, unspecified compensatory damages. The district court granted defendants’ motion to dismiss by a decision dated May 15, 2009. The City appealed on May 18, 2009. The appellate court affirmed the complaint’s dismissal by a decision dated July 27, 2010 and, on October 14, 2010, denied the City’s petition for rehearing en banc. On January 12, 2011, the City filed a petition for writ of certiorari with the U.S. Supreme Court.

Goldman Sachs & Co. and certain of its affiliates and three current or former Goldman Sachs employees are defendants in a putative class action commenced on December 11, 2008 in the U.S. District Court for the Southern District of New York brought on behalf of purchasers of various mortgage pass-through certificates and asset-backed certificates issued by various securitization trusts in 2007 and underwritten by Goldman Sachs & Co. The second amended complaint generally alleges that the registration statement and prospectus supplements for the certificates violated the federal securities laws, and seeks unspecified compensatory damages and rescission or recessionary damages. Defendants’ motion to dismiss the second amended complaint was granted on January 28, 2010 with leave to replead certain claims. On March 31, 2010, the plaintiff filed a third amended complaint relating to two offerings, which the defendants moved to dismiss on June 22, 2010. This motion to dismiss was denied as to the plaintiff’s Section 12(a)(2) claims on September 22, 2010, and granted as to the plaintiff’s Section 11 claims on October 15, 2010, and the plaintiff’s motion for reconsideration was denied on November 17, 2010. On December 9, 2010, the plaintiff filed a motion for entry of final judgment or certification of an interlocutory appeal as to plaintiff’s Section 11 claims, which was denied on January 11, 2011. The plaintiff then filed a motion for leave to amend to reinstate the damages claims based on allegations that it had now sold its securities, which was denied on March 3, 2011. On May 5, 2011, the court granted plaintiff’s motion for entry of a final judgment dismissing all its claims. On July 5, 2011, plaintiff filed a notice of appeal. On June 3, 2010, another investor (who had unsuccessfully sought to intervene in the action) filed a separate putative class action asserting substantively similar allegations relating to an additional offering pursuant to the 2007 registration statement. The defendants moved to dismiss this separate action on November 1, 2010. Goldman Sachs & Co. underwrote approximately $951 million principal amount of certificates to all purchasers in the offerings at issue in the complaint (excluding those offerings for which the claims have been dismissed). The defendants moved to dismiss this separate action on November 1, 2010.

On April 16, 2010, the SEC brought an action (“SEC Action”) under the U.S. federal securities laws in the U.S. District Court for the Southern District of New York against Goldman, Sachs & Co. and Fabrice Tourre, one of its employees, in connection with a CDO offering made in early 2007 (ABACUS 2007-AC1 transaction), alleging that the defendants made materially false and misleading statements to investors and seeking, among other things, unspecified monetary penalties. Investigations of Goldman, Sachs & Co. by the Financial Industry Regulatory Authority, Inc. (FINRA), and certain of the affiliates of Goldman, Sachs & Co. have received subpoenas and requests for information from other regulators, regarding CDO offerings, including the ABACUS 2007-AC1 transaction, and related matters.

On July 14, 2010, Goldman, Sachs & Co. entered into a consent agreement with the SEC, settling all claims made against Goldman, Sachs & Co. in the SEC Action. Pursuant to the agreement, Goldman, Sachs & Co. consented, without admitting or denying the allegations in the SEC Action, to the imposition of a judgment: (i) ordering Goldman, Sachs & Co. to disgorge $15 million; (ii) ordering Goldman, Sachs & Co. to pay a civil penalty in the amount of $535 million; (iii) enjoining Goldman, Sachs & Co. from violating Section 17(a) of the Securities Act of 1933; and (iv) ordering Goldman, Sachs & Co. to implement certain remedial measures focused on offerings of mortgage-related securities. On July 20, 2010, the U.S. District Court for the Southern District of New York approved the settlement.

On November 9, 2010, FINRA announced a settlement with Goldman, Sachs & Co. relating to its failure to file Form U4 updates within 30 days of learning of the receipt of Wells Notices by Mr. Tourre and another employee as well as deficiencies in the firm’s systems and controls for such filings. FINRA assessed a fine of $650,000 and Goldman, Sachs & Co. agreed to undertake a review and remediation of the applicable systems and controls.

On January 6, 2011, ACA Financial Guaranty Corp. filed an action against Goldman Sachs & Co. in respect of the ABACUS 2007-AC1 transaction in New York Supreme Court, New York County. The complaint includes allegations of fraudulent inducement, fraudulent concealment and unjust enrichment and seeks at least $30 million in compensatory damages, at least $90 million in punitive damages and unspecified disgorgement. On March 8, 2011, Goldman, Sachs & Co. filed a motion to compel arbitration and/or dismiss the complaint. On April 25, 2011, the plaintiff filed an amended complaint, and on June 3, 2011, Goldman, Sachs & Co. moved to dismiss the amended complaint.

Goldman, Sachs & Co. and certain of its affiliates are among the defendants in a separate putative class action commenced on February 6, 2009 in the U.S. District Court for the Southern District of New York brought on behalf of purchasers of various mortgage pass-through certificates and asset-backed certificates issued by various securitization trusts in 2006 and underwritten by Goldman, Sachs & Co. The other defendants include three current or former Goldman Sachs employees and various rating agencies. The second amended complaint generally alleges that the registration statement and prospectus supplements for the certificates violated the federal securities laws, and seeks unspecified compensatory and rescissionary damages. Defendants moved to dismiss the second amended complaint. On January 12, 2011, the district court granted the motion to dismiss with respect to offerings in which plaintiff had not purchased securities, but denied the motion to dismiss with respect to a single offering in which the plaintiff allegedly purchased securities. Goldman Sachs & Co. underwrote approximately $698 million principal amount of certificates to all purchasers in the offerings at issue in the complaint (excluding those offerings for which the claims have been dismissed). On March 18, 2011, the district court bifurcated class and merits discovery.

On September 30, 2010, a putative class action was filed in the U.S. District Court for the Southern District of New York against Goldman, Sachs & Co., Goldman Sachs Group Inc. and two former Goldman, Sachs & Co. employees on behalf of investors in notes issued in 2006 and 2007 by two synthetic CDOs (Hudson Mezzanine 2006-1 and 2006-2). The complaint, which was amended on February 4, 2011, asserts federal securities law and common law claims, and seeks unspecified compensatory, punitive and other damages. The defendants moved to dismiss on April 5, 2011.

On August 21, 2008, Goldman, Sachs & Co. entered into a settlement in principle with the Office of Attorney General of the State of New York and the Illinois Securities Department (on behalf of the North American Securities Administrators Association) regarding auction rate securities. Under the agreement, Goldman Sachs & Co. agreed, among other things, (i) to offer to repurchase at par the outstanding auction rate securities that its private wealth management clients purchased through the firm prior to February 11, 2008, with the exception of those auction rate securities where auctions are clearing, (ii) to continue to work with issuers and other interested parties, including regulatory and governmental entities, to expeditiously provide liquidity solutions for institutional investors, and (iii) to pay a $22.5 million fine. The settlement is subject to definitive documentation and approval by the various states and does not resolve any potential regulatory action by the SEC. On June 2, 2009, Goldman, Sachs & Co. entered into an Assurance of Discontinuance with the New York Attorney General.

On March 19, 2010, Goldman, Sachs & Co. entered into an Administrative Consent Order with the Illinois Secretary of State, Securities Department, which had conducted an investigation on behalf of states other than New York. Goldman, Sachs & Co. has entered into similar consent orders with most states, and is in the process of doing so with the remaining states.

Goldman, Sachs & Co. is among numerous underwriters named as defendants in a putative securities class action amended complaint filed on August 5, 2008 in the U.S. District Court for the Western District of Washington. As to the underwriters, plaintiffs allege that the offering documents in connection with various securities offerings by Washington Mutual, Inc. failed to describe accurately the company’s exposure to mortgage-related activities in violation of the disclosure requirements of the federal securities laws. The defendants include past and present directors and officers of Washington Mutual, the company’s former outside auditors, and numerous underwriters. By a decision dated May 15, 2009, the district court granted in part and denied in part the underwriter defendants’ motion to dismiss, with leave to replead, and on June 15, 2009, plaintiffs filed an amended complaint. By a decision dated October 27, 2009, the federal district court granted and denied in part the underwriters’ motion to dismiss. The plaintiffs filed their motion for class certification on April 30, 2010, and on October 12, 2010 the court granted class certification (except as to one transaction). On December 1, 2010, the defendants moved for partial judgment on the pleadings as to two of the offerings. By a decision dated January 28, 2011, the district court denied the defendants’ motion for partial judgment on the pleadings. On June 30, 2011, the underwriter defendants and plaintiffs entered into a definitive settlement agreement, pursuant to which Goldman, Sachs & Co. would contribute to a settlement fund. On July 21, 2011, the court preliminarily approved the settlement and scheduled a final hearing for November 4, 2011. Goldman, Sachs & Co. has paid the full amount of its proposed contribution to the settlement. Goldman Sachs & Co. underwrote approximately $520 million principal amount of securities to all purchasers in the offerings at issue in the complaint (excluding those offerings for which the claims have been dismissed).

Goldman, Sachs & Co. is among numerous underwriters named as defendants in a putative securities class action filed on May 14, 2009 in the U.S. District Court for the Southern District of New York. As to the underwriters, plaintiffs allege that the offering documents in connection with various securitizations of mortgage-related assets violated the disclosure requirements of the federal securities laws. The defendants include IndyMac-related entities formed in connection with the securitizations, the underwriters of the offerings, certain ratings agencies which evaluated the credit quality of the securities, and certain former officers and directors of IndyMac affiliates. On November 2, 2009, the underwriters moved to dismiss the complaint. The motion was granted in part on February 17, 2010 to the extent of dismissing claims based on offerings in which no plaintiff purchased, and the court reserved judgment as to the other aspects of the motion. By a decision dated June 21, 2010, the district court formally dismissed all claims relating to offerings in which no named plaintiff purchased certificates (including all offerings underwritten by Goldman, Sachs & Co.), and both granted and denied the defendants’ motions to dismiss in various other respects. On May 17, 2010, four additional investors filed a motion seeking to intervene in order to assert claims based on additional offerings (including two underwritten by Goldman, Sachs & Co.). On July 6, 2010 and August 19, 2010, two additional investors filed motions to intervene in order to assert claims based on additional offerings (none of which were underwritten by Goldman, Sachs & Co.). The defendants opposed the motions on the ground that the putative intervenors’ claims were timebarred and, on June 21, 2011, the court denied the motions to intervene with respect to, among others, the claims based on the offerings underwritten by Goldman, Sachs & Co. Certain of the putative intervenors (including those seeking to assert claims based on two offerings underwritten by Goldman, Sachs & Co.) have filed notices of appeal. Goldman Sachs & Co. underwrote approximately $751 million principal amount of securities to all purchasers in the offerings at issue in the May 2010 motion to intervene. On July 11, 2008, IndyMac Bank was placed under an FDIC receivership, and on July 31, 2008, IndyMac Bancorp, Inc. filed for Chapter 7 bankruptcy in the U.S. Bankruptcy Court in Los Angeles, California.

On May 31, 2006, the Securities and Exchange Commission, in a cease-and-desist order, alleged that Goldman, Sachs & Co., along with thirteen other investment banks, willfully violated Section 17(a)(2) of the Securities Act by engaging in certain practices relating to auctions of auction rate securities during the period from January 1, 2003 through June 30, 2004. As part of a multi-firm settlement, Goldman, Sachs & Co. submitted an offer of settlement which was accepted by the SEC on May 31, 2006. Goldman, Sachs & Co. agreed to provide certain disclosures about its material auction practices and procedures to action participants and to certify to the SEC that it implemented certain procedures relating to the auction process, and consented to a censure and a cease-and-desist order, and on June 9, 2006, paid a civil money penalty in the amount of $1.5 million.

On May 27, 2010, a putative class action was filed in the U.S. District Court for the Southern District of New York by several contingent technology workers who were employees of third-party vendors. The plaintiffs are seeking overtime pay for alleged hours worked in excess of 40 per work week. The complaint alleges that the plaintiffs were de facto employees of Goldman Sachs & Co. and that Goldman Sachs & Co. is responsible for the overtime pay under federal and state overtime laws. The complaint seeks class action status and unspecified damages.

On March 21, 2011, the parties agreed to the terms of a settlement in principle. The parties are in the process of seeking court approval of the settlement.

On September 15, 2010, a putative class action was filed in the U.S. District for the Southern District of New York by three former female employees alleging that Goldman Sachs & Co. and an affiliate have systematically discriminated against female employees in respect of compensation, promotion, assignments, mentoring and performance evaluations. The complaint alleges a class consisting of all female employees employed at specified levels by Goldman Sachs & Co. and its affiliate since July 2002, and asserts claims under federal and New York City discrimination laws. The complaint seeks class action status, injunctive relief and unspecified amounts of compensatory, punitive and other damages. On November 22, 2010, Goldman Sachs & Co. and its affiliate filed a motion to stay the claims of one of the named plaintiffs and to compel individual arbitration with that individual, based on an arbitration provision contained in an employment agreement between the affiliate of Goldman Sachs & Co. and the individual. On April 28, 2011, the magistrate judge to whom the district judge assigned the motion denied the motion. On July 7, 2011, the magistrate judge denied Goldman Sachs & Co.’s motion for reconsideration of the magistrate judge’s decision, and on July 21, 2011, Goldman Sachs & Co. appealed the magistrate judge’s decision to the district court. On June 13, 2011, Goldman Sachs & Co. moved to strike the class allegations of one of the three named plaintiffs based on her failure to exhaust administrative remedies. On July 22, 2011, Goldman Sachs & Co. moved to strike all of the plaintiffs’ class allegations, and for partial summary judgment as to plaintiffs’ disparate impact claims.

Goldman, Sachs & Co. and some of its affiliates trade the contracts comprising the S&P GSCI™, as well as the underlying commodities and other derivative instruments thereon, for their proprietary accounts and other accounts under their management. Goldman, Sachs & Co. and some of its affiliates may underwrite or issue other securities or financial instruments indexed to the S&P GSCI™ and related indices. These activities could present conflicts of interest and could adversely affect the value of the S&P GSCI™. There may be conflicts of interest between you and Goldman, Sachs & Co. See “Risk Factors—Risk Factors Relating to Conflicts of Interest— Proprietary trading and other activities by Goldman, Sachs & Co. and its affiliates could conflict with your interests as a Shareholder”.

Neither the Manager nor the Trust or any of their respective agents or officers will have personal liability to the Investing Pool or the other for monetary damages for breach of fiduciary duty (if any) or any act or omission performed or omitted by any such person in good faith on behalf of the Investing Pool, except for such person’s gross negligence or willful misconduct. The Investing Pool Agreement provides that, to the extent it has available assets, the Investing Pool will indemnify the Trust, the Manager and the officers, agents and delegates of the Investing Pool, for any loss, damage, claim or expense based on their conduct relating to the Investing Pool, provided that the conduct resulting in the loss, damage, claim or expense did not result from the indemnified parties’ gross negligence, bad faith or willful misconduct.

THE SECURITIES DEPOSITORY; BOOK-ENTRY-ONLY SYSTEM; GLOBAL SECURITY

DTC acts as securities depository for the Shares. DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions in those securities among DTC Participants through electronic book-entry changes. This eliminates the need for physical movement of securities certificates. DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly. DTC agrees with and represents to its participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law.

Individual certificates will not be issued for the Shares. Instead, a global certificate will be signed by the Trustee on behalf of the Trust, registered in the name of Cede & Co., as nominee for DTC, and deposited with the Trustee on behalf of DTC. The global certificate will represent all of the Shares outstanding at any time.

Upon the settlement date of any creation, transfer or redemption of Shares, DTC will credit or debit, on its book-entry registration and transfer system, the number of Shares so created, transferred or redeemed to the accounts of the appropriate DTC Participants. The Trustee and the DTC Participants will designate the accounts to be credited and charged in the case of creation or redemption of Shares.

Beneficial ownership of the Shares will be limited to DTC Participants, Indirect Participants and persons holding interests through DTC Participants and Indirect Participants. Owners of beneficial interests in the Shares will be shown on, and the transfer of ownership will be effected only through, records maintained by DTC, with respect to DTC Participants, the records of DTC Participants, with respect to Indirect Participants, and the records of Indirect Participants with respect to beneficial owners that are not DTC Participants or Indirect Participants. Beneficial owners are expected to receive from or through a DTC Participant a written confirmation relating to their purchase of the Shares.

Investors may transfer Shares through DTC by instructing the DTC Participant or Indirect Participant through which they hold their Shares to transfer the Shares. Transfers will be made in accordance with standard securities industry practice.

DTC may decide to discontinue providing its service for the Shares by giving notice to the Trustee and the Sponsor. Under these circumstances, the Trustee and the Sponsor will either find a replacement for DTC to perform its functions at a comparable cost or, if a replacement is unavailable, the Trust will be dissolved.

The rights of the Shareholders generally must be exercised by DTC Participants acting on their behalf in accordance with the rules and procedures of DTC.

The Trust Agreement provides that, as long as the Shares are represented by a global certificate registered in the name of DTC or its nominee, the Trustee will be entitled to treat DTC as the holder of the Shares.

THE SPONSOR AND THE MANAGER

The Sponsor

The Sponsor is BAMII, a Delaware corporation and an indirect subsidiary of BlackRock, Inc. The Sponsor was organized as a Delaware corporation on March 22, 1990. Since January 2004, BlackRock Asset Management International Inc. has held an equity interest in a securities lending platform. Since January 2005, BAMII has served as sponsor of the iShares COMEX Gold Trust (the “Gold Trust”), a trust registered with the SEC. Since April 2006, BAMII has served as sponsor of the iShares Silver Trust (the “Silver Trust”), a trust registered with the SEC. Neither the Gold Trust nor the Silver Trust is a commodity pool regulated by the CFTC or the NFA. Since July 2006, BAMII has served as Sponsor and commodity pool operator of the Trust and Manager and commodity pool operator of the Investing Pool. Since October 2007, BAMII has served as sponsor of the iShares Mexico Trust, a trust that issues Mexican exchange-traded equity funds. Since December 2008, BAMII has served as sponsor of the following Brazilian exchange-traded equity funds: iShares Ibovespa Fundo de Indice, iShares BM&FBovespa Small Cap Fundo de Indice, and iShares BM&FBovespa MidLarge Cap Fundo de Indice. BAMII has been registered with the CFTC as a commodity pool operator, and as a member of the NFA, since October 14, 2005. The Sponsor became a listed principal of iShares Delaware Trust Sponsor LLC, a commodity pool operator, in June 2009. The Sponsor’s principal office is located at 400 Howard Street, San Francisco, CA 94105.

The Sponsor arranged for the creation of the Trust, the registration of the Shares for their public offering and the listing of the Shares on NYSE Arca. The Trust is not expected to have any ordinary recurring expenses. The Sponsor has agreed under the Trust Agreement to pay the following administrative and marketing expenses: (1) the fees of the Trustee, Delaware Trustee, Trust Administrator and Processing Agent, (2) NYSE Arca listing fees, (3) printing and mailing costs, (4) audit fees, (5) tax reporting costs, (6) license fees and (7) legal expenses up to $100,000 annually. The Sponsor also paid the costs of the Trust’s organization.

The Sponsor has the authority under the Trust Agreement to direct the Trustee in the operation of the Trust, although the Sponsor does not expect to exercise day-to-day oversight over the Trustee. The Sponsor may remove the Trustee and appoint a successor Trustee if the Trustee ceases to meet certain objective requirements, or if, having received written notice of a material breach of its obligations under the Trust Agreement, the Trustee has not cured the breach within thirty days. The Sponsor may also replace the Trustee during the ninety days following any merger, consolidation or conversion in which the Trustee is not the surviving entity or, in its discretion, at any time following the first anniversary of the creation of the Trust.

The Sponsor will not receive a fee from the Trust. Except as described below, none of the principals of the Sponsor are expected to hold any beneficial interest in the Trust. The Sponsor and its principals will only be permitted to trade commodity interests for their own accounts in accordance with the Sponsor’s code of ethics. The Sponsor does not intend to permit Shareholders to review its records with respect to any such trading or any written policies related to such trading. The Sponsor currently holds approximately 504 Shares.

The Manager

The Manager is BAMII. The Manager operates as the commodity pool operator for the Investing Pool. BAMII has been registered with the CFTC as a commodity pool operator, and as a member of the NFA, since October 14, 2005. The Manager’s role is described above under “Description of the Shares, the Trust Agreement and the Investing Pool Agreement—Investing Pool Agreement”. The Manager currently holds an interest of approximately 510 units in the Investing Pool.

In return for paying certain amounts that would otherwise be considered ordinary operating expenses of the Trust and the Investing Pool, the Manager receives an allocation from the Investing Pool that accrues daily at an annualized rate equal to 0.75% of the net asset value of the Investing Pool and is payable monthly in arrears.

Certain performance data with respect to the Sponsor and the Manager can be found on page 78.

Principals and Key Personnel of the Sponsor and the Manager

Michael Latham is the President and Chief Executive Officer and Jack Gee is the Chief Operating Officer and Chief Financial Officer of BAMII.

BAMII is managed by a Board of Directors, which is composed of Messrs. Latham and Gee. Greg Savage is a principal of BAMII and is principally responsible for the trading decisions of the Sponsor and the Manager.

Michael Latham became a principal of BAMII in February 2006 and an associated person of BAMII in January 2010. Mr. Latham became a principal and associated person of BFA in March 2010. Mr. Latham has served as Chief Executive Officer and President of BAMII since December 2009 and Director of BAMII since October 2005. Mr. Latham served as Chief Financial Officer of BAMII from October 2005 to December 2009. Mr. Latham served as Director of iShares® Delaware Trust Sponsor LLC, a commodity pool operator from June 2009 to September 2011 and served as its Chief Executive Officer and President from December 2009 to September 2011. Mr. Latham was a principal of iShares® Delaware Trust Sponsor LLC from June 2009 to September 2011 and an associated person of iShares® Delaware Trust Sponsor LLC from January 2010 to September 2011. Mr. Latham has served as Co-Chief Operating Officer of BFA since March 2010. Mr. Latham has served as the global head of the iShares® business since July 2010. Mr. Latham served as the head of the iShares® business for the United States and Canada from January 2006 to July 2010. Prior to that, Mr. Latham served as the Chief Operating Officer of the U.S. Individual Investor and the Exchange Traded Fund business of BTC, a national banking association and commodity trading advisor registered with the CFTC, from January 2000 to January 2006. Mr. Latham served as deputy head of operations and subsequently head of operations for BlackRock Advisors (UK) Limited, a U.K. asset manager from August 1997 to January 2000. From August 1994 to August 1997, Mr. Latham was a manager in the Portfolio Accounting Group at BTC. Prior to joining BTC, Mr. Latham was an auditor at Ernst & Young from September 1989 to August 1994. Mr. Latham received his Bachelor of Science in Business Administration from the San Francisco State University and is a certified public accountant.

Jack Gee became a principal of iShares® Delaware Trust Sponsor LLC in September 2011 and serves as Chief Financial Officer. Mr. Gee became principal of BAMII in December 2011 and serves as Chief Operating Officer, Chief Financial Officer and Director of BAMII. Mr. Gee joined BlackRock Institutional Trust Company, N.A., a national banking association and a commodity trading advisor registered with the CFTC, as Director of US Fund Administration of BlackRock Institutional Trust Company, N.A. from September 2004 to January 2010. Since January 2010, Mr. Gee has served as Managing Director of BlackRock Institutional Trust Company, N.A. Prior to joining BlackRock Institutional Trust Company, N.A., Mr. Gee served as Chief Financial Officer of Parnassus Investments, an investment adviser registered with the SEC, from March 2004 to September 2004; Chief Financial Officer of Cazenave Partners, an investment adviser registered with the SEC, from October 2003 to March 2004; Controller of Paul Capital Partners, an investment firm focusing on the secondary private equity and healthcare market, from October 2002 to October 2003; Chief Financial Officer of Fremont Investment Advisors, Inc., an investment adviser formerly registered with the SEC, from October 1997 to September 2002. Mr. Gee earned a Bachelor of Science degree in accounting from the California State University in 1982.

Greg Savage became a principal and associated person of BAMII in March 2009. Mr. Savage has served as a Senior Portfolio Manager and Team Leader for BFA, an investment advisor registered with the SEC and a commodity trading advisor registered with the CFTC, since September 2007 and became a principal and associated person of that entity in March 2009. Mr. Savage also served as a Portfolio Manager for BFA from March 2001 to September 2007. Mr. Savage served as a Transition Services Manager for BTC, a national banking association and commodity trading adviser registered with the CFTC, from June 1999 to March 2001 and became an associated person of that entity in June 2007. Mr. Savage received his Bachelor of Science in Accounting from the University of Colorado at Boulder and is a CFA charterholder. He has the FINRA Series 7, 63 and 3 licenses.

BlackRock Delaware Holdings Inc., a Delaware corporation and an indirect subsidiary of BlackRock, Inc., became a principal of BAMII in October 2005. BlackRock Delaware Holdings Inc. owns 100% of the equity of BAMII. BlackRock Delaware Holdings Inc. is the parent holding company of BTC and BAMII and the indirect parent holding company of BFA. In addition, Ryan Braniff and Claude Mason became listed principals of BAMII in October 2008. Ryan Braniff and Claude Mason have or will conduct certain administrative and supervisory functions, respectively, for the Sponsor.

THE TRUSTEE

The Trustee is BTC, a national banking association and an indirect subsidiary of BlackRock, Inc. The Trustee’s principal office is located at 400 Howard Street, San Francisco, CA 94105. The Trustee has authority to delegate some of its responsibilities under the Trust Agreement to a Trust Administrator or agent. The Trustee will also maintain certain books and records of the Sponsor relating to communications with Shareholders at the offices of the Trustee.

State Street Bank and Trust Company, a trust company organized under the laws of Massachusetts, currently serves as the Trust Administrator. In July of 2007, State Street Bank and Trust Company acquired the initial Trust Administrator, Investors Bank & Trust Company. State Street Bank and Trust Company’s principal office is located at One Lincoln Street, Boston, MA 02111. State Street Bank and Trust Company is subject to supervision by the Massachusetts Commissioner of Banks and the Board of Governors of the Federal Reserve System. Information regarding creation and redemption of Shares, Basket composition, the net asset value of the Trust, transaction fees and the names of the parties that have executed an Authorized Participant Agreement may be obtained from State Street Bank and Trust Company by calling the following number: 1-800-474-2737. A copy of the Trust Agreement is available for inspection at the Trust Administrator’s office identified above. Books and records of the Sponsor with respect to the Trust and of the Manager with respect to the Investing Pool will be maintained at this office of State Street Bank and Trust Company (other than records maintained by the Trustee or the Processing Agent as described herein).

The Trustee is responsible for the day-to-day administration of the Trust. Day-to-day administration includes (1) processing orders for the creation and redemption of Baskets, (2) coordinating with the Sponsor and the Manager of the Investing Pool the receipt and delivery of consideration transferred to, or by, the Trust in connection with each creation and redemption of Baskets, (3) calculating the net asset value of the Trust on each Business Day, (4) calculating net income and realized capital gains or losses, and (5) paying the Trust’s expenses. The Trustee has delegated processing creation and redemption orders of Baskets to the Processing Agent, SEI Investments Distribution Co., a Pennsylvania corporation, certain administrative services to BlackRock Execution Services, a wholly owned subsidiary of the Trustee, and the remainder of the day-to-day responsibilities to the Trust Administrator. Certain books and records of the Sponsor relating to the creation and redemption of Baskets will be maintained at the offices of the Processing Agent at One Freedom Valley Drive, Oaks, PA 19456.

The Trustee’s fees will be paid by the Sponsor.

The Trustee and any of its affiliates may from time to time purchase or sell Shares for their own account, as agent for their customers and for accounts over which they exercise investment discretion.

THE DELAWARE TRUSTEE

Wilmington Trust Company serves as the Delaware Trustee of the Trust. The Delaware Trustee is not entitled to exercise any of the powers, or have any of the duties or responsibilities, of the Trustee. The Delaware Trustee is a trustee of the Trust for the sole and limited purpose of fulfilling the requirements of the Delaware Statutory Trust Act.

THE ADVISOR

The Advisor is BFA, a California corporation and an indirect subsidiary of BlackRock, Inc. The Advisor serves as the commodity trading advisor for the Investing Pool. The Advisor has been registered as a commodity trading advisor with the CFTC, and as a member of the NFA, since April 5, 1993. The Trust will not have a separate commodity trading advisor. The Investing Pool has entered into a commodity trading advisor agreement with the Advisor, which provides the Advisor with discretionary authority to make all determinations with respect to the Investing Pool’s assets, subject to specified limitations.

Except as described below, neither the Advisor nor any of its principals are expected to hold any beneficial interest in the Trust. The Advisor and its principals will only be permitted to trade commodity interests for their own accounts in accordance with the Advisor’s code of ethics. The Advisor does not intend to permit Shareholders to review its records with respect to any such trading or any written policies related to such trading.

Laurence Fink is the Chief Executive Officer, Michael Latham is Co-Chief Operating Officer and Ann Marie Petach is the Chief Financial Officer of the Advisor. Greg Savage, a principal and registered associated person of the Advisor will be principally responsible for the trading decisions with respect to the Investing Pool’s account.

The Advisor is managed by a Board of Directors, which is composed of Laurence Fink, Robert Kapito and Daniel Waltcher.

Certain performance data with respect to the Advisor can be found on page 78.

Laurence Fink became a principal of BFA, an investment adviser registered with the SEC and commodity trading advisor registered with the CFTC, in December 2009. Mr. Fink has served as Director, Chairman and Chief Executive Officer of BFA since December 2009. Mr. Fink has served as Chairman, Chief Executive Officer and Director of BlackRock, Inc., a global asset management firm, since January 1998; Chief Executive Officer of BlackRock Advisors, LLC, an investment management company, since September 1994; Chairman, Chief Executive Officer and Director of BlackRock Financial Management, Inc., an investment management company and a commodity trading adviser registered with the CFTC, since April 1988 and became a principal of that entity in May 1997; Chief Executive Officer of BlackRock Capital Management, Inc., an investment management company, since November 1999; Chief Executive Officer of Blackrock Institutional Management Corporation, an investment management company, since February 1998; Chief Executive Officer of BlackRock Investment Management, LLC, an investment management company, since September 2006 and became a principal of that entity in August 2008; Chairman, Chief Executive Officer and Director of State Street Research & Management Company, an investment management company, since February 2005; a principal of Enso Capital Management LLC, an investment management company, since May 2002 and a principal of Enso Capital Management II from July 2002 to November 2009. Mr. Fink received his MBA from the University of California Los Angeles in 1976 and his Bachelor of Science in Political Science from California State University Northridge in 1974.

Ann Marie Petach became a principal of BFA, an investment adviser registered with the SEC and commodity trading advisor registered with the CFTC, and BTC, a national banking association and a commodity trading adviser registered with the CFTC, in December 2009. Ms. Petach has served as Director of BTC and Chief Financial Officer of the BFA since December 2009. Ms. Petach has also served as Managing Director of BlackRock, Inc., a global asset management firm, since June 2007 and as Chief Financial Officer of that entity since June 2008; Managing Director of BlackRock Advisors, LLC, an investment management company, since June 2007 and as Chief Financial Officer of that entity since June 2008; Managing Director of BlackRock Capital Management, Inc., an investment management company, since June 2007 and as Chief Financial Officer of that entity since June 2008; Managing Director of BlackRock Financial Management, Inc., an investment management company, since June 2007, Chief Financial Officer of that entity since June 2008 and principal of that entity since September 2008; Managing Director of BlackRock Institutional Management Corporation, an investment management company, since June 2007 and as Chief Financial Officer of that entity since June 2008; Managing Director of BlackRock Investment Management, LLC, an investment management company, since June 2007, Chief Financial Officer since June 2008 and became a principal of that entity in September 2008; Managing Director of State Street Research & Management Company, an investment management company, since June 2007 and as Chief Financial Officer of that entity since June 2008. Ms. Petach served as Assistant Treasurer of Ford Motor Company, a multinational automotive manufacturer, from January 1998 to November 2004 and Vice President and Treasurer of that entity from November 2004 to June 2007. Ms. Petach received a Bachelor of Arts in Business and Spanish from Muhlenberg College in 1982 and an MBA from Carnegie Mellon University in 1984.

Robert Kapito became a principal of BFA, an investment adviser registered with the SEC and commodity trading advisor registered with the CFTC, in December 2009 and has served as Director and President of that entity since December 2009. Mr. Kapito served as Director and Vice Chairman of BlackRock, Inc., a global asset management firm, from January 1998 to September 2007 and has served as President of that entity since September 2007. Mr. Kapito served as Director and Vice Chairman of BlackRock Advisors, LLC, an investment management company, from February 1998 to September 2007 and has served as President of that entity since September 2007. Mr. Kapito also served as Director and Vice Chairman of BlackRock Capital Management, Inc., an investment management company and a commodity trading adviser registered with the CFTC, from November 1999 to September 2007 and has served as President of that entity since September 2007. Mr. Kapito served as Director and Vice Chairman of BlackRock Financial Management, Inc., an investment management company, from April 1988 to September 2007, became an associated person in October 1997, a principal in May 1997 and has served as President of that entity since September 2007. Mr. Kapito served as Director and Vice Chairman of BlackRock Institutional Management Corporation, an investment management company, from February 1998 to September 2007, and has served as President of that entity since September 2007. Mr. Kapito served as Director and Vice Chairman of BlackRock Investment Management, LLC, an investment management company, from September 2006 to September 2007, and has served as President of that entity since September 2007. Mr. Kapito became a principal of BlackRock Investment Management, LLC in November 2008. Mr. Kapito served as Director and Vice Chairman of State Street Research & Management Company, an investment management company, from February 2005 to September 2007, and has served as President of that entity since September 2007. Mr. Kapito received his Bachelor of Science in Economics from the Wharton School of the University of Pennsylvania in 1979 and his MBA from the Harvard Graduate School of Business in 1983.

Daniel Waltcher joined BFA, an investment adviser registered with the SEC and commodity trading advisor registered with the CFTC, in December 2009. Mr. Waltcher has served as Director of BFA since December 2009, principal of BFA since January 2010 and Secretary of BFA since February 2012. Mr. Waltcher has served as Deputy General Counsel and Managing Director of BlackRock Inc., a global asset management firm, since January 2005. From October 1998 to December 2001, Mr. Waltcher served as Director and Senior Counsel at BlackRock, Inc. and from January 2002 to December 2004, he served as Managing Director and Senior Counsel at that entity. Mr. Waltcher became a principal and serves as Managing Director of BlackRock Asset Management International Inc., a commodity pool operator registered with the CFTC, BlackRock Financial Management Inc, an investment management company and a commodity trading adviser registered with the CFTC, BlackRock Institutional Trust Company, N.A., a national banking association and a commodity trading advisor registered with the CFTC and BlackRock Investment Management LLC, an investment management company since February 2012. Mr. Waltcher became a principal and serves as Secretary and Managing Director of iShares Delaware Trust Sponsor LLC, a commodity pool operator, since February 2012. Previously, Mr. Waltcher was Senior Counsel of Chancellor Capital Management, Inc., a money management firm, from July 1995 to September 1998 and an associate at Simpson Thacher & Bartlett, a law firm, from October 1989 to June 1995. Mr. Waltcher received his Bachelor of Arts from Cornell University in 1984 and his JD from Cornell Law School in 1989.

Greg Savage became a principal and associated person of BFA, an investment adviser registered with the SEC and commodity trading advisor registered with the CFTC, in March 2009. Mr. Savage became a principal and associated person of BAMII, a commodity pool operator, in March 2009. Mr. Savage has served as a Senior Portfolio Manager and Team Leader for BFA since September 2007. Mr. Savage also served as a Portfolio Manager for BFA from March 2001 to September 2007. Mr. Savage served as a Transition Services Manager for BTC, a national banking association and commodity trading adviser registered with the CFTC, from June 1999 to March 2001 and became an associated person of that entity in June 2007. Mr. Savage received his Bachelor of Science in Accounting from the University of Colorado at Boulder and is a CFA charterholder. He has the FINRA Series 7, 63 and 3 licenses.

BlackRock Institutional Trust Company, N.A., a national banking association and an indirect subsidiary of BlackRock, Inc., became a listed principal of the Advisor in December 2009. BTC owns 100% of the equity of the Advisor. BTC became a commodity trading advisor registered with the NFA in March 1998.

Ryan Braniff and Claude Mason became principals of the Advisor in October 2008.

CONFLICTS OF INTEREST

General

Prospective investors should be aware that the Sponsor and the Manager intend to assert that Shareholders have, by purchasing Shares, consented to the following conflicts of interest in the event of any proceeding alleging that such conflicts violated any duty owed by the Sponsor or the Manager to the Shareholders.

The Sponsor, the Manager, the Advisor and the Trustee want you to know that there are certain entities with which the Sponsor, the Manager, the Advisor or the Trustee may have relationships that may give rise to conflicts of interest, or the appearance of conflicts of interest. These entities include the following: affiliates of the Advisor, the Manager, the Sponsor and the Trustee (including BlackRock, Inc., and The PNC Financial Services Group, Inc., and each of their affiliates, directors, partners, trustees, managing members, officers and employees (collectively, the “Affiliates”)) and BlackRock, Inc.’s significant shareholder, Barclays Bank PLC and its affiliates, including Barclays PLC (each an “Entity” and together the “Entities”).

The activities of the Sponsor, the Manager, the Advisor, the Trustee, the Affiliates and the Entities in the management of, or their interest in, their own accounts and other accounts they manage, may present conflicts of interest that could disadvantage the Trust, the Investing Pool and their shareholders. The Sponsor, the Manager, the Advisor, the Trustee, the Affiliates or the Entities provide investment management services to other funds and discretionary managed accounts that may follow an investment program similar to that of the Trust and the Investing Pool. The Sponsor, the Manager, the Advisor, the Trustee, the Affiliates and the Entities are involved worldwide with a broad spectrum of financial services and asset management activities and may engage in the ordinary course of business in activities in which their interests or the interests of their clients may conflict with those of the Trust, the Investing Pool and their shareholders. One or more of the Sponsor, the Manager, the Advisor, the Trustee, or the Affiliates or the Entities act or may act as an investor, investment banker, research provider, investment manager, financier, underwriter, advisor, market maker, trader, prime broker, lender, agent and principal, and have other direct and indirect interests, in assets in which the Trust and the Investing Pool directly and indirectly invest.

Thus, it is likely that the Trust and the Investing Pool will have multiple business relationships with and will invest in, engage in transactions with, make voting decisions with respect to, or obtain services from entities for which the Sponsor, the Manager, the Advisor, the Trustee, an Affiliate or an Entity performs or seeks to perform investment banking or other services.

The Sponsor, the Manager, the Advisor, the Trustee, and one or more Affiliates and Entities may engage in proprietary trading and advise accounts and funds that have investment objectives similar to those of the Trust and the Investing Pool and/or that engage in and compete for transactions in the same types of assets as the Trust and the Investing Pool. The trading activities of the Sponsor, the Advisor, the Trustee, the Affiliates and these Entities are carried out without reference to positions held directly or indirectly by the Trust and the Investing Pool may result in the Sponsor, the Manager, the Advisor, the Trustee, an Affiliate or an Entity having positions that are adverse to those of the Trust and the Investing Pool.

No Affiliate or Entity is under any obligation to share any investment opportunity, idea or strategy with the Trust or the Investing Pool. As a result, an Affiliate or Entity may compete with the Trust and the Investing Pool for appropriate investment opportunities. As a result of this and several other factors, the results of the Trust and the Investing Pool’s investment activities may differ from those of an Affiliate or Entity and of other accounts managed by an Affiliate or Entity, and it is possible that the Trust, the Investing Pool and their shareholders could sustain losses during periods in which one or more Affiliates or Entities and other accounts achieve profits on their trading for proprietary or other accounts. The opposite result is also possible.

The Trust and the Investing Pool may, from time to time, enter into transactions in which other clients of the Sponsor, the Manager, the Advisor, the Trustee, an Affiliate or an Entity have an adverse interest. Furthermore, transactions undertaken by Affiliate-advised or Entity-advised clients may adversely impact the Trust and the Investing Pool. Transactions by one or more Affiliate-advised or Entity-advised clients or the Sponsor, the Manager, the Advisor, the Trustee, the Affiliate or the Entity may have the effect of diluting or otherwise disadvantaging the values, prices or investment strategies of the Trust and the Investing Pool.

An Affiliate or Entity may maintain securities indices as part of its product offerings. Index-based funds seek to track the performance of securities indices and may use the name of the index in the fund name. Index providers, including the Affiliates or Entities, may be paid licensing fees for use of their indices or index names. Affiliates or Entities will not be obligated to license their indices to BlackRock, Inc., and BlackRock, Inc. cannot be assured that the terms of any index licensing agreement with the Affiliates or Entities will be as favorable as those terms offered to other index licensees.

The Trust and Investing Pool’s activities may be limited because of regulatory restrictions applicable to one or more Affiliates or Entities, and/or their internal policies designed to comply with such restrictions. In addition, the Trust and the Investing Pool may invest in securities of companies with which an Affiliate or Entity has or is trying to develop investment banking relationships or in which an Affiliate or Entity has significant debt or equity investments. The Trust and Investing Pool also may invest in securities of companies for which an Affiliate or Entity provides or may some day provide research coverage. An Affiliate or Entity may have business relationships with and purchase or distribute or sell services or products from or to distributors, consultants or others who recommend the Trust and Investing Pool or who engage in transactions with or for the Trust and Investing Pool and may receive compensation for such services. The Trust and Investing Pool may also make brokerage and other payments to Affiliates or Entities in connection with the Trust and Investing Pool’s portfolio investment transactions.

The activities of the Sponsor, the Manager, the Advisor, the Trustee, the Affiliates or the Entities may give rise to other conflicts of interest that could disadvantage the Trust, the Investing Pool and their shareholders. The Sponsor, the Manager, the Advisor and the Trustee have adopted policies and procedures designed to address these potential conflicts of interest.

The Sponsor

The Sponsor is an affiliate of the Trustee and therefore may have a conflict of interest with respect to its oversight of the Trustee. In particular, the Sponsor, which has authority to remove the Trustee in its discretion, has an incentive not to exercise this authority, even when it is in the best interests of the Shareholders to do so, because of the affiliation between the entities. The Trustee is authorized to appoint an unaffiliated Trust Administrator or agent to carry out all or some of its duties under the Trust Agreement, but it can terminate or replace the Trust Administrator or agent at any time, and it is not required to delegate any of its duties to an unaffiliated third party.

In addition, the Sponsor and its affiliates may engage in trading activities relating to the CERFs, the components of the Index or the S&P GSCI-ER or other derivative instruments related to those indices that are not for the account of, or on behalf of, the Trust, the Investing Pool or the Shareholders. These activities may present a conflict between the Shareholders’ interest in the Shares and the interest of the Sponsor and its affiliates in their proprietary accounts, in facilitating transactions, including derivatives transactions, for their customers’ accounts and in accounts under their management. These trading activities, if they influence the value of the CERFs, could be adverse to the interests of the Shareholders. Moreover, the Sponsor and its affiliates have published and in the future expect to publish research reports with respect to commodities markets. This research may express opinions or provide recommendations that are inconsistent with purchasing or holding Shares. The research should not be viewed as a recommendation or endorsement of the Shares in any way, and investors must make their own independent investigation of the merits of this investment. Any of these activities by the Sponsor and its affiliates may affect the level of the S&P GSCI-ER or its components and, therefore, the value of the CERFs and the price of the Shares.

No Distributions

The Sponsor has discretionary authority over all distributions made by the Trust. If the Sponsor determines that there is more cash being held in the Trust than is reasonably expected to be needed to pay the Trust’s expenses in the near future, the Sponsor at its discretion can either distribute the extra cash to the Shareholders or contribute it to the Investing Pool to acquire additional CERFs. The Trust has no obligation to make periodic distributions to Shareholders. The Manager will receive greater management fees as the Investing Pool’s net assets increase.

Resolution of Certain Conflicts

The Trust Agreement provides that in the case of a conflict of interest between the Trustee, the Sponsor and their affiliates, on the one hand, and the holders of Shares, on the other, the Trustee and Sponsor will resolve such conflict considering the relevant interests of each party (including their own interests) and related benefits and burdens, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles. The Trust Agreement provides that in the absence of bad faith by the Sponsor or Trustee, such a resolution will not constitute a breach of the Trust Agreement or any duty or obligation of the Sponsor or Trustee.

CERTAIN PERFORMANCE DATA

Trust and Investing Pool

The following performance information is presented in accordance with CFTC regulations.

All summary performance information is as of March 31, 2012. Performance information is set forth, in accordance with CFTC regulations, for the most recent five calendar years. The summary below also substantially reflects the performance of the Investing Pool, into which substantially all of the assets of the Trust are invested. The Trust owns substantially all of the interests in the Investing Pool.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Name of Pool:	iShares® S&P GSCI™ Commodity-Indexed Trust
Type of Pool:	Public, Exchange-Listed Commodity Pool
Date of Inception of Trading:	July 10, 2006
Aggregate Gross Capital Subscriptions(1) as of March 31, 2012:	$2,702,806,394
Net Asset Value as of March 31, 2012:	$1,426,150,860
Net Asset Value per Share as of March 31, 2012:(2)	$35.00
Worst Monthly Drawdown:(3)	27.77%
(October 2008)
Worst Peak-to-Valley Drawdown:(4)	67.43%
(June 2008 – February 2009)

(1)	“Aggregate Gross Capital Subscriptions” is the aggregate of all amounts ever contributed to the pool, including those of investors who subsequently redeemed their investments.
(2)	“Net Asset Value per Share” is the net asset value of the pool divided by the total number of Shares outstanding as of March 31, 2012.
(3)

“Worst Monthly Drawdown” is the largest single month loss sustained since inception of trading. “Drawdown” as used in this section of the Prospectus means losses experienced by the relevant pool over the specified period and is calculated on a rate of return basis, i.e., dividing net performance by beginning equity. Drawdown is measured on the basis of monthly returns only, and does not reflect intra-month figures.

(4)

“Worst Peak-to-Valley Drawdown” is the greatest cumulative percentage decline in month-end Net Asset Value per Share due to losses sustained by the pool during any period in which the initial month-end Net Asset Value per Share is not equaled or exceeded by a subsequent month-end Net Asset Value per Share.

Rate of Return:

Month	2012	2011	2010	2009	2008	2007
January	2.15%	2.58%	(7.74)%	(6.76)%	0.19%	(2.14)%
February	6.07%	4.11%	5.51%	(6.51)%	10.29%	4.26%
March	(2.23)%	3.10%	1.56%	4.67%	(0.76)%	2.93%
April		3.99%	1.98%	(1.00)%	8.25%	0.31%
May		(7.60)%	(13.15)%	19.52%	9.23%	(2.41)%
June		(5.70)%	0.83%	0.75%	8.42%	3.49%
July		3.85%	5.44%	0.03%	(12.07)%	5.21%
August		(2.69)%	(6.11)%	(1.74)%	(7.40)%	(3.78)%
September		(11.85)%	8.74%	(0.14)%	(11.99)%	9.56%
October		10.21%	2.43%	6.20%	(27.77)%	9.65%
November		0.42%	0.94%	0.67%	(16.40)%	(3.22)%
December		(1.64)%	9.74%	0.86%	(13.65)%	4.95%
Year	5.93% (through March 2012)	(3.25)% (January- December 2011)	7.83% (January- December 2010)	15.12% (January- December 2009)	(47.47)% (January- December 2008)	31.45% (January- December 2007)

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of U.S. federal income tax consequences material to the purchase, ownership and disposition of the Shares. Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a beneficial owner of Shares that is (i) an individual citizen or resident of the United States, (ii) a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or (iii) otherwise subject to U.S. federal income taxation on a net income basis in respect of the Shares (a “U.S. Holder”). This summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase the Shares by any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to (1) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, traders in securities that elect to mark to market and dealers in securities or currencies, (2) persons that will hold Shares as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, (3) persons whose functional currency is not the U.S. dollar, or (4) persons that do not hold Shares as capital assets.

This summary is based on the Code, Treasury regulations, IRS rulings and judicial decisions in effect as of the date of this prospectus, all of which are subject to change at any time (possibly with retroactive effect) or different interpretations. As the law is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein. The Sponsor has not obtained, nor does it intend to obtain, a ruling from the IRS with respect to the U.S. federal tax consequences of acquiring, owning or disposing of the Shares. Prospective investors in the Shares should consult their tax advisors in determining the tax consequences of an investment in the Shares, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Classification of the Trust and the Investing Pool

Under current law and assuming full compliance with the terms of the Trust Agreement and the Investing Pool Agreement and such other documents as are relevant, in the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, (1) the Trust will not be treated as an association taxable as a corporation for U.S. federal income tax purposes, and (2) the Investing Pool will not be treated as an association taxable as a corporation for U.S. federal income tax purposes. Accordingly, the Trust and the Investing Pool will not be taxable entities for U.S. federal income tax purposes and will not incur U.S. federal income tax liability.

The Investing Pool files partnership tax returns. Prospective investors should be aware that there is no authority addressing the U.S. federal income tax treatment of an investment trust whose sole asset is an interest in a limited liability company taxed as a partnership, where that interest represents substantially all of the total interests in the partnership. The IRS has indicated that its position is that certain trusts of that kind should be treated as partnerships. As a result the Trust files a partnership return rather than a trust return. See “—Information Reporting with Respect to Shares.” Accordingly, you will be taxed as a beneficial owner of an interest in a partnership, which means that you generally will be required to take into account your allocable share of the Trust’s and Investing Pool’s items of income, gain, loss, deduction, expense and credit in computing your U.S. federal income tax liability.

Classification of the CERFs

Under current law and assuming full compliance with the terms of the Trust Agreement and the Investing Pool Agreement, the rules and agreements governing the terms of the CERFs and such other documents as are relevant, in the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, although there is no authority on point, the CERFs held by the Investing Pool will not be treated as regulated futures contracts within the meaning of Section 1256 of the Code because the CERFs are not contracts with respect to which the amount required to be deposited and the amount which may be withdrawn depends on a system of marking to market. Accordingly, the CERFs will not be subject to the special “mark-to-market” rules applicable to other regulated futures contracts.

The remainder of this section is based on these opinions. You should be aware that an opinion of counsel is not binding on the IRS or a court. Accordingly, it is possible that the IRS or a court would reach a different conclusion from those set forth above, in which case the timing, amount, character, holding period or other material aspects of your income, gain, loss or expense from an investment in the Shares may differ from those described below.

In General

The Investing Pool will be treated, for U.S. federal income tax purposes, as owning the CERFs and any assets held to fully collateralize the CERFs. It is expected that the Investing Pool’s items of income or loss, as the case may be, will consist primarily of (1) capital gain or loss, as the case may be, in respect of the CERFs upon their expiration or upon disposition of a CERF by the Investing Pool, and (2) interest income on amounts deposited with the Clearing FCM or, to the extent margin assets consist of U.S. Treasury securities, short-term securities or money market funds, interest or dividend income from, and gain or loss on the disposition of, such securities.

Gain or loss on a CERF or on margin securities generally will be equal to the difference between the amount realized on the sale or other disposition thereof and the adjusted tax basis of the CERF or securities, respectively. Such gain or loss will be long-term capital gain or loss if at the time of disposition the Investing Pool has held the CERFs for more than six months, or has held the securities for more than one year. Interest or dividends accrued or paid on amounts deposited with the Clearing FCM or margin securities will be taxable to you as ordinary income. If any of the securities are treated as issued with original issue discount, you generally will be required to include the original issue discount in income.

Under certain circumstances, loss deductions are disallowed where they result from wash sales of stock or securities. A wash sale occurs if stock or securities are sold at a loss and the seller acquires substantially identical stock or securities within a certain time period before or after the sale. The Trust and Investing Pool should not be subject to the wash sale rules in connection with the sale or disposition of CERFs, because the CERFs do not constitute securities for purposes of these rules.

Because you will be treated as a beneficial owner of an interest in a partnership, you will be required to include in income the Investing Pool’s items of income, gain, loss, deduction, expense and credit that are allocated to you for the Trust’s and the Investing Pool’s taxable year ending with or within your taxable year, regardless of whether any distributions are made to you. Accordingly, you may be required to include amounts in income without a corresponding current receipt of cash if the Investing Pool earns taxable income but does not make corresponding cash distributions. For example, you may incur income tax liabilities in excess of cash distributions on Shares as a result of interest earned by the Investing Pool on amounts deposited with the Clearing FCM or gain derived by the Investing Pool from the disposition of a CERF in connection with the redemption by an Authorized Participant of a Basket. In addition, if you hold Shares at the time when the CERFs expire, you may be taxable on gain that may be substantial in amount if the CERFs have appreciated substantially in value, without receiving any cash distribution.

Distributions on the Shares

Distributions on the Shares generally will not be taxable to you, except to the extent that the cash you receive exceeds your adjusted tax basis in the Shares. Cash distributions in excess of your adjusted tax basis in the Shares generally will be treated as gain from the sale or exchange of the Shares, taxable in accordance with the rules described under “—Sale, Exchange or Other Taxable Disposition of Shares.”

Upon a liquidating distribution of cash by the Investing Pool and the Trust (a distribution to you that terminates your interest in the Trust and Investing Pool), you generally will recognize gain or loss from the sale or exchange of the Shares, taxable in accordance with the rules described under “—Sale, Exchange or Other Taxable Disposition of Shares.”

Sale, Exchange or Other Taxable Disposition of Shares

Upon the sale, exchange or other taxable disposition of Shares, you generally will recognize capital gain or loss equal to the difference between the amount realized upon the sale, exchange or other disposition and your adjusted tax basis in the Shares. Your adjusted tax basis in your Shares generally will be equal to the amount you paid for your Shares (1) increased by any income or gain of the Trust that is allocated to you, and by the amount of any contributions you make to the capital of the Investing Pool as part of the creation of a Basket, and (2) decreased, but not below zero, by any loss or expense of the Trust that is allocated to you, and by the amount of any cash and the tax basis of any property distributed (or deemed distributed) to you. For a description of the allocation of income, gain, loss and expense to you, see “—Partnership Allocations and Adjustments.”

Creation and Redemption of Baskets

Holders of Shares other than Authorized Participants (or holders for which an Authorized Participant is acting) generally are not expected to recognize gain or loss as a result of an Authorized Participant’s creation or redemption of a Basket. If the Investing Pool disposes of a CERF in connection with the redemption of a Basket, however, the disposition may give rise to gain or loss that will be allocated in part to you. An Authorized Participant’s creation or redemption of a Basket also may affect the portion of the Investing Pool’s tax basis in the Investing Pool’s assets that is allocated to you, which could affect the amount of gain or loss allocated to you on the expiration of the CERFs or on disposition of a CERF by the Investing Pool.

Distributions of CERFs to Authorized Participants in connection with redemptions of Baskets may give rise to character and timing mismatches between gain or loss recognized by the Authorized Participant on the CERFs and gain or loss recognized on any Shares retained by the Authorized Participant (or, if relevant, a holder of Shares for which an Authorized Participant is acting). In a nonliquidating distribution, the Authorized Participant generally will receive a carryover basis in the CERFs distributed to it (assuming that such carryover basis does not exceed the holder’s outside basis in its Shares) and the holder will reduce its outside basis in the Shares it retains after the redemption by the sum of the basis it takes in the CERFs and the amount of cash, if any, it receives. Thus, for example, an Authorized Participant that is a dealer in securities who receives a distribution of CERFs generally will recognize capital gain or loss on such CERFs in the year of the distribution under the special “mark-to-market” rules applicable to regulated futures contracts under Section 1256 of the Code but may recognize in the same year an offsetting amount of ordinary income or loss on any Shares it retains after the redemption under the regular “mark-to-market” rules that apply to dealers in securities. Similarly, an Authorized Participant (or other redeeming holder of Shares) that is not a dealer in securities who receives a distribution of CERFs generally will recognize capital gain or loss on such CERFs in the year of the distribution under the special “mark-to-market” rules applicable to regulated futures contracts but generally will not recognize gain or loss with respect to the Shares it retains after the redemption until it disposes of such Shares. Different rules would apply if a creation of Shares and a redemption of Shares were treated as a “disguised sale” under special rules applicable to certain contributions to and redemptions from a partnership. The Investing Pool intends to take the position that the disguised sale rules generally do not apply. Authorized Participants (and other redeeming holders of Shares for which an Authorized Participant is acting) are urged to consult their own tax advisor with regard to the tax consequences to them of redemption of Shares, including whether the Authorized Participant (or other redeeming holder of Shares) is obligated to file a disguised sale disclosure statement with its tax return.

Limitations on Deductibility of Certain Losses and Expenses

The deductibility for U.S. federal income tax purposes of a U.S. Holder’s share of losses and expenses of the Trust and the Investing Pool is subject to certain limitations, including, but not limited to, rules providing that: (1) you may not deduct the Investing Pool’s losses that are allocated to you in excess of your adjusted tax basis in your Shares; (2) individuals and personal holding companies may not deduct the losses allocable to a particular “activity” in excess of the amount that they are considered to have “at risk” with respect to the activity; and (3) a noncorporate U.S. Holder may deduct its share of expenses of the Trust or Investment Pool only to the extent that such share, together with such noncorporate U.S. Holder’s other miscellaneous itemized deductions, exceeds 2% of such noncorporate U.S. Holder’s adjusted gross income. The Trust will report the annual allocation from the Investing Pool to the Manager as an expense of the kind subject to the limitation on miscellaneous itemized deductions. To the extent that a loss or expense that you cannot deduct currently is allocated to you, you may be required to report taxable income in excess of your economic income or cash distributions to you on the Shares. You are urged to consult your own tax advisor with regard to these and other limitations on your ability to deduct losses or expenses with respect to the Trust and the Investing Pool.

Partnership Allocations and Adjustments

For U.S. federal income tax purposes, your share of the Investing Pool’s income, gain, loss, deduction and other items will be determined by the Trust Agreement and the Investing Pool Agreement, unless an allocation under these agreements does not have “substantial economic effect”, in which case the allocations will be determined in accordance with the “partners’ interests in the partnership.” Subject to the discussion below under “—Monthly Allocation and Revaluation Conventions” and “—Section 754 Election,” the allocations pursuant to the Trust Agreement and the Investing Pool Agreement should be considered to have substantial economic effect.

If the allocations provided by the Trust Agreement or the Investing Pool Agreement were successfully challenged by the IRS, the amount of income or loss allocated to you for U.S. federal income tax purposes under the agreement could be increased or decreased, the timing of income or loss could be accelerated or deferred, or the character of the income or loss could be altered.

As described in more detail below, the U.S. tax rules that apply to partnerships are complex and their application is not always clear. Moreover, the rules generally were not written for, and in some respects are difficult to apply to, publicly traded interests in partnerships. The Trust and the Investing Pool will apply certain assumptions and conventions intended to comply with the intent of the rules and to report income, gain, deduction, loss and credit to investors in a manner that reflects the investors’ economic gains and losses, but these assumptions and conventions may not comply with all aspects of the applicable Treasury regulations. It is possible therefore that the IRS will successfully assert that these assumptions or conventions do not satisfy the technical requirements of the Code or the Treasury regulations and will require that items of income, gain, deduction, loss and credit be adjusted or reallocated in a manner that could be adverse to you. Holders with questions regarding partnership allocations and adjustments or other tax matters may obtain further information from BAMII at the following number 1-800-iShares or 1-800-474-2737.

Monthly Allocation and Revaluation Conventions

In general, the Trust’s and the Investing Pool’s taxable income and losses will be determined monthly and will be apportioned among the holders of Shares in proportion to the number of Shares treated as owned by each of them as of the close of the last trading day of the preceding month. By investing in the Shares, a U.S. Holder agrees that, in the absence of an administrative determination or judicial ruling to the contrary, it will report income and loss under the monthly allocation and revaluation conventions described below.

Under the monthly allocation convention, the person that was treated for U.S. federal income tax purposes as holding a Share as of the close of the last trading day of the preceding month will be treated as continuing to hold that Share until immediately before the close of the last trading day of the following month. As a result, a holder that is transferring its Shares or whose Shares are redeemed prior to the close of the last trading day of a month may be allocated income, gain, loss and deduction realized after the date of transfer.

The Code generally requires that items of partnership income and deductions be allocated between transferors and transferees of partnership interests on a daily basis. It is possible that transfers of Shares could be considered to occur for these purposes when the transfer is completed without regard to the Trust’s and the Investing Pool’s monthly convention for allocating income and deductions. In that event, the Trust’s and the Investing Pool’s allocation method might be viewed as violating that requirement.

In addition, for any month in which a creation or redemption of Shares takes place, the Investing Pool generally will credit or debit, respectively, the “book” capital account of the Trust with any unrealized gain or loss in the Investing Pool’s assets and the Trust will credit or debit, respectively, the “book” capital accounts of the holders of existing Shares with any unrealized gain or loss in the Trust’s Investing Pool Interests. This will result in the allocation of items of the Investing Pool’s income, gain, loss, deduction and credit to existing holders of Shares to account for the difference between the tax basis and fair market value of property owned by the Investing Pool at the time new Shares are issued or old Shares are redeemed (“reverse section 704(c) allocations”). The intended effect of these allocations is to allocate any built-in gain or loss in the Investing Pool’s assets at the time of a creation or redemption of Shares to the investors that economically have earned such gain or loss.

As with the other allocations described above, the Trust and the Investing Pool generally will use a monthly convention for purposes of the reverse section 704(c) allocations. More specifically, the Investing Pool generally will credit or debit, respectively, the “book” capital account of the Trust with any unrealized gain or loss in the Investing Pool’s assets and the Trust will credit or debit, respectively, the “book” capital accounts of holders of existing Shares with any unrealized gain or loss in the Trust’s Investing Pool Interests based on the lowest fair market value of the assets and shares, respectively, during the month in which the creation or redemption transaction takes place, rather than the fair market value at the time of such creation or redemption (the “monthly revaluation convention”). As a result, it is possible that, for U.S. federal income tax purposes, (1) a purchaser of newly issued Shares will be allocated some or all of the unrealized gain in the Investing Pool’s assets at the time it acquires the Shares or (2) an existing holder of Shares will not be allocated its entire share in the unrealized loss in the Investing Pool’s assets at the time of such acquisition. Furthermore, the applicable Treasury regulations generally require that the “book” capital accounts will be adjusted based on the fair market value of partnership property on the date of adjustment and do not explicitly allow the adoption of a monthly revaluation convention.

The Code and applicable Treasury regulations generally require that items of partnership income and deductions be allocated between transferors and transferees of partnership interests on a daily basis, and that adjustments to “book” capital accounts be made based on the fair market value of partnership property on the date of adjustment. The Code and regulations do not contemplate monthly allocation or revaluation conventions. If the IRS does not accept the Trust’s and the Investing Pool’s monthly allocation or monthly revaluation convention, the IRS may contend that taxable income or losses of the Trust and the Investing Pool must be reallocated among the holders of Shares. If such a contention were sustained, the holders’ respective tax liabilities would be adjusted to the possible detriment of certain holders. The Trustee and the Manager are authorized to revise the Trust’s and the Investing Pool’s allocation and revaluation methods in order to comply with applicable law or to allocate items of partnership income and deductions in a manner that reflects more accurately the holders’ interest in the Trust and the Investing Pool.

Under proposed Treasury regulations, if finalized in the form proposed, publicly traded partnerships like the Trust and the Investing Pool generally would be permitted to use monthly allocation conventions similar to those used by the Trust and the Investing Pool with respect to most transfers of partnership interests. It appears that existing publicly traded partnerships such as the Trust and the Investing Pool would not be subject to certain portions of the proposed regulations when finalized. The Manager and the Trustee may amend the allocation conventions of the Trust and the Investing Pool to the extent required or permitted pursuant to these regulations when they are issued in final form.

Section 754 Election

The Trust and the Investing Pool intend to make the election permitted by Section 754 of the Code. Such an election is irrevocable without the consent of the IRS. These elections generally will require each purchaser of Shares to adjust its proportionate share of the tax basis in the Trust’s Investing Pool Interests (“inside basis”) to fair market value, as reflected in the purchase price for the purchaser’s Shares, as if the purchaser had acquired a direct interest in the Investing Pool Interests and will require the Trust to make a corresponding adjustment to its share of the tax basis in the Investing Pool’s assets that will be segregated and allocated to the purchaser of the Shares. These adjustments are attributed solely to a purchaser of Shares and are not added to the tax basis of the Investing Pool Interests and the Investing Pool’s assets associated with other holders of Shares. Generally the Section 754 election is intended to eliminate the disparity between a purchaser’s outside basis in its Shares and the Trust’s corresponding inside basis in the Investing Pool’s assets such that the amount of gain or loss that will be allocated to the purchaser on the disposition by the Investing Pool of its assets (for example, on the expiration or disposition of the CERFs) will correspond to the purchaser’s share in the appreciation or depreciation in the value of such assets since the purchaser acquired its Shares. Depending on the relationship between a holder’s purchase price for Shares and its interest in the unadjusted share of the Investing Pool’s inside basis at the time of the purchase, the Section 754 election may be either advantageous or disadvantageous to the holder as compared to the amount of gain or loss a holder would be allocated absent the Section 754 election.

The calculations under Section 754 are complex, and there is little legal authority concerning the mechanics of the calculations, particularly in the context of publicly traded interests in partnerships. To help reduce the complexity of those calculations and the resulting administrative costs to the Trust and the Investing Pool, the Trust and the Investing Pool will apply certain assumptions and conventions in determining and allocating the basis adjustments. It is possible that the IRS will successfully assert that the assumptions and conventions utilized by the Trust and the Investing Pool do not satisfy the technical requirements of the Code or the Treasury regulations and will require different basis adjustments to be made. If such different adjustments were required, some holders could be adversely affected.

In order to make the basis adjustments permitted by Section 754, the Trust and the Investing Pool will be required to obtain information regarding each holder’s secondary market transactions in Shares, as well as creations and redemptions of Shares. The Trust and the Investing Pool will seek such information from the record holders of Shares, and, by purchasing Shares, each beneficial owner of Shares will be deemed to have consented to the provision of such information by the record owner of such beneficial owner’s Shares. Notwithstanding the foregoing, however, there can be no guarantee that the Trust or the Investing Pool will be able to obtain such information from record owners or other sources, or that the basis adjustments that the Trust and the Investing Pool makes based on the information they are able to obtain will be effective in eliminating disparity between a holder’s outside basis in its Shares and its interest in the inside basis in the Investing Pool’s assets.

Constructive Termination

The Trust and the Investing Pool will experience a constructive termination for tax purposes if there is a sale or exchange of 50% or more of the total Shares within a 12-month period. A constructive termination results in the closing of the Trust’s and the Investing Pool’s taxable year for all holders of Shares. In the case of a holder of Shares reporting on a taxable year other than a fiscal year ending December 31, the closing of the Trust’s and the

Investing Pool’s taxable year may result in more than 12 months of its taxable income or loss being includable in its taxable income for the year of termination. The Trust and the Investing Pool would be required to make new tax elections after a termination, including a new election under Section 754. A termination could also result in penalties if the Trust or the Investing Pool were unable to determine that the termination had occurred.

Other Matters

Borrowing of Shares

If your Shares are borrowed (or rehypothecated) by your broker and sold to a third party, for example as part of a loan to a “short seller” to cover a short sale of Shares, you may be considered as having disposed of those Shares. If so, you would no longer be a beneficial owner of a pro rata portion of the Shares during the period of the loan and may recognize gain or loss from the disposition. In addition, during the period of the loan, (1) the Trust’s and the Investing Pool’s income, gain, loss, deduction or other items with respect to those Shares would not be reported by you, and (2) any cash distributions received by you with respect to those Shares could be fully taxable, likely as ordinary income. Accordingly, if you desire to avoid the risk of income recognition from a loan of your Shares, you should modify any applicable brokerage account agreements to prohibit your broker from borrowing your Shares.

These rules should not affect the amount or timing of items of income, gain, deduction or loss reported by a taxpayer that is a dealer in securities that marks the Shares to market for U.S. federal income tax purposes, or a trader in securities that has elected to use the mark-to-market method of tax accounting with respect to the Shares.

Information Reporting with Respect to Shares

As described above under “—Classification of the Trust and the Investing Pool,” as a result of statements by the IRS on the classification of trusts similar to the Trust, the Trust files a partnership return rather than a trust return.

Tax information will be reported to investors on an IRS Schedule K-1 for each calendar year as soon as practicable after the end of each such year but in no event later than March 15. Each Schedule K-1 provided to a holder of Shares will set forth the holder’s share of the Trust’s share of the Investing Pool’s items of income, gain, deduction, loss and credit for such year in a manner sufficient for a U.S. Holder to complete its tax return with respect to its investment in the Shares.

Each holder, by its acquisition of Shares, will be deemed to agree to allow brokers and nominees to provide to the Trust and the Investing Pool its name and address and such other information and forms as may be reasonably requested by the Trust and the Investing Pool for purposes of complying with their tax reporting and withholding obligations (and to waive any confidentiality rights with respect to such information and forms for such purpose) and to provide such information or forms upon request.

As described above under “Partnership Allocations and Adjustments—Monthly Allocation and Revaluation Conventions”, the partnership tax rules generally require that items of partnership income and deductions be allocated between transferors and transferees of partnership interests on a daily basis, and that certain adjustments be made based on daily valuations. These regulations do not contemplate monthly allocation conventions of the kind that will be used by the Investing Pool and the Trust. If the IRS does not accept the monthly reporting convention, the IRS may contend that taxable income or losses of the Trust or Investing Pool must be reallocated among investors. If such a contention were sustained, investors’ respective tax liabilities would be adjusted to the possible detriment of certain investors. The Trustee and the Manager are authorized to revise the Trust’s and the Investing Pool’s allocation method to comply with applicable law.

Reportable Transactions

Treasury regulations require U.S. taxpayers to report certain types of transactions to the IRS (a “Reportable Transactions”). Under these regulations, a U.S. Holder who disposes of Shares and recognizes a loss with respect to such disposition in excess of certain thresholds would be required to report the loss on Form 8886 (Reportable Transaction Statement). The loss threshold is $10 million in any single taxable year or $20 million in any combination of taxable years for corporations, and $2 million in any single taxable year or $4 million in any combination of taxable years for most partnerships, individuals, S corporations or trusts. You should consult with your tax advisor regarding any tax filing and reporting obligation that may apply in connection with acquiring, owning and disposing of Shares.

Tax Exempt Organizations

An organization that is otherwise exempt from U.S. federal income tax generally is nonetheless subject to taxation with respect to its “unrelated business taxable income” (“UBTI”). Except as noted below with respect to certain categories of exempt income, UBTI generally includes income or gain derived (either directly or through a partnership) from a trade or business, the conduct of which is substantially unrelated to the exercise or performance of the organization’s exempt purpose or function. UBTI generally does not include passive investment income, such as dividends, interest and capital gains, whether realized by the organization directly or indirectly through a partnership (such as the Investing Pool) in which it is a partner. However, if a tax-exempt entity’s acquisition of a partnership interest is debt financed, or the partnership incurs “acquisition indebtedness,” all or a portion of the income or gain attributable to the “debt financed property” would also be included in UBTI regardless of whether such income would otherwise be excluded as dividends, interest or capital gains. The income of the Trust and the Investing Pool will be passive investment income generally excluded from UBTI and the Trust and the Investing Pool will not incur “acquisition indebtedness.” Thus, if you are a tax-exempt entity and your acquisition of the Shares is not debt-financed, income with respect to the Shares will not be UBTI.

Regulated Investment Companies

Regulated investment companies (“RICs”) such as mutual funds are subject to a 90% annual gross income test and must satisfy certain diversification requirements with respect to their assets (generally at the close of each quarter of the taxable year). Under the income test, at least 90% of a RIC’s gross income must be derived from dividends, interest, payments with respect to certain securities loans, gains from the sale or other disposition of stock or securities or foreign currencies or other income derived with respect to its business of investing in stock, securities or currencies (“RIC Qualifying Income”). In general, income and gains from investments in commodities and futures contracts do not qualify as RIC Qualifying Income. Very generally, under the diversification test, at the close of each quarter of a RIC’s taxable year, at least 50% of the value of its assets must be made up of cash, government securities and securities of other issuers and no more than 25% of the value of its assets may be invested in the securities of a single issuer.

Special rules apply to investments held by a RIC in a qualified publicly traded partnership (“QPTP”). A partnership that is publicly traded will qualify as a QPTP, unless 90% or more of its gross income consists of income that would, if realized by a RIC, count towards the 90% income requirement described above. If a RIC holds interests in a partnership that is a QPTP, qualifying income for purposes of the 90% gross income test includes net income derived from interests in the QPTP and the 25% asset limitation described above applies to the equity securities of the QPTP. If a RIC holds interests in a partnership that is not a QPTP, then the RIC is generally required to look through to its distributable share of the partnership’s gross income for purposes of applying the income test. The IRS has ruled in certain circumstances that a RIC also should look through to the assets of a partnership that is not a QPTP for purposes of the diversification test.

As described above under “Classification of the Trust and Investing Pool,” the Trust files a partnership tax return and takes the position that it is treated as a partnership for tax purposes. Consequently, the Trust would generally be treated as a publicly traded partnership. As such, the Trust would qualify as a QPTP if less than 90% of the Trust’s annual gross income, taking into account the Investing Pool’s income, constitutes interest, gain from the disposition of securities or other RIC Qualifying Income. In that case, only the RIC’s share of the Trust’s and the Investing Pool’s net income would be included in applying the qualified income test and the RIC would be subject to the 25% asset limitation described above with respect to its investment in the Shares.

The Trust would not qualify as a QPTP if 90% or more of the Trust’s and the Investing Pool’s annual gross income constitutes interest, gains from the disposition of securities or other RIC Qualifying Income. In that case, the RIC would generally be required to look through to its distributable share of the Trust’s gross income for purposes of applying the income test. It is not certain whether the RIC should look through to the assets of the Investing Pool for purposes of the diversification test, because there is no guidance regarding the application of the diversification requirements to an investment in a two-tier partnership structure where the partnerships do not qualify as QPTPs. Holders that are RICs should consult their tax advisors regarding the application of the diversification test to their investment in the Shares.

Consequently, whether the Shares qualify as interests in a QPTP depends on the type of income recognized by the Trust and the Investing Pool. Because the Trust’s and the Investing Pool’s income depends on the type of investments the Investing Pool makes and the frequency of the Investing Pool’s dispositions of investments and may change over time, no determination can be provided whether the Shares constitute interests in a QPTP. However, BAMII will provide information on its website, at www.ishares.com, on a monthly basis on the composition of the Trust’s and Investing Pool’s gross income and assets and will also provide an annual income and asset statement in order to enable a U.S. Holder that is a RIC to make an independent determination regarding the status of the Trust as a QPTP.

Taxation of Non-U.S. Holders of Shares

As used herein, the term “non-U.S. Holder” means a beneficial owner of Shares that is not a U.S. Holder. The Investing Pool will conduct its activities in such a manner that a non-U.S. Holder of the Shares who is not otherwise carrying on a trade or business in the United States will not be considered to be engaged in a trade or business in the United States as a result of an investment in the Shares.

Thus, if you are a non-U.S. Holder, interest income allocable to you generally will be considered short-term interest not subject to U.S. withholding or income tax, or “portfolio interest” not subject to 30% U.S. federal income or withholding tax provided that

(i)	with respect to “portfolio interest” (1) you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock entitled to vote of Goldman, Sachs & Co. or, to the extent margin assets consist of other corporate securities, 10% or more of the total combined voting power of all classes of stock entitled to vote of the issuer of such securities; (2) you are not a controlled foreign corporation for U.S. federal income tax purposes that is related to Goldman, Sachs & Co. or such issuer, as applicable, through stock ownership; and (3) you certify on IRS Form W-8BEN (or successor form), under penalties of perjury, that you are not a U.S. person and provide your name and address and otherwise satisfy applicable documentation requirements; or

(ii)	with respect to any interest paid after December 31, 2012 on debt issued after March 18, 2012, you hold the Shares through a foreign financial institution or entity that has entered into an agreement with the U.S. government to collect and provide to the U.S. tax authorities information about its accountholders (including certain investors in such institution or entity) and, if required, you have provided the withholding agent with a certification identifying your direct and indirect U.S. owners.

Subject to the discussion below, you generally will not be subject to U.S. federal income tax on gains on the sale of the Shares or on your share of the Trust’s and the Investing Pool’s gains. However, in the case of an individual non-U.S. Holder, such holder will be subject to U.S. federal income tax on gains on the sale of Shares or such holder’s share of the Trust’s and the Investing Pool’s gains if such non-U.S. Holder is present in the United States for 183 days or more during a taxable year and certain other conditions are met. In addition, if the margin assets held by the Investing Pool consist of money market funds, your share of the dividends earned on such funds may be subject to U.S. federal withholding tax at a rate of 30% (or lower treaty rate, if applicable). Even if you are eligible for a lower treaty rate, you will be subject to a 30% withholding tax (rather than the lower treaty rate) on dividend payments to you, unless you have provided the withholding agent with an IRS Form W-8BEN or other documentary evidence establishing your entitlement to the lower treaty rate with respect to such payments. Furthermore, in the case of dividends paid or the sale or disposition of margin assets by the Investing Pool after December 31, 2012, you may be subject to a 30% U.S. withholding tax on the dividends or the gross proceeds of the sale or disposition unless the requirements described in clause (ii) above are satisfied.

If you are subject to withholding in respect of interest, dividends or gross proceeds paid with respect to your Shares, you may be able to obtain a refund of or credit for any amounts withheld in excess of the applicable rate. Holders are encouraged to consult with their own tax advisors regarding the possible implications of these withholding requirements on their investment in the Shares.

Each holder, by its acquisition of Shares, will be deemed to agree to allow brokers and nominees to provide to the Trust and the Investing Pool its name and address and such other information and forms as may be reasonably requested by the Trust and the Investing Pool for purposes of complying with their tax reporting and withholding obligations (and to waive any confidentiality rights with respect to such information and forms for such purpose) and to provide such information or forms upon request.

Backup Withholding

The Trust is required in certain circumstances to backup withhold on certain payments paid to non-corporate holders of Shares who do not furnish to the Trust their correct taxpayer identification number (in the case of individuals, their social security number) and certain certifications, or who are otherwise subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld from payments made to you may be refunded or credited against your U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

ERISA AND RELATED CONSIDERATIONS

ERISA and the Code impose certain restrictions on (a) employee benefit plans (as defined in Section 3(3) of ERISA) that are subject to the fiduciary responsibility provisions of ERISA, as set forth in Title I thereof, (b) plans described in Section 4975(e)(1) of the Code that are subject to Section 4975 of the Code, including individual retirement accounts and Keogh plans, (c) entities whose underlying assets include plan assets by reason of a plan’s investment in such entities (each of the foregoing, a “Plan”) and (d) persons who have certain specified relationships to such Plans (“Parties in Interest” under ERISA and “Disqualified Persons” under the Code). Moreover, based on the reasoning of the U.S. Supreme Court in John Hancock Life Insurance Co. v. Harris Trust & Savings Bank, 510 U.S. 86 (1993), an insurance company’s general account may be deemed to include assets of the Plans investing in the general account (e.g., through the purchase of an annuity contract), and the insurance company might be treated as a Party in Interest or Disqualified Person with respect to a Plan by virtue of such investment. ERISA also imposes certain duties on persons who are fiduciaries of Plans subject to ERISA, and Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions between a Plan and Parties in Interest or Disqualified Persons with respect to such Plans.

Acquisition of Shares

The Sponsor, the Trustee and the Authorized Participants may be Parties in Interest or Disqualified Persons with respect to a number of Plans. Accordingly, the purchase of Shares by a Plan that has such a relationship could be deemed to constitute a transaction prohibited under Section 406 of ERISA or Section 4975 of the Code (e.g., the indirect transfer to or use by Party in Interest or Disqualified Person of assets of a Plan). Such transactions may be subject to one or more statutory or administrative exemptions, such as Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code, which exempt certain transactions with non-fiduciary service providers; Prohibited Transaction Class Exemption (“PTCE”) 90-1, which exempts certain transactions involving insurance company pooled separate accounts; PTCE 91-38, which exempts certain transactions involving bank collective investment funds; PTCE 84-14, which exempts certain transactions effected on behalf of a Plan by a “qualified professional asset manager;” PTCE 95-60, which exempts certain transactions involving insurance company general accounts; PTCE 96-23, which exempts certain transactions effected on behalf of a Plan by an “in-house asset manager.” Even if all of the conditions specified in one of the foregoing exemptions were satisfied, however, there can be no assurance that such exemption would apply to all of the prohibited transactions that could be deemed to arise in connection with a Plan’s purchase of Shares.

Because of the possibility that a prohibited transaction could occur as a result of the transfer of CERFs between a Plan and an Authorized Participant, no such transfer shall occur unless such transfer will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code. Accordingly, each Plan and its fiduciary will be deemed to have represented, in connection with a transfer of CERFs between the Plan and an Authorized Participant, that such transfer will not constitute or result in a non-exempt prohibited transaction by reason of one of the statutory or administrative exemptions described above or another applicable exemption.

Plan Asset Rules

Under Section 3(42) of ERISA and regulations issued by the U.S. Department of Labor (the “DOL”) at 29 C.F.R. Section 2510.3-101 (together with Section 3(42) of ERISA, the “Plan Asset Rules”), as a general rule, the underlying assets and properties of corporations, partnerships, trusts and certain other entities in which a Plan purchases an “equity interest” will be deemed for purposes of the fiduciary responsibility provisions of ERISA and Section 4975 of the Code to be assets of the investing Plan unless certain exceptions apply. The Plan Asset Rules define an “equity interest” as any interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features. The Shares should be treated as “equity interests” for purposes of these rules.

One exception provides that an investing Plan’s assets will not include any of the underlying assets of an entity if the equity interest acquired by the Plan is a “publicly-offered security.” A publicly-offered security is defined in the Plan Asset Rules as a security that (a) is freely transferable, (b) is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another, and (c) either (i) part of a class of securities registered under Section 12(b) or Section 12(g) of the Exchange Act or (ii) sold to the Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities of which such security is a part is registered under the Exchange Act within 120 days (or such later time as may be allowed by the SEC) after the end of the fiscal year of the issuer during which the public offering occurred.

It is anticipated that the Shares will constitute publicly-offered securities under the Plan Asset Rules. Accordingly, Shares purchased by a Plan, but not the assets held in the Trust or the underlying assets of the Investing Pool, should be treated as assets of the Plan for purposes of applying the fiduciary responsibility provisions of ERISA and Section 4975 of the Code.

General Investment Considerations

Any Plan fiduciary that proposes to cause a Plan to purchase Shares should consult with its counsel with respect to the potential applicability of ERISA and the Code to such investment and determine on its own whether any exceptions to or exemptions from the prohibited transaction provisions of ERISA and the Code are applicable and whether all conditions of any such exceptions or exemptions have been satisfied. Moreover, each Plan fiduciary should consider the fiduciary standards under ERISA in the context of the Plan’s particular circumstances before authorizing an investment of a portion of such Plan’s assets in the Shares. Accordingly, such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, (ii) whether the investment is in accordance with the documents and instruments governing the Plan as required by Section 404(a)(1)(D) of ERISA, and (iii) whether the investment is prudent under ERISA.

Certain employee benefit plans, including non-U.S. pension plans, governmental plans established or maintained in the United States (as defined in Section 3(32) of ERISA) and church plans (as defined in Section 3(33) of ERISA) for which no election has been made under Section 410(d) of the Code, are not subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code. However, any such plan that is qualified and exempt from taxation under Sections 401(a) and 501(a) of the Code may nonetheless be subject to the prohibited transaction rules set forth in Section 503 of the Code. Also, some non-U.S. plans and governmental plans may be subject to non-U.S. laws, or U.S. federal, state or local laws, that are, to a material extent, similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code. Each fiduciary of a plan subject to such a similar law should make its own determination as to whether an investment in the Shares complies with all applicable requirements under such law.

The sale of Shares to a Plan is in no respect a representation by the Trust, the Sponsor, an Authorized Participant or any other person that such an investment meets all relevant legal requirements with respect to investments by Plans generally or that such an investment is appropriate for any particular Plan.

PLAN OF DISTRIBUTION

The Trust intends to issue Shares in Baskets to Authorized Participants in exchange for the requisite consideration on a continuous basis, although it may suspend issuances of Shares at any time and has done so in the past because the Trust could not invest the proceeds of new issuances in additional CERF positions due to speculative position limits imposed by the CME. As of the date of this prospectus, the Authorized Participants are Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Goldman, Sachs & Co., Goldman Sachs Execution & Clearing, L.P., Knight Clearing Services LLC, Merrill Lynch Professional Clearing Corp., Newedge USA, LLC, Timber Hill LLC and UBS Securities LLC. Because new Shares can be created and issued on an ongoing basis, at any point during the life of the Trust, a “distribution,” as such term is used in the Securities Act, will be occurring. Authorized Participants, other broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in a distribution in a manner that would render them statutory underwriters and subject them to the prospectus-delivery and liability provisions of the Securities Act. For example, an Authorized Participant, other broker-dealer firm or any of their respective clients will be deemed a statutory underwriter if it purchases a Basket from the Trust, breaks the Basket down into the constituent Shares and sells the Shares to its customers; or if it chooses to couple the creation of a supply of new Shares with an active selling effort involving solicitation of secondary market demand for the Shares. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the broker-dealer or its client in the particular case, and the examples mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject them to the prospectus-delivery and liability provisions of the Securities Act.

By executing an Authorized Participant Agreement, an Authorized Participant becomes part of the group of parties eligible to purchase Baskets from, and put Baskets for redemption to, the Trust. An Authorized Participant is under no obligation to create or redeem Baskets, and an Authorized Participant is under no obligation to offer to the public Shares of any Baskets it does create.

Authorized Participants that do offer to the public Shares from the Baskets they create will do so at a per-Share offering price that will vary depending upon, among other factors, the trading price of the Shares on NYSE Arca, the NAV and the supply of and demand for the Shares at the time of the offer. Shares initially comprising the same Basket but offered by Authorized Participants to the public at different times may have different offering prices. The excess, if any, of the price at which an Authorized Participant sells a Share in respect of which it is acting as a statutory underwriter over the price paid by that Authorized Participant in connection with the creation of that Share in a Basket may be deemed to be underwriting compensation. However, such underwriting compensation, together with any other underwriting compensation received in connection with the offering (if any), will not exceed 10% of the gross proceeds in accordance with NASD Conduct Rule 2810.

The Trust will not pay a selling commission or any other compensation to any Authorized Participant in connection with the creation of Baskets. Investors that purchase Shares through a commission/fee-based brokerage account may, however, pay commissions/fees charged by the brokerage account. It is recommended that investors review the terms of their brokerage accounts for details on applicable charges.

Dealers that are not “underwriters” (including Authorized Participants that are not acting as underwriters) but are participating in a distribution (as contrasted to ordinary secondary trading transactions), and thus dealing with Shares that are part of an “unsold allotment” within the meaning of Section 4(3)(C) of the Securities Act, would be unable to take advantage of the prospectus-delivery exemption provided by Section 4(3) of the Securities Act.

The Sponsor intends that sales be made through broker-dealers who are members of FINRA. Investors intending to create or redeem Baskets through Authorized Participants in transactions not involving a broker-dealer registered in such investor’s state of domicile or residence should consult their legal advisor regarding applicable broker-dealer or securities regulatory requirements under the state securities laws prior to such creation or redemption.

In connection with any offering of the Shares outside the United States, the Authorized Participants are expected to comply with the following:

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In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive, each of which is referred to in this prospectus as a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, which is referred to in this prospectus as the Relevant Implementation Date, it has not made and will not make an offer of the Shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Shares that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Shares to the public in that Relevant Member State at any time:

(1)	to “Qualified investors” (as defined in Article 2 of the Prospectus Directive); or

(2)	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive, provided that no such offer of Shares shall require the Trust, the Sponsor or the Manager to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, an “offer of Shares to the public” in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Shares to be offered so as to enable an investor to decide to purchase or subscribe for Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State. References to “€” are to euros.

The European Economic Area selling restriction stated above is in addition to any other selling restrictions set out below:

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it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Shares in circumstances in which Section 21(1) of the FSMA does not apply to the Trust and the Investing Pool; and it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Shares in, from or otherwise involving the United Kingdom;

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as the Trust may be a collective investment scheme as defined in the FSMA and the Trust has not been authorized, or otherwise recognized or approved, by the Financial Services Authority which, as an unregulated scheme, accordingly cannot be promoted in the United Kingdom to the general public, it will promote the Trust in the United Kingdom only in accordance with applicable law and regulation (1) if such promotion is carried out through an Authorized Person, (i) to persons who are investment professionals having professional experience in participating in unregulated schemes (only as defined in Article 14(5) of the FSMA (Promotion of Collective Investment Schemes) (Exemptions) Order 2001 (as amended) (the “CIS Order”)) or (ii) to persons who are within any of the categories of persons described in Article 22 of the CIS Order; (2) if such promotion is not carried out through an Authorized Person, (i) to persons who are investment professionals (as defined in Article 19(5) of the Financial Services and

Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”), or (ii) to persons who are within any of the categories of persons described in Article 49(2)(a) to (d) of the Financial Promotion Order;

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the offering of the Shares will be made on a private placement basis in Canada (in the provinces of British Columbia, Ontario and Quebec) (1) through the Authorized Participant or its affiliates who are permitted under applicable securities laws or have available exemptions to offer and sell the Shares in Canada; (2) solely to purchasers who are entitled under applicable provincial securities laws to purchase the Shares without the benefit of a prospectus qualified under the securities laws; and (3) in the case of purchasers in provinces other than Ontario, without the services of a dealer registered pursuant to those securities laws;

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the offering and sale of Shares in Japan will be made according to the Financial Instruments and Exchange Act (the “FIEA”), and can only be effected through a registered Financial Instruments Business Operators (kinyu-shouhin torihiki gyousha) unless exempted under the FIEA;

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the offering and sale of Shares in Switzerland will be on the basis of a non-public offering. This prospectus does not constitute a prospectus according to articles 652a or 1156 of the Swiss Federal Code of Obligations, and the Shares may not be offered or distributed on a professional basis in or from Switzerland, and neither this prospectus nor any other offering material relating to the Shares may be publicly issued in connection with any such offer or distribution. The Shares have not been and will not be approved by any Swiss regulatory authority. In particular, neither the Shares nor the Trust are or will be supervised by the Swiss Federal Banking Commission, and investors may not claim protection under the Swiss Investment Fund Act; and

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the Trust is not authorised or recognised by the Monetary Authority of Singapore (“MAS”) and Shares in the Trust are not allowed to be offered to the retail public. Moreover, this document which relates to the offer of Shares in the Trust is not a prospectus as defined in the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”). Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. You should consider carefully whether the investment is suitable for you.

This document has not been registered as a prospectus by the MAS, and the offer of Shares in the Trust is made pursuant to the exemptions under Sections 304 and 305 of the SFA. Accordingly, Shares in the Trust may not be offered or sold, nor may Shares in the Trust be the subject of an invitation for subscription or purchase, nor may this document or any other document or material in connection with the offer or sale, or invitation for subscription or purchase of Shares in the Trust be circulated or distributed, whether directly or indirectly, to any person in Singapore other than under exemptions provided in the SFA for offers made (a) to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 304 of the SFA, (b) to a relevant person (as defined in Section 305(5) of the SFA), or any person pursuant to an offer referred to in Section 305(2) of the SFA, and in accordance with the conditions specified in Section 305 of the SFA or (c) otherwise pursuant to, and in accordance with, the conditions of any other applicable provision of the SFA.

Where the Shares in the Trust are acquired by persons who are relevant persons specified in Section 305A of the SFA, namely:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

the shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within 6 months after that corporation or that trust has acquired Shares in the Trust pursuant to an offer made under Section 305 of the SFA except:

(1)	to an institutional investor or to a relevant person as defined in Section 305(5) of the SFA, or which arises from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or which arises from an offer that is made on terms that such rights or interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets (in the case of that trust);

(2)	where no consideration is or will be given for the transfer; or

(3)	where the transfer is by operation of law.

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the Shares are not registered or authorized for distribution under the German Investment Act (Investmentgesetz, the “Investment Act”) and, accordingly, have not been, and will not be, offered or advertised publicly or offered similarly under the Investment Act. Any offer of the Shares in Germany may be made only in accordance with the Investment Act and all other applicable laws in Germany governing the issue, offering and sale of the Shares;

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the Shares may not be offered, sold or distributed in Spain except in compliance with the requirements of the Spanish Law on collective investment schemes (Ley 35/2003, de 4 de noviembre, de Instituciones de Inversión Colectiva), as amended and restated, and Royal Decree 1309/2005, of November 4 (Real Decreto 1309/2005, de 4 de noviembre, por el que se aprueba el Reglamento de la Ley 35/2003, de 4 de noviembre, de instituciones de inversion colectiva, y se adopto el régimen tributario de las instituciones de inversión colectiva), as amended and restated, and other applicable Spanish laws and regulations or where there is no marketing of the Shares in Spain as defined therein;

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the Shares may not be offered or sold, directly or indirectly, in the Netherlands, other than to (i) qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht) of 28 September 2006 and (ii) a maximum of 99 non-qualified investors;

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the offering of the Shares has not been registered with the Commissione Nazionale per le Società e la Borsa (“CONSOB”) (the Italian Securities and Exchange Commission) pursuant to Italian securities legislation and, accordingly, each Authorized Participant has represented and agreed that the Shares may not be offered, sold or delivered, nor may copies of this prospectus or of any other document relating to the Shares be distributed, in the Republic of Italy, except:

(1)	to qualified investors (investitori qualificati), as defined pursuant to Article 100 of Legislative Decree No. 58 of February 24, 1998 (“Consolidated Financial Services Act”) and Article 34-ter, paragraph 1, letter b), of CONSOB Regulation No. 11971 of May 14, 1999 (“Regulation No. 11971”), all as amended from time to time; or

(2)	in circumstances which are exempted from the rules on public offerings pursuant to Article 100 of the Consolidated Financial Services Act and Regulation No. 11971.

Each Authorized Participant has represented and agreed that any offer, sale or delivery of the Shares or distribution of copies of this prospectus or any other document relating to the Shares in the Republic of Italy under (1) and (2) above must be:

(a)	made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with the Consolidated Financial Services Act, Legislative Decree No. 385 of September 1, 1993 (the “Banking Act”) and CONSOB Regulation No. 16190 of October 29, 2007, all as amended from time to time;

(b)	in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, pursuant to which the Bank of Italy may request information on the issue or the offer of securities in the Republic of Italy; and

(c)	in compliance with any other applicable laws and regulations or requirement which may be imposed from time to time, inter alia, by CONSOB or any other Italian authority.

Please note that in accordance with Article 100-bis of the Consolidated Financial Services Act, where no exemption from the rules on public offerings applies under (1) and (2) above, the subsequent distribution of the Shares on the secondary market in the Republic of Italy must be made in compliance with the public offer and the prospectus requirement rules provided under the Consolidated Financial Services Act and Regulation No. 11971. Failure to comply with such rules may result in the sale of such Shares being declared null and void and in the intermediaries transferring the Shares being liable for any damages suffered by potential purchasers in connection with such sales;

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the funds mentioned herein have not been registered with the Securities and Futures Commission for offering or distribution in Hong Kong. Accordingly, this document may not be circulated or distributed, nor may the funds be offered or sold whether directly or indirectly, to any person in Hong Kong other than to a Professional Investor as defined under the Securities and Futures Ordinance (“SFO”) and any regulations there under; and

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the Shares may not be offered or sold in the Republic of France. Neither this prospectus, which has not been submitted to the clearance procedures of the French authorities, including the Autorité des marches financiers (AMF), nor any offering material or information contained herein relating to the offering of the Shares, may be released or issued in France or to any resident of the Republic of France. This prospectus does not constitute an offer to sell securities under French law.

Any Authorized Participant may make a market in the Shares or the CERFs. However, no Authorized Participant is obligated to do so, and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity of the trading market for the Shares or the CERFs.

The Shares are listed on NYSE Arca under the symbol “GSG.”

LEGAL MATTERS

The validity of the Shares has been passed upon for the Sponsor by Richards, Layton & Finger, P.A. Skadden, Arps, Slate, Meagher & Flom LLP, as special United States tax counsel to the Sponsor, has also provided an opinion regarding certain federal income tax matters relating to the Trust, Investing Pool and the Shares.

EXPERTS

The financial statements as of December 31, 2011 and December 31, 2010 and for each of the three years in the period ended December 31, 2011 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2011 included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

The Sponsor has filed on behalf of the Trust and the Investing Pool a registration statement on Form S-1 with the SEC under the Securities Act. This prospectus does not contain all of the information contained in the registration statement, including the exhibits to the registration statement, parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information about the Trust, the Investing Pool and the Shares, please refer to the registration statement, which you may inspect without charge at the public reference facilities of the SEC at the below address or online at www.sec.gov, or obtain at prescribed rates from the public reference facilities of the SEC at the below address.

The current prospectus for the Trust, which may be updated from time to time pursuant to SEC and CFTC rules, will be available online at www.ishares.com as well as at the SEC website referred to above.

The Trust is subject to the informational requirements of the Exchange Act, and the Sponsor and the Trustee, on behalf of the Trust, file certain reports and other information with the SEC. The Sponsor will file an updated prospectus annually for the Trust pursuant to the Securities Act. These reports and other information can be inspected at the public reference facilities of the SEC located at 100 F Street, N.E., Washington, D.C. 20549 and online at www.sec.gov. You may also obtain copies of such material from the public reference facilities of the SEC at 100 F Street N.E., Washington, D.C. 20549, at prescribed rates. You may obtain more information concerning the operation of the public reference facilities of the SEC by calling the SEC at 1-800-SEC-0330 or visiting online at www.sec.gov.

The Trustee will furnish you with annual reports as required by the rules and regulations of the SEC, as well as with those reports required by the CFTC and the NFA, including, but not limited to, an annual audited financial statement certified by independent public accountants, and any other reports required by any other governmental authority that has jurisdiction over the activities of the Trust and the Investing Pool. The monthly Account Statements for the Trust that are required to be prepared under the CFTC’s rules will be published online at www.ishares.com. You also will be provided with appropriate information to permit you, on a timely basis, to file your United States federal and state income tax returns with respect to your Shares. Additional reports may be posted online at www.ishares.com in the discretion of the Sponsor or Trustee or as required by regulatory authorities.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Sponsor, Trustee and Shareholders of

iShares® S&P GSCI™ Commodity-Indexed Trust:

In our opinion, the financial statements listed in the accompanying index present fairly, in all material respects, the financial position of iShares® S&P GSCI™ Commodity-Indexed Trust (the “Trust”) at December 31, 2011 and 2010, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Trust maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Sponsor’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting appearing under Item 9A. Our responsibility is to express an opinion on these financial statements and on the Trust’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A trust’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A trust’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the trust; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the trust are being made only in accordance with authorizations of management and directors of the trust; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the trust’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

February 29, 2012

iShares® S&P GSCI™ Commodity-Indexed Trust

Statements of Financial Condition

At December 31, 2011 and 2010

	December 31,
	2011	2010
Assets
Current Assets
Investment in iShares® S&P GSCI™ Commodity-Indexed Investing Pool LLC	$1,313,291,939	$1,799,879,995

Total Assets	$1,313,291,939	$1,799,879,995

Liabilities and Shareholders’ Capital
Current Liabilities
Commitments and Contingent Liabilities (Note 7)	$—	$—
Redeemable capital Shares, no par value, unlimited amount authorized (at redemption value) - 39,750,000 issued and outstanding at December 31, 2011 and 52,700,000 issued and outstanding at December 31, 2010	1,313,291,939	1,799,879,995

Total Shareholders’ Capital	1,313,291,939	1,799,879,995

Total Liabilities and Shareholders’ Capital	$1,313,291,939	$1,799,879,995

See notes to financial statements.

iShares® S&P GSCI™ Commodity-Indexed Trust

Statements of Operations

For the years ended December 31, 2011, 2010 and 2009

	Years Ended December 31,
	2011	2010	2009
Investment Income Allocated from iShares® S&P GSCI™ Commodity-Indexed Investing Pool LLC
Interest	$1,649,850	$1,971,668	$2,377,285

Total investment income	1,649,850	1,971,668	2,377,285

Expenses Allocated from iShares® S&P GSCI™ Commodity-Indexed Investing Pool LLC
Management fee	12,185,979	12,260,081	9,015,411
Brokerage commissions and fees	761,166	549	2,173

Total expenses	12,947,145	12,260,630	9,017,584

Net investment loss	(11,297,295)	(10,288,962)	(6,640,299)

Realized and Unrealized Gain (Loss) Allocated from iShares® S&P GSCI™ Commodity-Indexed Investing Pool LLC
Net realized gain on short-term investments	184,876	3,317	192,935
Net realized gain (loss) on futures contracts	165,820,763	(102,883,332)	(9,748,137)
Net change in unrealized appreciation/depreciation on futures contracts	(192,412,661)	231,740,632	218,814,394

Net realized and unrealized gain (loss)	(26,407,022)	128,860,617	209,259,192

Net gain (loss)	$(37,704,317)	$118,571,655	$202,618,893

Net gain (loss) per Share	$(0.81)	$2.20	$4.91
Weighted-average Shares outstanding	46,673,836	53,999,863	41,228,356

See notes to financial statements.

iShares® S&P GSCI™ Commodity-Indexed Trust

Statements of Changes in Shareholders’ Capital

For the years ended December 31, 2011, 2010 and 2009

	Years Ended December 31,
	2011	2010	2009
Shareholders’ Capital, Beginning of Period	$1,799,879,995	$1,759,350,446	$466,237,257
Contributions	90,651,034	249,730,155	1,141,869,162
Redemptions	(539,534,773)	(327,772,261)	(51,374,866)
Net investment loss	(11,297,295)	(10,288,962)	(6,640,299)
Net realized gain on short-term investments	184,876	3,317	192,935
Net realized gain (loss) on futures contracts	165,820,763	(102,883,332)	(9,748,137)
Net change in unrealized appreciation/ depreciation on futures contracts	(192,412,661)	231,740,632	218,814,394

Shareholders’ Capital, End of Period	$1,313,291,939	$1,799,879,995	$1,759,350,446

Net Asset Value per Share, End of Period	$33.04	$34.15	$31.67

See notes to financial statements.

iShares® S&P GSCI™ Commodity-Indexed Trust

Statements of Cash Flows

For the years ended December 31, 2011, 2010 and 2009

	Years Ended December 31,
	2011	2010	2009
Cash Flows from Operating Activities
Net gain (loss)	$(37,704,317)	$118,571,655	$202,618,893
Adjustments to reconcile net gain (loss) to net cash provided by (used in) operating activities:
(Increase) Decrease in investment in iShares® S&P GSCI™ Commodity-Indexed Investing Pool LLC	486,588,056	(40,529,549)	(1,293,113,189)

Net cash provided by (used in) operating activities	448,883,739	78,042,106	(1,090,494,296)

Cash Flows from Financing Activities
Contributions	90,651,034	249,730,155	1,141,869,162
Redemptions	(539,534,773)	(327,772,261)	(51,374,866)

Net cash provided by (used in) financing activities	(448,883,739)	(78,042,106)	1,090,494,296

Net increase in cash and cash equivalents	—	—	—

Cash and Cash Equivalents
Beginning of period	—	—	—

End of period	$—	$—	$—

See notes to financial statements.

iShares® S&P GSCI™ Commodity-Indexed Trust

Notes to Financial Statements

December 31, 2011

1 - Organization

The iShares® S&P GSCI™ Commodity-Indexed Trust (the “Trust”) was organized as a Delaware statutory trust on July 7, 2006 and commenced operations on July 10, 2006. Prior to May 9, 2007, the Trust was known as the iShares® GSCI® Commodity-Indexed Trust. BlackRock Asset Management International Inc. (“BAMII”) is the “Sponsor” of the Trust and “Manager” of the iShares® S&P GSCI™ Commodity-Indexed Investing Pool LLC (the “Investing Pool”). BlackRock Institutional Trust Company, N.A. is the “Trustee” of the Trust. The Trust is governed by the Amended and Restated Trust Agreement, dated as of September 12, 2007 (the “Trust Agreement”), among the Sponsor, the Trustee and Wilmington Trust Company (the “Delaware Trustee”). The Trust issues units of beneficial interest (“Shares”) representing fractional undivided beneficial interests in its net assets. Substantially all of the net assets of the Trust consist of its holdings of the limited liability company interests of a commodity pool, which are the only securities in which the Trust may invest. That commodity pool, iShares® S&P GSCI™ Commodity-Indexed Investing Pool LLC, holds long positions in futures contracts on the S&P GSCI™ Excess Return Index listed on the Chicago Mercantile Exchange called Commodity Excess Return Futures (“CERFs”) and posts margin in the form of cash or short-term or similar securities, referred to as “Short-Term Securities,” to collateralize its CERF positions. Margin has to be posted at the time the CERF position is established.

It is the objective of the Trust that the performance of the Shares will correspond generally to the performance of the S&P GSCI™ Total Return Index before payment of the Trust’s and the Investing Pool’s expenses.

The Trust and the Investing Pool are each commodity pools, as defined in the regulations of the Commodity Futures Trading Commission (the “CFTC”) and are operated by BAMII, a commodity pool operator registered with the CFTC. BAMII is an indirect subsidiary of BlackRock, Inc.

The Trustee has the absolute right to reject any creation order, including, without limitation, creation orders that the Trustee has determined would have adverse tax or other consequences to the Trust, its shareholders or the Investing Pool. The Trust disclosed through a filing on Form 8-K on August 21, 2009 that the Trustee expected to reject any creation orders for Shares of the Trust upon the Trust reaching Shares outstanding of approximately 55,900,000 in order to continue to manage the assets of the Trust and the Investing Pool consistent with their investment objective. The Trust received creation orders on August 24, 2009 that would have exceeded that number of Shares, and accordingly stopped accepting further creation orders temporarily. The Trust resumed accepting creation orders on April 27, 2010.

The Trust is not an investment company registered under the Investment Company Act of 1940, as amended.

2 - Summary of Significant Accounting Policies

A.	Basis of Accounting

The following is a summary of significant accounting policies consistently followed by the Trust in the preparation of its financial statements in conformity with U.S. GAAP. The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates and these differences could be material.

iShares® S&P GSCI™ Commodity-Indexed Trust

Notes to Financial Statements (Continued)

December 31, 2011

B.	Investment in the Investing Pool

The Trust’s investment in the Investing Pool is valued at an amount equal to the value of the Trust’s capital account in the Investing Pool, which is measured at fair value.

The financial statements of the Investing Pool should be read in conjunction with the Trust’s financial statements.

At December 31, 2011, the Trust owned 99.99% of the Investing Pool’s net assets. Because the Trust invests substantially all of its assets in the Investing Pool, the accounting policies of the Investing Pool, including the Investing Pool’s security valuation policies, will directly affect the recorded value of the Trust’s investment in the Investing Pool. The Trust also receives a daily allocation of its respective income, expenses and net realized and unrealized gains and losses in proportion to its investment in the Investing Pool.

C.	Income Taxes

The Trust is not an association taxable as a corporation for federal, state and local income tax purposes.

No provision for federal, state, and local income taxes has been made in the accompanying financial statements because the Trust is not subject to income taxes. Shareholders are individually responsible for their own tax payments on their proportionate share of gains, losses, credits, or deductions.

D.	Calculation of Net Asset Value

The net asset value of the Trust on any given day is obtained by subtracting the Trust’s accrued expenses and other liabilities on that day from the value of (1) the Trust’s equity investment in the Investing Pool and (2) any other assets of the Trust, as of 4:00 p.m. (New York time) that day. The Trustee determines the net asset value per Share (the “NAV”) by dividing the net asset value of the Trust on a given day by the number of Shares outstanding or deemed to be outstanding at 4:00 p.m. (New York time) that day. The NAV is calculated each day on which NYSE Arca, Inc. (“NYSE Arca”) is open for regular trading, as soon as practicable after 4:00 p.m. (New York time).

E.	Distributions

Interest and distributions received by the Investing Pool on the assets posted as margin may be used to acquire additional CERFs or, in the discretion of the Sponsor, distributed to Shareholders. The Trust is under no obligation to make periodic distributions to Shareholders.

F.	Recent Accounting Standard

In May 2011, the Financial Accounting Standards Board (“FASB”) issued amended guidance to improve disclosure about fair value measurements which will require the following disclosures for fair value measurements categorized as Level 3: quantitative information about the unobservable inputs and assumptions used in the fair value measurement, a description of the valuation policies and procedures and a narrative description of the sensitivity of the fair value measurement to changes in unobservable inputs and the interrelationships between those unobservable inputs. In addition, the amounts and reasons for all transfers in and out of Level 1 and Level 2 will be required to be disclosed. The amended guidance is effective for financial statements for fiscal years beginning after December 15, 2011, and interim periods within those fiscal years. The

iShares® S&P GSCI™ Commodity-Indexed Trust

Notes to Financial Statements (Continued)

December 31, 2011

adoption of the additional disclosure requirements is not expected to materially impact the Trust’s financial statements and disclosures.

In December 2011, the FASB issued guidance to enhance current disclosure requirements on offsetting of certain assets and liabilities and enable financial statement users to compare financial statements prepared under U.S. GAAP and International Financial Reporting Standards (IFRS). The new disclosures are required for investments and derivative financial instruments subject to master netting agreements or similar agreements and require an entity to disclose both gross and net information about such investments and transactions eligible for offset in the statement of assets and liabilities. In addition, the standard requires disclosure of collateral received and posted in connection with master netting agreements or similar agreements. The guidance is effective for financial statements for fiscal years beginning after January 1, 2013, and interim periods within those fiscal years. Management is evaluating the impact of this guidance on the Trust’s financial statements and disclosures.

3 - Offering of the Shares

Shares are issued and redeemed continuously in one or more blocks of 50,000 Shares in exchange for a combination of CERFs and cash (or, in the discretion of the Sponsor, Short-Term Securities in lieu of cash). The baskets of CERFs and cash (or, in the discretion of the Sponsor, Short-Term Securities in lieu of cash) are transferred to or from the Investing Pool in exchange for limited liability company interests in the Investing Pool. In addition, the Investing Pool is required to deposit cash margin with its futures commission merchant with a value equal to 100% of the value of each CERF position at the time it is established.

Individual investors cannot purchase or redeem Shares in direct transactions with the Trust. The Trust transacts only with registered broker-dealers that have entered into a contractual arrangement with the Trust and the Sponsor governing, among other matters, the creation and redemption of Shares (such authorized broker-dealers are the “Authorized Participants”). Authorized Participants may redeem their Shares (as well as Shares on behalf of other investors) at any time on any business day in one or more blocks of 50,000 Shares. Redemptions of Shares in exchange for baskets of CERFs and cash (or, in the discretion of the Sponsor, Short-Term Securities in lieu of cash) are treated as sales for financial statement purposes.

On April 27, 2010, the Trust resumed accepting creation orders. Creation of new Shares of the Trust had been suspended since August 24, 2009.

On December 31, 2011, the Trust had 39,750,000 Shares outstanding.

4 - Trust Expenses

The Trust is not expected to directly bear any ordinary recurring expenses. The Sponsor has agreed to pay the following administrative, operational and marketing expenses: (1) the fees of the Trustee, Delaware Trustee, Trust administrator and processing agent, (2) NYSE Arca listing fees, (3) printing and mailing costs, (4) audit fees, (5) tax reporting costs, (6) license fees, and (7) up to $100,000 per annum in legal fees. The Sponsor has also paid the costs of the Trust’s organization and the initial sales of the Shares, including applicable SEC registration fees.

5 - Related Parties

The Sponsor, the Manager and the Trustee are considered to be related parties to the Trust. The Trustee’s fee is paid by the Sponsor and is not a separate expense of the Trust. The Manager is paid by the Investing Pool and that fee is an indirect expense of the Trust.

iShares® S&P GSCI™ Commodity-Indexed Trust

Notes to Financial Statements (Continued)

December 31, 2011

6 - Indemnification

The Sponsor and its shareholders, directors, officers, employees, affiliates (as such term is defined under the United States Securities Act of 1933, as amended) and subsidiaries are entitled to be indemnified by the Trust and held harmless against any loss, liability or expense arising out of or in connection with the performance of their obligations under the Trust Agreement or any actions taken in accordance with the provisions of the Trust Agreement and incurred without their (1) negligence, bad faith, willful misconduct or willful malfeasance or (2) reckless disregard of their obligations and duties under the Trust Agreement.

7 - Commitments and Contingent Liabilities

In the normal course of business, the Trust may enter into contracts with service providers that contain general indemnification clauses. The Trust’s maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Trust that have not yet occurred.

8 - Net Asset Value and Financial Highlights

The Trust is presenting the following net asset values and financial highlights related to investment performance and operations for a Share outstanding for the years ended December 31, 2011, 2010 and 2009. The net investment income (loss) and total expense ratios are calculated using average net assets. The net asset value presentation is calculated using daily Shares outstanding. The net investment income (loss) and total expense ratios have been annualized and include the allocation of net investment income (loss) and expenses from the Investing Pool. The total return is based on the change in net asset value of a Share during the period. An investor’s return and ratios may vary based on the timing of capital transactions.

	Years Ended December 31,
	2011		2010	2009
Net asset value per Share, beginning of period	$34.15		$31.67	$27.51

Net investment loss	(0.24)		(0.19)	(0.16)
Realized and unrealized gain (loss)	(0.87)		2.67	4.32

Net increase (decrease) in net assets from operations	(1.11)		2.48	4.16

Net asset value per Share, end of period	$33.04		$34.15	$31.67

Ratio to average net assets:
Net investment loss	(0.70)%		(0.63)%	(0.55)%
Expenses	0.80	% (a)	0.75%	0.75%
Total return, at net asset value	(3.25)%		7.83%	15.12%

(a)

The ratio of expenses to average net assets includes brokerage commissions and fees in connection with the roll of CERFs which expired in March 2011. Excluding such brokerage commissions and fees, the ratio of expenses to average net assets for the year ended December 31, 2011 would have been 0.75%.

9 - Investment Valuation

In accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosures, the Trust values investments using a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. Inputs may be based on independent market data

iShares® S&P GSCI™ Commodity-Indexed Trust

Notes to Financial Statements (Continued)

December 31, 2011

(“observable inputs”) or they may be internally developed (“unobservable inputs”). The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1	–	Inputs that reflect unadjusted quoted prices in active markets for identical assets or liabilities that the Trust has the ability to access as of the measurement date;

Level 2	–	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability either directly or indirectly, including inputs in markets that are not considered to be active; and

Level 3	–	Inputs that are unobservable for the asset or liability.

Substantially all of the net assets of the Trust consist of its interests in the Investing Pool, which are measured at fair value. Interests in the Investing Pool are classified as Level 2, as there are no active markets for interests in the Investing Pool, while all significant inputs for the value of the Investing Pool are directly observable to the Trust.

At December 31, 2011 and 2010, the fair value of the Trust’s interests in the Investing Pool equaled $1,313,291,939 and $1,799,879,995, respectively.

Disclosure regarding fair value measurements relating to the Investing Pool’s investment portfolio can be found in Note 10 of the Investing Pool’s Notes to Financial Statements.

10 - Subsequent Events

In connection with the preparation of the financial statements of the Trust as of and for the period ended December 31, 2011, management has evaluated the impact of all subsequent events on the Trust through the date the financial statements were issued and has determined that there were no subsequent events requiring adjustment or disclosure in the financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Manager and Members of

iShares® S&P GSCI™ Commodity-Indexed Investing Pool LLC:

In our opinion, the financial statements listed in the accompanying index present fairly, in all material respects, the financial position of iShares® S&P GSCI™ Commodity-Indexed Investing Pool LLC (the “Investing Pool”) at December 31, 2011 and 2010, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Investing Pool maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Sponsor’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting appearing under Item 9A. Our responsibility is to express an opinion on these financial statements and on the Investing Pool’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

February 29, 2012

iShares® S&P GSCI™ Commodity-Indexed Investing Pool LLC

Statements of Financial Condition

At December 31, 2011 and 2010

	December 31,
	2011	2010
Assets
Current Assets
Cash and cash equivalents	$94,645	$1,662,838
Cash and cash equivalents held at FCM (restricted)	27,248,073	76,335,484
Short-term investments held at FCM (restricted)	1,287,357,438	1,687,824,740
Receivable for variation margin on open futures contracts (Note 9)	—	35,184,200
Interest receivable	60	314

Total Assets	$1,314,700,216	$1,801,007,576

Liabilities and Members’ Equity
Current Liabilities
Payable for variation margin on open futures contracts (Note 9)	$552,020	$—
Management fee payable	839,539	1,110,188

Total Liabilities	1,391,559	1,110,188

Commitments and Contingent Liabilities (Note 7)	—	—
Members’ Equity
General member	16,718	17,393
Limited member	1,313,291,939	1,799,879,995

Total Members’ Equity	1,313,308,657	1,799,897,388

Total Liabilities and Members’ Equity	$1,314,700,216	$1,801,007,576

See notes to financial statements.

iShares® S&P GSCI™ Commodity-Indexed Investing Pool LLC

Statements of Operations

For the years ended December 31, 2011, 2010 and 2009

	Years Ended December 31,
	2011	2010	2009
Investment Income
Interest	$1,649,867	$1,971,686	$2,377,320

Total investment income	1,649,867	1,971,686	2,377,320

Expenses
Management fee	12,186,111	12,260,196	9,015,519
Brokerage commissions and fees	761,166	549	2,173

Total expenses	12,947,277	12,260,745	9,017,692

Net investment loss	(11,297,410)	(10,289,059)	(6,640,372)

Realized and Unrealized Gain (Loss)
Net realized gain on short-term investments	184,878	3,317	192,938
Net realized gain (loss) on futures contracts	165,822,260	(102,884,326)	(9,748,296)
Net change in unrealized appreciation/depreciation on futures contracts	(192,414,720)	231,742,984	218,816,737

Net realized and unrealized gain (loss)	(26,407,582)	128,861,975	209,261,379

Net gain (loss)	$(37,704,992)	$118,572,916	$202,621,007

See notes to financial statements.

iShares® S&P GSCI™ Commodity-Indexed Investing Pool LLC

Statements of Changes in Members’ Equity

For the years ended December 31, 2011, 2010 and 2009

	General Member	Limited Member	Total Members’ Equity
Members’ Equity, December 31, 2010	$17,393	$1,799,879,995	$1,799,897,388
Contributions	—	90,651,034	90,651,034
Redemptions	—	(539,534,773)	(539,534,773)
Net investment loss	(115)	(11,297,295)	(11,297,410)
Net realized gain on short-term investments	2	184,876	184,878
Net realized gain on futures contracts	1,497	165,820,763	165,822,260
Net change in unrealized appreciation/depreciation on futures contracts	(2,059)	(192,412,661)	(192,414,720)

Members’ Equity, December 31, 2011	$16,718	$1,313,291,939	$1,313,308,657

	General Member	Limited Member	Total Members’ Equity
Members’ Equity, December 31, 2009	$16,132	$1,759,350,446	$1,759,366,578
Contributions	—	249,730,155	249,730,155
Redemptions	—	(327,772,261)	(327,772,261)
Net investment loss	(97)	(10,288,962)	(10,289,059)
Net realized gain on short-term investments	—	3,317	3,317
Net realized loss on futures contracts	(994)	(102,883,332)	(102,884,326)
Net change in unrealized appreciation/depreciation on futures contracts	2,352	231,740,632	231,742,984

Members’ Equity, December 31, 2010	$17,393	$1,799,879,995	$1,799,897,388

	General Member	Limited Member	Total Members’ Equity
Members’ Equity, December 31, 2008	$14,018	$466,237,257	$466,251,275
Contributions	—	1,141,869,162	1,141,869,162
Redemptions	—	(51,374,866)	(51,374,866)
Net investment loss	(73)	(6,640,299)	(6,640,372)
Net realized gain on short-term investments	3	192,935	192,938
Net realized loss on futures contracts	(159)	(9,748,137)	(9,748,296)
Net change in unrealized appreciation/depreciation on futures contracts	2,343	218,814,394	218,816,737

Members’ Equity, December 31, 2009	$16,132	$1,759,350,446	$1,759,366,578

See notes to financial statements.

iShares® S&P GSCI™ Commodity-Indexed Investing Pool LLC

Statements of Cash Flows

For the years ended December 31, 2011, 2010 and 2009

	Years Ended December 31,
	2011	2010	2009
Cash Flows from Operating Activities
Net gain (loss)	$(37,704,992)	$118,572,916	$202,621,007
Adjustments to reconcile net gain (loss) to net cash provided by operating activities:
Purchases of short-term investments	(5,987,702,482)	(6,498,387,354)	(5,157,394,236)
Sales/maturities of short-term investments	6,389,945,318	6,534,781,614	3,857,121,324
Accretion of discount	(1,590,656)	(1,875,094)	(2,296,706)
Net realized gain on short-term investments	(184,878)	(3,317)	(192,938)
Change in operating assets and liabilities:
Cash and cash equivalents held at FCM (restricted)	49,087,411	(29,717,081)	(18,717,782)
Receivable for variation margin on open futures contracts	35,184,200	(35,184,200)	17,576,900
Interest receivable	254	(234)	1,275
Payable for variation margin on open futures contracts	552,020	(8,708,040)	8,708,040
Management fee payable	(270,649)	23,968	819,309

Net cash provided by (used in) operating activities	447,315,546	79,503,178	(1,091,753,807)

Cash Flows from Financing Activities
Contributions	90,651,034	249,730,155	1,141,869,162
Redemptions	(539,534,773)	(327,772,261)	(51,374,866)

Net cash provided by (used in) financing activities	(448,883,739)	(78,042,106)	1,090,494,296

Net increase (decrease) in cash and cash equivalents	(1,568,193)	1,461,072	(1,259,511)

Cash and Cash Equivalents
Beginning of period	1,662,838	201,766	1,461,277

End of period	$94,645	$1,662,838	$201,766

See notes to financial statements.

iShares® S&P GSCI™ Commodity-Indexed Investing Pool LLC

Schedule of Investments

At December 31, 2011

Face Amount	Security Description	Fair Value
	United States Treasury bills:
$288,446,000	0.00% due 2/16/12	$288,446,000
294,000,000	0.00%(a) - 0.04% due 4/05/12	293,983,069
315,000,000	0.01% due 5/24/12	314,987,400
390,000,000	0.03% - 0.04% due 6/07/12	389,940,969

	Total United States Treasury Bills – 98.02%(b)	$1,287,357,438

(a)	Rounds to less than 0.01%.
(b)	Percentage is based on members’ equity.

•	As of December 31, 2011, the open CERF’s were as follows:

Contracts	Expiration Date	Current Notional Amount	Net Unrealized Loss
27,601	March 2014	$1,310,495,480	$(73,861,629)

See notes to financial statements.

iShares® S&P GSCI™ Commodity-Indexed Investing Pool LLC

Notes to Financial Statements

At December 31, 2011

1 - Organization

The iShares® S&P GSCI™ Commodity-Indexed Investing Pool LLC (the “Investing Pool”) is a limited liability company organized under the laws of the State of Delaware on July 7, 2006 and commenced operations on July 10, 2006. Prior to May 9, 2007, the Investing Pool was known as the iShares® GSCI® Commodity-Indexed Investing Pool LLC. BlackRock Asset Management International Inc. (the “Manager”) is responsible for the administration of the Investing Pool. The Investing Pool holds long positions in futures contracts on the S&P GSCI™ Excess Return Index (“S&P GSCI-ER”) listed on the Chicago Mercantile Exchange (the “CME”) called Commodity Excess Return Futures (“CERFs”) and posts margin in the form of cash or short-term or similar securities, referred to as “Short-Term Securities,” to collateralize its CERF positions.

It is the objective of the Investing Pool that its performance will correspond generally to the performance of the S&P GSCI™ Total Return Index (the “Index”) before payment of the Investing Pool’s expenses.

The Investing Pool is a commodity pool, as defined in the regulations of the Commodity Futures Trading Commission (the “CFTC”) and is operated by the Manager, a commodity pool operator registered with the CFTC. The Manager is an indirect subsidiary of BlackRock, Inc. BlackRock Fund Advisors (the “Advisor”), an indirect subsidiary of BlackRock, Inc., serves as the commodity trading advisor of the Investing Pool and is registered with the CFTC.

The Investing Pool is not an investment company registered under the Investment Company Act of 1940, as amended.

2 - Summary of Significant Accounting Policies

A.	Basis of Accounting

The following is a summary of significant accounting policies consistently followed by the Investing Pool in the preparation of its financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates and these differences could be material.

Certain amounts in the financial statements for the prior year have been reclassified to conform to the current financial statement presentation.

B.	Investment in CERFs

CERFs are futures contracts listed on the CME whose settlement at expiration is based on the value of the S&P GSCI-ER at that time. The terms of the CERFs require the Investing Pool to deposit initial margin with a value equal to 100% of the value of each CERF position at the time the position is established, thereby making those positions unleveraged. Because of this, additional variation margin payments are not required. Although daily variation margins are not required, daily fluctuations in the value of the CERFs are recorded as an unrealized gain or loss. When a CERF is closed, the Investing Pool records a realized gain or loss based on the difference between the value of the CERF at the time it was opened and the value at the time it was closed. The Investing Pool will deposit with the clearing futures commission merchant (“FCM”) the required margin for the CERFs in

iShares® S&P GSCI™ Commodity-Indexed Investing Pool LLC

Notes to Financial Statements (Continued)

At December 31, 2011

the form of cash or Short-Term Securities. CERFs are derivative instruments valued at fair value, which the Manager has determined to be that day’s announced CME settlement price for the CERF. If there is no announced CME settlement price for the CERF on that day, the Manager will use the most recently announced CME settlement price unless the Manager determines that the price is inappropriate as a basis for the valuation of the CERFs. The Investing Pool’s investment in the CERFs has not been designated as a hedging instrument. As a result, all changes in the fair value are reflected in the Statements of Operations.

The investment objective of the Investing Pool is to seek investment results that correspond generally to the performance of the Index before payment of the Investing Pool’s expenses through holdings of long positions in CERFs.

For futures contracts, counterparty credit risk is mitigated because futures contracts are exchange-traded and the exchange’s clearing house acts as central counterparty to all exchange-traded futures contracts (although customers continue to have credit exposure to the clearing member who holds their account).

Please refer to Note 9 for additional disclosures regarding the Investing Pool’s investments in CERFs.

C.	Cash and Cash Equivalents

The Investing Pool defines cash and cash equivalents to be highly liquid investments with original maturities of three months or less.

As of December 31, 2011 and December 31, 2010, the Investing Pool had cash and cash equivalents held at its clearing FCM of $27,248,073 and $76,335,484, respectively, which were posted as margin to collateralize its CERF positions.

D.	Short-Term Investments

Short-term investments on the Statements of Financial Condition consist principally of short-term fixed income securities with original maturities of one year or less. These investments are valued at fair value.

As of December 31, 2011 and December 31, 2010, the Investing Pool had short-term investments held at its clearing FCM of $1,287,357,438 and $1,687,824,740, respectively, which were posted as margin to collateralize its CERF positions.

E.	Securities Transactions, Income and Expense Recognition

Securities transactions are accounted for on the trade date. Realized gains and losses on investment transactions are determined using the specific identification method. Other income and expenses are recognized on the accrual basis.

F.	Income Taxes

The Investing Pool is not an association taxable as a corporation and is treated as a partnership for federal, state and local income tax purposes.

No provision for federal, state, and local income taxes has been made in the accompanying financial statements because the Investing Pool is not subject to income taxes. Holders of interests in the Investing Pool are individually responsible for their own tax payments on their proportionate share of gains, losses, credits, or deductions.

iShares® S&P GSCI™ Commodity-Indexed Investing Pool LLC

Notes to Financial Statements (Continued)

At December 31, 2011

G.	Calculation of Net Asset Value

The net asset value of the Investing Pool on any given day is obtained by subtracting the Investing Pool’s accrued expenses and other liabilities on that day from the value of the assets of the Investing Pool, calculated as of 4:00 p.m. (New York time) on each day on which NYSE Arca, Inc. (“NYSE Arca”) is open for regular trading, as soon as practicable after that time.

H.	Recent Accounting Standard

In May 2011, the Financial Accounting Standards Board (“FASB”) issued amended guidance to improve disclosure about fair value measurements which will require the following disclosures for fair value measurements categorized as Level 3: quantitative information about the unobservable inputs and assumptions used in the fair value measurement, a description of the valuation policies and procedures and a narrative description of the sensitivity of the fair value measurement to changes in unobservable inputs and the interrelationships between those unobservable inputs. In addition, the amounts and reasons for all transfers in and out of Level 1 and Level 2 will be required to be disclosed. The amended guidance is effective for financial statements for fiscal years beginning after December 15, 2011, and interim periods within those fiscal years. The adoption of the additional disclosure requirements is not expected to materially impact the Investing Pool’s financial statements and disclosures.

In December 2011, the FASB issued guidance to enhance current disclosure requirements on offsetting of certain assets and liabilities and enable financial statement users to compare financial statements prepared under U.S. GAAP and International Financial Reporting Standards (IFRS). The new disclosures are required for investments and derivative financial instruments subject to master netting agreements or similar agreements and require an entity to disclose both gross and net information about such investments and transactions eligible for offset in the statement of assets and liabilities. In addition, the standard requires disclosure of collateral received and posted in connection with master netting agreements or similar agreements. The guidance is effective for financial statements for fiscal years beginning after January 1, 2013, and interim periods within those fiscal years. Management is evaluating the impact of this guidance on the Investing Pool’s financial statements and disclosures.

3 - Offering of the Investing Pool Interests

Interests in the Investing Pool (“Investing Pool Interests”) are issued only to and redeemable only by the iShares® S&P GSCI™ Commodity-Indexed Trust (the “Trust”) in exchange for a combination of CERFs and cash or Short-Term Securities in lieu of cash. The baskets of CERFs and cash or Short-Term Securities in lieu of cash are transferred to or from the Trust in exchange for Investing Pool Interests. Individual investors cannot purchase or redeem Investing Pool Interests. The Investing Pool transacts only with the Trust and the Manager.

Redemptions of Investing Pool Interests in exchange for CERFs and cash or Short-Term Securities in lieu of cash are treated as sales for financial statement purposes.

4 - Investing Pool Expenses

The Manager pays the amounts that would otherwise be considered the ordinary operating expenses, if any, of the Investing Pool. The Manager receives an allocation from the Investing Pool that accrues daily at an annualized rate equal to 0.75% of the net asset value of the Investing Pool.

iShares® S&P GSCI™ Commodity-Indexed Investing Pool LLC

Notes to Financial Statements (Continued)

At December 31, 2011

5 - Related Parties

BlackRock Institutional Trust Company, N.A. is the “Administrator” of the Investing Pool. The Manager and the Administrator are considered to be related parties to the Trust and Investing Pool. The Advisor is considered to be a related party to the Investing Pool. The Administrator’s and Advisor’s fees are paid by the Manager from the Investing Pool’s expense allocation to the Manager and are not a separate expense of the Investing Pool.

6 - Indemnification

The Trust, the Manager and any officers, agents and delegates of the Investing Pool (the “Indemnitees”) are entitled to indemnification from the Investing Pool for any loss, damage, claim or expense (including reasonable attorney’s fees) incurred by any Indemnitee by reason of any act or omission performed or omitted by such Indemnitee on behalf of the Investing Pool, unless such act or omission is the result of such Indemnitee’s gross negligence, bad faith or willful misconduct, and provided that such indemnity shall be provided out of, and only to the extent of, the Investing Pool’s assets.

7 - Commitments and Contingent Liabilities

In the normal course of business, the Investing Pool may enter into contracts with service providers that contain general indemnification clauses. The Investing Pool’s maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Investing Pool that have not yet occurred.

8 - Financial Highlights

The Investing Pool is presenting the following financial highlights related to investment performance and operations for the years ended December 31, 2011, 2010 and 2009. The net investment income (loss) and total expense ratios are calculated using average net assets and have been annualized. The total return is based on the change in the net asset value during the period.

	Years Ended December 31,
	2011		2010	2009
Ratio to average net assets:
Net investment loss	(0.70)%		(0.63)%	(0.55)%
Expenses	0.80	% (a)	0.75%	0.74%
Total return	(3.88)%		7.54%	14.61%

(a)

The ratio of expenses to average net assets includes brokerage commissions and fees in connection with the roll of CERFs which expired in March 2011. Excluding such brokerage commissions and fees, the ratio of expenses to average net assets for the year ended December 31, 2011 would have been 0.75%.

9 - Investing in CERFs

Substantially all of the Investing Pool’s assets are invested in CERFs. The CERFs’ settlement value at expiration is based on the value of S&P GSCI-ER at that time. Therefore, the value of the Investing Pool will fluctuate based upon the value of the S&P GSCI-ER and the prices of the commodities underlying the S&P GSCI-ER. The commodities markets have historically been extremely volatile. For the years ended December 31, 2011 and 2010, the average month-end notional amount of open CERFs were $1,634,239,228 and $1,637,577,662, respectively.

iShares® S&P GSCI™ Commodity-Indexed Investing Pool LLC

Notes to Financial Statements (Continued)

At December 31, 2011

The following table shows the variation margin on open futures contracts, by risk exposure category, on the Statements of Financial Condition for as of December 31, 2011 and December 31, 2010:

	Asset Derivatives	Fair Value	Liability Derivatives	Fair Value
December 31, 2011
Commodity contracts	Receivable for variation margin on open futures contracts	$—	Payable for variation margin on open futures contracts	$552,020

December 31, 2010
Commodity contracts	Receivable for variation margin on open futures contracts	$35,184,200	Payable for variation margin on open futures contracts	$—

The following table shows the effect of the futures contracts, by risk exposure category, on the Statements of Operations for the years ended December 31, 2011 and 2010 and 2009:

	Statements of Operations Location	Realized Gain (Loss)	Change in Unrealized Appreciation/Depreciation
December 31, 2011
Commodity contracts	Net realized gain (loss) on futures contracts	$165,822,260	$—
	Net change in unrealized appreciation/depreciation on futures contracts	—	(192,414,720)

December 31, 2010
Commodity contracts	Net realized gain (loss) on futures contracts	$(102,884,326)	$—
	Net change in unrealized appreciation/depreciation on futures contracts	—	231,742,984

December 31, 2009
Commodity contracts	Net realized gain (loss) on futures contracts	$(9,748,296)	$—
	Net change in unrealized appreciation/depreciation on futures contracts	—	218,816,737

10 - Investment Valuation

In accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosures, the Investing Pool values investments using a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. Inputs may be based on independent

iShares® S&P GSCI™ Commodity-Indexed Investing Pool LLC

Notes to Financial Statements (Continued)

At December 31, 2011

market data (“observable inputs”) or they may be internally developed (“unobservable inputs”). The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1	–	Inputs that reflect unadjusted quoted prices in active markets for identical assets or liabilities that the Investing Pool has the ability to access as of the measurement date;

Level 2	–	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability either directly or indirectly, including inputs in markets that are not considered to be active; and

Level 3	–	Inputs that are unobservable for the asset or liability.

Investments in CERFs are measured at fair value using CME settlement prices for CERFs. CERFs are classified as Level 1 investments, as CME settlement prices are quoted prices for identical assets in active markets. At December 31, 2011 and 2010, the fair value of CERFs equaled $1,310,495,480 and $1,798,137,200, respectively.

The terms of the CERFs require the Investing Pool to deposit initial margin with a value equal to 100% of the value of each CERF position at the time the position is established, thereby making those positions unleveraged. This margin collateral, in the form of short-term investments in U.S. Treasury bills, is valued at fair value. U.S. Treasury bills are classified as Level 2 investments, as these trade in markets that are not considered active, but whose values are based on inputs such as quoted market prices, dealer quotations or valuations provided by alternative pricing sources that are supported by observable inputs. At December 31, 2011 and 2010, the fair value of short-term investments equaled $1,287,357,438 and $1,687,824,740, respectively.

11 - Subsequent Events

In connection with the preparation of the financial statements of the Investing Pool as of and for the period ended December 31, 2011, management has evaluated the impact of all subsequent events on the Investing Pool through the date the financial statements were issued and has determined that there were no subsequent events requiring adjustment or disclosure in the financial statements.

iShares® S&P GSCI™ Commodity-Indexed Trust

iShares® S&P GSCI™ Commodity-Indexed

Investing Pool LLC

19,406,277 iShares®

April 24, 2012

PROSPECTUS

PART TWO

STATEMENT OF ADDITIONAL INFORMATION

iSHARES® S&P GSCI™ COMMODITY-INDEXED

TRUST

iSHARES® S&P GSCI™ COMMODITY-INDEXED

INVESTING POOL LLC

THIS STATEMENT OF ADDITIONAL INFORMATION IS THE SECOND PART OF A TWO-PART DOCUMENT AND SHOULD BE READ IN CONJUNCTION WITH THE DISCLOSURE DOCUMENT DATED APRIL 24, 2012. THE DISCLOSURE DOCUMENT AND THIS STATEMENT OF ADDITIONAL INFORMATION ARE BOUND TOGETHER, AND BOTH CONTAIN IMPORTANT INFORMATION.

APRIL 24, 2012

THE COMMODITY FUTURES MARKETS	1
GLOSSARY	2

THE COMMODITY FUTURES MARKETS

Futures contracts on physical commodities and commodity indices are traded on regulated futures exchanges, and physical commodities and other derivatives on physical commodities and commodity indices are traded in the over-the-counter market and on various types of physical and electronic trading facilities and markets. At present, all of the contracts included in the Index are exchange-traded futures contracts. An exchange-traded futures contract provides for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. A futures contract on an index of commodities provides for the payment and receipt of cash based on the level of the index at settlement or liquidation of the contract. A futures contract provides for a specified settlement month in which the cash settlement is made or in which the commodity or financial instrument is to be delivered by the seller (whose position is described as “short”) and acquired by the purchaser (whose position is described as “long”).

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin.” This amount varies based on the requirements imposed by the exchange clearing houses, but may be lower than 7% of the value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent daily payments as the price of the futures contract fluctuates. These payments are called “variation margin” and are made as the existing positions in the futures contract become more or less valuable, a process known as “marking to the market.”

Futures contracts are traded on organized exchanges known as “contract markets” in the United States. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss. Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm, referred to as a “futures commission merchant,” which is a member of the clearing house. The clearing house guarantees the performance of each clearing member that is a party to a futures contract by, in effect, taking the opposite side of the transaction. Clearing houses do not guarantee the performance by clearing members of their obligations to their customers.

Unlike equity securities, futures contracts, by their terms, have stated expirations and, at a specified point in time prior to expiration, trading in a futures contract for the current delivery month will cease. As a result, a market participant wishing to maintain its exposure to a futures contract on a particular commodity with the nearest expiration must close out its position in the expiring contract and establish a new position in the contract for the next delivery month, a process referred to as “rolling.” For example, a market participant with a long position in November crude oil futures that wishes to maintain a position in the nearest delivery month will, as the November contract nears expiration, sell November futures, which serves to close out the existing long position, and buy December futures. This will “roll” the November position into a December position, and, when the November contract expires, the market participant will still have a long position in the nearest delivery month.

Futures exchanges and clearing houses in the United States are subject to regulation by the CFTC. Exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain circumstances. See “Risk Factors—Risk Factors Relating to the Trust and the Investing Pool—Exchange position limits and other rules may restrict the creation of Baskets and the operation of the Investing Pool.”

Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. The structure and nature of trading on non-U.S. exchanges, however, may differ from this description.

1

GLOSSARY

In this prospectus, each of the following terms has the meaning set forth below:

“Administrator” — BlackRock Institutional Trust Company, N.A., a national banking association and an indirect subsidiary of BlackRock, Inc., when acting in its capacity as administrator of the Investing Pool.

“Advisor” — BlackRock Fund Advisors, a California corporation and an indirect subsidiary of BlackRock, Inc., when acting in its capacity as commodity trading advisor of the Investing Pool. BlackRock Fund Advisors is registered with the CFTC as a commodity trading advisor.

“Authorized Participant” — A person who, at the time of submitting to the Trustee, or any Trust Administrator appointed by the Trustee, an order to create or redeem one or more Baskets (1) is a registered broker-dealer and, if required in connection with its activities, a registered futures commission merchant, (2) is a DTC Participant, (3) has in effect a valid Authorized Participant Agreement and (4) is in a position to transfer CERFs and the required cash or Short-Term Securities to, or take delivery of these assets from, the Trustee through one or more accounts.

“Authorized Participant Agreement” — An agreement entered into by an Authorized Participant, the Trustee and the Sponsor that provides the procedures for the creation and redemption of Baskets.

“Basket” — A block of 50,000 Shares (as such number may be increased or decreased pursuant to the Trust Agreement).

“Basket Amount” — The amount of CERFs and cash (or, in the discretion of the Sponsor, Short-Term Securities in lieu of cash), that an Authorized Participant must deliver in exchange for one Basket, or that an Authorized Participant is entitled to receive in exchange for each Basket surrendered for redemption. The value of the Basket Amount will equal the product of the NAV and the number of Shares constituting a Basket, in each case as of the time of determination.

“Business Day” — Any day (1) on which none of the following occurs: (a) NYSE Arca is closed for regular trading, (b) the CME is closed for regular trading or (c) the Federal Reserve wire transfer system is closed for cash wire transfers, or (2) that the Trustee determines that it is able to conduct business.

“CERFs” — S&P GSCI™ Excess Return Index futures contracts traded on the CME.

“CFTC” — Commodity Futures Trading Commission, an independent agency with the mandate to regulate commodity futures and option markets in the United States, or any successor governmental agency in the United States.

“Clearing FCM” — Goldman, Sachs & Co., or any other futures commission merchant appointed by the Manager as clearing futures commission merchant for the Investing Pool.

“CME” — Chicago Mercantile Exchange Inc., or its successor.

“Code” — The United States Internal Revenue Code of 1986, as amended.

“Commodity Exchange Act” or “CEA” — The United States Commodity Exchange Act, as amended.

“Delaware Trustee” — Wilmington Trust Company, a Delaware banking corporation.

“DTC” — The Depository Trust Company, or its successor.

2

“DTC Participant” — An entity that has an account with DTC.

“EFRP” — An exchange for related positions that involves contemporaneous transactions in futures contracts and the underlying cash commodity or a closely related commodity or OTC instrument.

“ERISA” — The Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” — The United States Securities Exchange Act of 1934, as amended.

“FINRA” — Financial Industry Regulatory Authority, Inc.

“Index” — The S&P GSCI™ Total Return Index, formerly known as the GSCI® Total Return Index. For an explanation of how the Index is calculated, see “The Index and the S&P GSCI-ER—Calculation of the Index”.

“Indirect Participant” — An entity that has access to the DTC clearing system by clearing securities through, or maintaining a custodial relationship with, a DTC Participant.

“Investing Pool” — iShares® S&P GSCI™ Commodity-Indexed Investing Pool LLC, a limited liability company organized under the laws of the State of Delaware.

“Investing Pool Administrator” — State Street Bank and Trust Company, a trust company organized under the laws of Massachusetts, when acting in its capacity as administrator of the Investing Pool.

“Investing Pool Agreement” — The limited liability company agreement between the Trust and BlackRock Asset Management International Inc., as members.

“Investing Pool Interests” — The limited liability company interests issued by the Investing Pool to the Trust and the Manager, the two members of the Investing Pool. Investing Pool Interests may not be issued to or redeemed by any person other than the Trust and the Manager.

“Investment Company Act” — The Investment Company Act of 1940, as amended.

“Manager” — BlackRock Asset Management International Inc., a Delaware corporation and an indirect subsidiary of BlackRock, Inc., when acting in its capacity as the managing member of the Investing Pool. The Manager is registered with the CFTC as a commodity pool operator and serves in the capacity of commodity pool operator to the Investing Pool. The Manager will maintain a nominal equity interest in the Investing Pool.

“NAV” — The net asset value per Share.

“NFA” — National Futures Association.

“NYSE Arca” — NYSE Arca, Inc., a Delaware corporation and a registered U.S. national securities exchange, or its successor.

“Processing Agent” — SEI Investments Distribution Co., a Pennsylvania corporation, when acting in its capacity as an agent of the Trustee pursuant to the Trust Agreement.

“S&P GSCI™” — The S&P GSCI™ Commodity Index, which is a production-weighted index of the prices of futures contracts on physical commodities. The S&P GSCI™ is administered, calculated and published by the Index Sponsor, and was formerly known as the Goldman Sachs Commodity Index.

“S&P GSCI-ER” — The S&P GSCI™ Excess Return Index, formerly known as the GSCI® Excess Return Index. For an explanation of how the S&P GSCI-ER is calculated, see “The Index and the S&P GSCI-ER—Calculation of the S&P GSCI-ER”.

3

“SEC” — The Securities and Exchange Commission of the United States, or any successor governmental agency in the United States.

“Securities Act” — The United States Securities Act of 1933, as amended.

“Shareholders” — Owners of beneficial interests in the Shares.

“Shares” — Units of fractional undivided beneficial interest in the net assets of the Trust that are issued by the Trust.

“Short-Term Securities” — U.S. Treasury Securities or other short-term securities and similar securities, in each case that are eligible as margin deposits under the rules of the CME.

“Sponsor” — BlackRock Asset Management International Inc., a Delaware corporation and an indirect subsidiary of BlackRock, Inc., when acting in its capacity as Sponsor of the Trust. The Sponsor is registered with the CFTC as a commodity pool operator.

“Tax Administrator” — PricewaterhouseCoopers LLP, a limited liability partnership formed under the laws of the state of Delaware.

“Trust” — The iShares® S&P GSCI™ Commodity-Indexed Trust, a Delaware statutory trust formed pursuant to the Trust Agreement.

“Trust Administrator” — An administrator appointed by the Trustee pursuant to the Trust Agreement. The Trustee has appointed as Trust Administrator State Street Bank and Trust Company, a trust company organized under the laws of Massachusetts.

“Trust Agreement” — The Amended and Restated Trust Agreement among the Sponsor, the Trustee and the Delaware Trustee.

“Trustee” — BlackRock Institutional Trust Company, N.A., a national banking association and an indirect subsidiary of BlackRock, Inc., when acting in its capacity as Trustee of the Trust.

4

IS-P-GSG-0412